AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON May 26, 2005

                                                  Registration No.    333-122077
                                                                      ----------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                        POST EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM SB-2


                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933


                              SENSE HOLDINGS, INC.
                              --------------------
                 (Name of Small Business Issuer in Its Charter)


          Florida                    334110                   82-0326560
          -------                    ------                   ----------
      (State or Other          (Primary Standard                (I.R.S.
      Jurisdiction of              Industrial                  Employer
       Incorporation             Classification             Identification
      or Organization)               Number)                      No.)


                         4503 NW 103rd Avenue, Suite 200
                                Sunrise, FL 33351
                                (954) 726 - 1422
                         ------------------------------
          (Address and Telephone Number of Principal Executive Offices)


                          Dore Scott Perler, President
                         4503 NW 103rd Avenue, Suite 200
                                Sunrise, FL 33351
                                (954) 726 - 1422
                         ------------------------------
            (Name, Address and Telephone Number of Agent For Service)

                         ------------------------------

Approximate Date of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                           CALCULATION OF REGISTRATION FEE

                                                             Proposed               Proposed
   Title of Each                                              Maximum                Maximum             Amount of
Class of Securities                   Amount to be         Offering Price           Aggregate          Registration
  to be Registered                     Registered          Per Security           Offering Price           Fee *
--------------------                  ------------         --------------         --------------       ------------
Common Stock, par value
$.10 per share(1)                      14,153,078            $    0.235           $ 3,325,973(1)       $  421.40(1)
                                                                                                       ---------
Common stock, $.10
par value per share, issuable
upon exercise of common
stock purchase warrants(2)              4,412,290            $    1.50            $ 6,633,435(3)       $  840.45(3)
                                                                                                       ---------
Common stock, $.10
par value per share, issuable
upon exercise of common
stock purchase warrants(2)                353,800            $    0.50            $   176,900(3)       $   22.41(3)
                                                                                                       ---------
Common stock, $.10
par value per share, issuable
upon exercise of common
stock purchase warrants(2)                525,000            $    0.235           $   123,375(3)       $   15.63(3)
                                                                                                       ---------
Common stock, $.10
par value per share, issuable
upon exercise of common
stock purchase warrants(2)                100,000            $    0.50            $    50,000(3)       $    6.34(3)
                                                                                                       ---------
Common stock, $.10
par value per share, issuable
upon exercise of common
stock purchase warrants(2)                600,000            $    0.235           $   141,000(3)       $   17.86(3)
                                                                                                       ---------
Common stock, $.10
par value per share, issuable
upon exercise of common
stock purchase warrants(2)              2,450,000            $    0.50            $ 1,225,000(3)       $  155.21(3)
                                                                                                       ---------
Common stock, $.10
par value per share, issuable
upon exercise of common
stock purchase warrants(2)              1,231,500            $    0.235           $   289,403(3)       $   36.67(3)
                                                                                                       ---------

Total Registration Fee                                                                                 $1,515.97

-----------------------------

*  Previously paid.

         (1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457, based upon the average of the closing bid and asked prices for the common stock on June 29, 2004 of $.235.

         (2)      Shares issuable upon exercise of warrants.

         (3) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457, based upon the greater of market price or exercise price of the warrants.

Pursuant to Rule 416 under the Securities Act of 1933, there are also being registered such additional number of shares as may be issuable as a result of stock splits, dividends, reclassifications and similar adjustment provisions of the warrants.

Sense Holdings, Inc., hereby amends this registration statement on or such dates as may be necessary to delay its effective date until Sense Holdings, Inc., shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on the date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine and in accordance with Rule 473(a) of Regulation C.

                       Subject to Completion May 26, 2005

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.


                                   PROSPECTUS


                              SENSE HOLDINGS, INC.


                        23,680,668 SHARES OF COMMON STOCK

         This prospectus covers 23,680,668 shares of common stock of Sense Holdings, Inc. being offered by certain selling security holders, including 9,527,590 shares issuable upon exercise of outstanding warrants. We will not receive proceeds from the sale of shares by the selling security holders.

         Our common stock is traded over-the counter, on the OTC Bulletin Board, under the trading symbol "SEHO" (previously CTSMD). On May 19, 2005, the closing price for our common stock was $.19. There is currently only a limited trading market in our common stock and we do not know whether an active trading market will develop.

            THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. SEE "RISK
                          FACTORS" BEGINNING ON PAGE 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

             The date of this prospectus, as amended is May 26, 2005

                               PROSPECTUS SUMMARY

THE COMPANY

Sense Holdings, Inc. is a Florida corporation. We design, develop, manufacture and sell fingerprint-based identification products and systems that incorporate state-of-the-art biometric technology to verify a person's identity. We have developed two turn-key integrated applications that incorporate our proprietary BioClock(R) hardware platform:

      o Our "CheckPrint(R) T/A" systems are designed primarily for use by employers desiring to verify the presence of employees at the workplace, and to monitor their time and attendance at work.

      o Our "CheckPrint(R) A/C" systems are designed to permit access to locked buildings, offices or other secured areas only to selected individuals, whose identities can be verified using our fingerprint identification software.

We have also licensed certain patented technology designed to detect unexploded ordinance including bombs, grenades, shells, rockets, and other explosive devices. We believe that this technology will enable us to develop products for governmental use, as well as for security-related applications including airport security. No products have yet been developed incorporating the licensed technology.

Our executive offices are located at 4503 NW 103rd Avenue, Suite 200, Sunrise, FL 33351, and our telephone number there is (954) 726-1422. References in this prospectus to "we", "us" and "our," are to Sense Holdings, Inc. and its wholly-owned subsidiary, Micro Sensor Technologies, Inc.


THE OFFERING

         Common Stock Outstanding:

              Prior to this Offering .................33,323,858 shares

              After this Offering ....................42,851,448 shares, including 9,527,590 shares
                                                      covered by this prospectus
                                                      that are issuable upon
                                                      exercise of outstanding
                                                      warrants.

              Common Stock Reserved ..................2,085,000 have been granted, under our stock
                                                      option plans, and
                                                      2,256,340 shares covered
                                                      by incentive plans have
                                                      not yet been granted.

SELECTED FINANCIAL DATA

The following summary of our financial information has been derived from our consolidated financial statements that are included elsewhere in this prospectus. The information for the years ended December 31, 2004 and 2003 is derived from our audited consolidated financial statements as filed with the Securities and Exchange Commission and the information for the three months ended March 31, 2005 and 2004 is derived from our unaudited consolidated financial statements as filed with the Securities and Exchange Commission.

OPERATION DATA
--------------

                                        THREE MONTHS ENDED
                                             MARCH 31,                               YEARS ENDED DECEMBER 31,
                                  ------------------------------                ---------------------------------
                                      2005              2004                        2004                2003
                                      ----              ----                        ----                ----
OPERATIONS DATA                   (UNAUDITED)        (UNAUDITED)
Net sales                         $   47,863         $   56,475                 $    139,321        $    444,147
Cost of sales                     $   10,320         $   10,214                 $     55,581        $    169,681
Gross profit                      $   37,543         $   46,261                 $     83,740        $    274,466
Loss from operations              $ (392,375)        $ (218,834)                $ (1,395,744)       $ (1,251,829)
Net loss                          $ (391,090)        $ (266,246)                $ (1,499,284)       $ (1,409,675)
Net loss per share                $    (0.01)        $    (0.01)                $      (0.06)       $      (0.08)

BALANCE SHEET DATA
                                   MARCH 31, 2005                              DECEMBER 31, 2004
                                  ---------------                              -----------------
                                    (UNAUDITED)
Working capital                     $  522,193                                    $   581,156
Total assets                        $  773,070                                    $   845,129
Current assets                      $  693,154                                    $   762,949
Long-term debt                      $        -                                    $         -
Stockholders' equity                $  602,109                                    $   663,336

RISK FACTORS

Readers should carefully consider the following risk factors and all other information contained in this Registration Statement. Investing in our common stock involves a high degree of risk. Any of the following risks could adversely affect our business, financial condition and results of operations and could result in a complete loss of your investment. No assurances can be given that the risks and uncertainties described below are the only risks and uncertainties that we face.

RISKS RELATED TO OUR BUSINESS

OUR WEAK FINANCIAL CONDITION HAS RAISED, AND WILL LIKELY CONTINUE TO RAISE, SUBSTANTIAL DOUBT REGARDING OUR ABILITY TO CONTINUE AS A "GOING CONCERN," WE HAVE EXPERIENCED HISTORICAL LOSSES WE MAY HAVE TO CEASE OPERATIONS IF WE DO NOT GENERATE MEANINGFUL REVENUE AND ACHIEVE PROFITABILITY AND INVESTORS MAY LOSE THEIR INVESTMENT

We have incurred substantial operating and net losses, as well as negative operating cash flows, since our inception. For the fiscal years ended December 31, 2004 and 2003, we experienced net losses of ($1,499,284) and ($1,409,675), respectively. At March 31, 2005, we had an accumulated deficit of ($9,618,145). Our operating results for future periods will include significant expenses, including product development expenses, sales and marketing costs, programming and administrative expenses, for which we may not have offsetting revenues or available capital. As a result, we may never generate meaningful revenue and/or achieve profitability in the future.

Our current losses and our continuing use of cash in operations significant, among other factors, resulted in our independent certified public accountants modifying their audit report on our consolidated financial statements for the fiscal years ended December 31, 2004 and 2003 to express substantial doubt as to our ability to continue as a going concern. We remain in need of substantial additional investment capital to fund our longer-term operating needs, including the servicing of our remaining debt obligations and the conducting of those marketing activities we believe necessary to achieve meaningful sales growth.

OUR BUSINESS IS CAPITAL INTENSIVE AND ADDITIONAL FINANCING MAY NOT BE AVAILABLE, AS SUCH, ESPECIALLY IN LIGHT OF OUR HISTORICAL LOSSES, WE MAY HAVE TO CEASE OPERATIONS AND INVESTORS MAY LOSE THEIR INVESTMENT.

Our operations are capital intensive and our growth and ongoing operations will consume a substantial portion of our available working capital. We have engaged in numerous financing activities over the past few years but have been unable to utilize the funds raised to achieve positive financial results. Furthermore, we will require additional capital in order to fund our operations, and we do not have any commitments for additional financing. Additional funding, if required, may not be available, or if available, may not be available upon favorable terms. Insufficient funds will prevent, or delay, us from implementing our business strategy. Due to our small revenue base, low level of working capital and the inability to conclude development agreements with major manufacturing companies, we have been unable aggressively pursue our product development strategy to date. We will require significant additional financing and/or a strategic alliance with a well-funded development partner to undertake our business plan. Failure to receive additional funding or enter into a strategic alliance could limit our growth, limit our likelihood of profitability and worsen our financial condition and may correspondingly decrease the market price of our common stock, or may cause us to cease operations all together.

OUR CONTINUED SALE OF EQUITY SECURITIES WILL DILUTE EXISTING SHAREHOLDERS AND MAY DECREASE THE MARKET PRICE FOR OUR COMMON STOCK.

Given our limited revenues and prospect for revenues for the 2005 fiscal year, we will require additional financing which will require the issuance of additional equity securities. We expect to continue our efforts to acquire further financing in the future to fund additional marketing efforts, product development expenses, programming and administrative expenses, which will result in future dilution to existing outstanding shareholders.

BECAUSE WE ARE DEPENDENT UPON A FEW MAJOR CUSTOMERS FOR SUBSTANTIALLY ALL OF OUR CURRENT SALES, THE LOSS OF ANY ONE OF THEM WOULD REDUCE OUR REVENUES, LIQUIDITY AND HINDER OUR ABILITY TO BECOME PROFITABLE, AS SUCH, WE MAY HAVE TO CEASE OPERATIONS AND INVESTORS MAY LOSE THEIR INVESTMENT.

Significant portions of our sales to date have been, and will continue to be, made through a small number of significant customers. Specifically, four customers accounted for approximately eighty-seven percent (87%) of our revenues for the fiscal year ended December 31, 2003. Specifically, American Airlines accounted for 33%, Federal Express accounted for 26.8%, Just for Kids accounted for 14.7% and Pearson Education accounted for 13.4%. These same four customers account for eighty percent (80%) of the accounts receivable at year ending December 31, 2003. Just for Kids accounted for 26.5%, Federal Express accounted for 22.4%, American Airlines accounted for 18.5% and Pearson Education accounted for 12.8%. Approximately 72% of our sales for the year ended December 31, 2004, were derived from three customers, American Airlines, Federal Express, and Pearson Education. These three customers accounted for 57% of the outstanding gross accounts receivable at December 31, 2004. Any disruption in our relationships with one or more of these customers, or any significant variance in the magnitude or the timing of orders from any one of these customers, may result in decreases in our results of operations, liquidity and cash flows. Any such adverse operating results will likely decrease the market price of our common stock.

WE DEPEND ON THE CONTINUED SERVICES OF OUR EXECUTIVE OFFICERS AND THE LOSS OF A KEY EXECUTIVE COULD SEVERELY IMPACT OUR OPERATIONS, CAUSE DELAY AND ADD EXPENSE TO OUR OPERATION.

The execution of our present business plan depends on the continued services of Dore Scott Perler, our Chief Executive Officer and President, Andrew Goldrich, our Chief Financial Officer and Vice President, and Shawn Tartaglia, our Chief Technical Officer. We do not currently maintain key-man insurance on their lives. While we have entered into employment agreements with each of them, the loss of any of their services would be detrimental to our business, financial condition and results of operations. We may not retain or replace the services of our key officers.

WE HAVE ELECTED NOT TO VOLUNTARILY ADOPT VARIOUS CORPORATE GOVERNANCE MEASURES, WHICH MAY RESULT IN SHAREHOLDERS HAVING LIMITED PROTECTIONS AGAINST INTERESTED DIRECTOR TRANSACTIONS, CONFLICTS OF INTEREST AND SIMILAR MATTERS.

Recent Federal legislation, including the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of the corporate management and the securities markets. We have not yet adopted these corporate governance measures and, since our securities are not yet listed on a national securities exchange or Nasdaq, we are not required to do so. However, to the extent we seek to have our Common Stock listed on a national securities exchange or Nasdaq, such requirements will require us to make changes to our current corporate governance practices, which changes may be costly and time consuming. Furthermore, the absence of such practices with respect to our Company may leave our shareholders without protections against interested director transactions, conflicts of interest and similar matters. As an example of one Sarbanes-Oxley requirement, currently none of the members of our board of directors are considered to be "independent" for purposes of Sarbanes-Oxley. We may not be able to attract a sufficient number of directors in the future to satisfy this requirement if it becomes applicable to us.

WE MAY BE EXPOSED TO POTENTIAL RISKS RELATING TO OUR INTERNAL CONTROLS OVER FINANCIAL REPORTING AND OUR ABILITY TO HAVE THOSE CONTROLS ATTESTED TO BY OUR INDEPENDENT AUDITORS.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002 ("SOX 404"), the Securities and Exchange Commission adopted rules requiring public companies to include a report of management on the company's internal controls over financial reporting in their annual reports, including Form 10-KSB. In addition, the independent registered public accounting firm auditing a company's financial statements must also attest to and report on management's assessment of the effectiveness of the company's internal controls over financial reporting as well as the operating effectiveness of the company's internal controls. We were not subject to these requirements for the fiscal year ended December 31, 2004. We are evaluating our internal control systems in order to allow our management to report on, and our independent auditors attest to, our internal controls, as a required part of our Annual Report on Form 10-KSB beginning with our report for the fiscal year ended December 31, 2006.

While we expect to expend significant resources in developing the necessary documentation and testing procedures required by SOX 404, there is a risk that we will not comply with all of the requirements imposed thereby. At present, there is no precedent available with which to measure compliance adequacy. Accordingly, there can be no positive assurance that we will receive a positive attestation from our independent auditors.

In the event we identify significant deficiencies or material weaknesses in our internal controls that we cannot remediate in a timely manner or we are unable to receive a positive attestation from our independent auditors with respect to our internal controls, investors and others may lose confidence in the reliability of our financial statements and our ability to obtain equity or debt financing could suffer.

FAILURE OF OUR INTERNAL SYSTEMS MAY CAUSE SYSTEM DISRUPTIONS, REDUCE LEVELS OF CUSTOMER SERVICE, AND OTHERWISE DAMAGE OUR OPERATIONS WHICH COULD LEAD TO LOST SALES AND MAY INCREASE OUR OVERHEAD WHICH WOULD ADD EXPENSE AND DELAY OUR OPERATIONS.

We use internally developed systems to operate our service and for transaction processing, including billing and collections processing. We must continually improve these systems in order to meet the level of use. Furthermore, in the future, we may add features and functionality to our products and services using internally developed or third party licensed technologies. Our inability to:

      a) add software and hardware;

      b) develop and upgrade existing technology, transaction processing systems and network infrastructure to meet increased volume through our processing systems; or

      c) provide new features or functionality may cause system disruptions, slower response times, reductions in levels of customer service, decreased quality of the user's experience, and delays in reporting accurate financial information. Any such failure could result in a loss of business and worsen our financial condition and may correspondingly decrease the market price of our common stock.

RISKS RELATED TO OUR INTELLECTUAL PROPERTY

WE HAVE ACQUIRED LICENSE RIGHTS TO CERTAIN PATENTED INTELLECTUAL PROPERTY; HOWEVER, WE MAY NOT BE SUCCESSFUL IN DEVELOPING OR MARKETING COMMERCIALLY VIABLE PRODUCTS INCORPORATING THE INTELLECTUAL PROPERTY, WHICH COULD ADD EXPENSE AND DELAY OPERATIONS.

We acquired Micro Sensor and the MEMS technology but have not yet commercially exploited such intellectual property through the development of final products. Although we may never develop or market products incorporating the intellectual property, we may still remain responsible for paying minimum annual royalties to the licensor.

WE WILL BE REQUIRED TO PAY MINIMUM ANNUAL ROYALTIES FOR LICENSED INTELLECTUAL PROPERTY EVEN IF WE ARE UNABLE TO GENERATE REVENUES FROM OUR USE OF THE INTELLECTUAL PROPERTY, WHICH COULD ADD EXPENSE AND DELAY OPERATIONS.

We have agreed to pay UT-Battelle, the operator of the Department of Energy's Oak Ridge National Laboratory, 2.5% of revenues we generate from sales of products incorporating the technology we have licensed. Even if we are unsuccessful in either developing or marketing products incorporating the licensed technology, we have agreed to pay UT-Battelle minimum annual royalties during each year of the license agreement. Minimum annual royalties of $6,125 paid on the new third anniversary date of June 2004, $10,000 due on the fourth anniversary date, $15,000 due on the fifth anniversary date, $20,000 due on the sixth anniversary date and $25,000 for the seventh and succeeding anniversary years of the term. The term ends June 2016. The payment of these minimum annual royalties absent offsetting revenues from product sales may result in decreases in our results of operations, liquidity and cash flows. Any such adverse operating results will likely decrease the market price of our common stock.

THERE IS UNCERTAINTY OVER WHETHER INTELLECTUAL PROPERTY WE HAVE LICENSED, OPTIONED OR OTHERWISE HAVE RIGHTS TO INFRINGE ON THE RIGHTS OF THIRD PARTIES, WHICH COULD ADD EXPENSE AND DELAY OPERATIONS.

We acquired Micro Sensor from its shareholders, including UTEK Corporation. While UTEK has represented to us that, to the best of their knowledge, Micro Sensor's licensed explosive detection technology does not infringe on the rights of any third party, UTEK has also advised us that they did not undertake a formal patent search or other investigation as to whether the detection technology infringes on the rights of any third party. In the event it is ultimately found that this technology does infringe on the rights of a third party, we may be prohibited from developing or marketing products incorporating the technology, we may remain responsible for paying minimum annual royalties to the licensor and we may be liable for damages to the third party upon whose technology we may have infringed.

We also acquired the right to purchase intellectual property rights related to the keyless access and operation of a vehicle under a March 2004 option agreement entered into with the patent inventor, as amended on September 13, 2004 (See OPTION TO PURCHASE KEYLESS OPERATION OF VEHICLE PATENT elsewhere in this prospectus). While such inventor has represented to us that, to the best of his knowledge, the invention does not infringe on the rights of any third party, in the event it is ultimately found that this technology does infringe on the rights of a third party, we may be prohibited from developing or marketing products incorporating the technology, and we may be liable for damages to the third party upon whose technology we may have infringed.

WE MAY BE UNABLE TO PROTECT OUR PROPRIETARY RIGHTS, THEREBY PERMITTING COMPETITORS TO DEVELOP THE SAME OR SIMILAR PRODUCTS AND TECHNOLOGIES TO OURS, WHICH COULD ADD EXPENSE AND DELAY OPERATIONS.

Our future results and ability to compete will be dependent, in large part, upon the marketing and sales of our developed proprietary products and technologies, the development of future proprietary products and technologies and the commercialization of licensed and purchased patented technologies. We intend to rely primarily upon copyright, trade secret and trademark laws to protect the proprietary components of our systems. While we have filed U.S. patent applications covering certain of our systems, the patent applications may not result in the issuance of a patent. Additionally, if granted, any patent may be successfully challenged and will not provided us with meaningful proprietary protections or that we may not have the financial resources to mount sustained patent defense. Also, while we have licensed or optioned certain patented technologies, the validity of these patents may be challenged in the future or a claim of infringement of a holder of a previously filed patent may be claimed. We could also incur substantial costs in asserting our intellectual property or proprietary rights against others or if others assert their rights against us. The failure to successfully protect our intellectual property and proprietary rights could enable others to duplicate or claim rights to our products and systems or otherwise develop similar or competitive products and systems which may result in decreases in our results of operations, liquidity and cash flows. Any such decreases may correspondingly decrease the market price of our common stock.

RISKS RELATED TO THE INDUSTRIES IN WHICH WE OPERATE

WE FACE SEVERE COMPETITION FROM TIME AND ATTENDANCE PROVIDERS, SECURITY COMPANIES, IN GENERAL, BIOMETRIC SECURITY DEVICE PROVIDERS, EXPLOSIVE DETECTION COMPANIES AND KEYLESS VEHICLE OPERATION COMPANIES, MANY OF WHOM HAVE GREATER RESOURCES THAN WE DO, WHICH COULD CAUSE US TO LOSE SALES ADD EXPENSE AND DELAY OUR OPERATIONS.

We may be unable to effectively compete in the marketplaces in which we operate. We engage in providing time and attendance resources to employers in several sectors of the marketplace. We also provide building access control security devices, and we are developing technologies for explosive detection and the keyless operation of vehicles.

Our time and attendance and control access security devices incorporate biometric fingerprint technology, "smartcard" technology, or other data input technologies. We will compete with other providers of time and attendance services, as well as with access control, security companies. Our competitors in time and attendance applications include Kronos, Simplex, Smartime Software, Time and Tech.com and Unitime Systems. Other biometric technology providers include Identix, Secugen, Bioscrypt, and Fujitsu. These providers use traditional technologies employed in identification and access control, as well as biometric technologies.

Our explosive detection technology is still in the developmental stage as it incorporates the MEMS technology, which has yet to be commercially exploited. There are several other explosive detection providers that have significant inroads to the market sector. There are also government compliance issues that certain of our competitors in this field have already overcome. One specific competitor is Invision Technologies, Inc., which has agreed to be acquired by GE Infrastructure, a unit of General Electric, for $900 million. Invision's technology is not MEMS-based and it is widely used by the U.S. Transportation and Safety Administration.

Our keyless operation technology for motor vehicles, for which we have optioned to purchase the rights to, is embodied in a working proto-type. We have yet to enter into an agreement with anyone to use the technology. There are several large and established automobile companies that have started to offer keyless operation for vehicles including, Lexus, Mercedes and BMW. The technologies used by these competitors do not identify a person by a biometric but do allow keyless operation and, moreover, these products are currently being sold.

Most of these competitors have a longer operating history than we do and many of them have substantially greater financial and other resources than we do. As a result, we will likely encounter greater difficulty in implementing our business plans than will our competitors. The introduction of similar or superior products by current or future competitors may result in decreases in our results of operations, liquidity and cash flows. Any such decreases may correspondingly decrease the market price of our common stock.

WE ARE DEPENDENT UPON THIRD PARTY SOFTWARE, AND IF WE HAVE DIFFICULTY OBTAINING NECESSARY SOFTWARE, WE WILL BE UNABLE TO MEET CONTRACTUAL OBLIGATIONS, WHICH COULD CAUSE US TO LOSE SALES AND ADD EXPENSE AND DELAY OUR OPERATIONS.

We license software from Integrated Design, Inc. pursuant to a contract that enables the data gathered by CheckPrint(R) T/A systems to be formatted and transmitted to third party payroll services. Either party, on ninety days prior written notice with or without cause, may terminate such agreement. In the event such agreement was terminated, we would be required to license similar software from a third party vendor or develop our own links for data export. Any failure or delay in licensing or developing such software could result in our inability to meet our contractual obligations and may result in decreases in our results of operations, liquidity and cash flows. Any such decreases may correspondingly decrease the market price of our common stock.

OTHER TYPES OF BIOMETRIC SECURITY DEVICES ARE BEING DEVELOPED AND MARKETED, AND WE ARE UNCERTAIN IF FINGERPRINT BIOMETRIC SECURITY DEVICES WILL BE ACCEPTED IN THE MARKETPLACE, WHICH COULD CAUSE US TO LOSE SALES ADD EXPENSE AND DELAY OUR OPERATIONS.

Our developed products incorporate fingerprint biometrics as the basis for authenticating a person's identity. Other forms of biometric identification, including iris scanning, voice patterns and signature verification, are being marketed, developed and tested, both by us and others. We have integrated several other forms of biometrics into our products on a proto-type basis, but the fingerprint remains our standard offering. Our future results will be dependent on our ability to successfully market our biometric systems and support services to end-users, distributors and resellers. Successful marketing will depend upon the acceptance of fingerprint biometrics as a preferred form of identification. We have not commissioned a formal market or research study to determine whether fingerprint identification is preferred to other forms of biometric identification or whether sufficient demand for our products and services exists to enable us to sustain operations, expand or achieve profitability. A lack of demand for fingerprint biometric systems could reduce our revenues of approximately $140,000 attributable almost exclusively to sales of systems incorporating a fingerprint biometric, and may result in decreases in our results of operations, liquidity and cash flows. Any such decreases may correspondingly decrease the market price of our common stock.

OUR PRODUCTS RELY ON FINGERPRINT BIOMETRICS AND THE LACK OF TECHNOLOGICAL DIVERSIFICATION IN OUR PRODUCTS COULD CAUSE OUR RESULTS TO SUFFER, WHICH COULD CAUSE US TO LOSE SALES ADD EXPENSE AND DELAY OUR OPERATIONS.

Almost all of our products and systems incorporate fingerprint biometric technology. Our future results may depend on the continued reliability and acceptance of Biometrics as a method of identity verification. As a result, in the event of unforeseen adverse events in the development, enhancement, reliability, marketing or acceptance of fingerprint biometrics, we will be unable to temper its effects by relying upon sales of other products. In addition, we do not currently know when products under development incorporating other biometrics, explosive detection technology and keyless vehicle operation will generate revenues, or whether they can be successfully marketed. In light of our lack of product diversification unforeseen events related to our narrow product offering may result in decreases in our results of operations, liquidity and cash flows. Any such decreases may correspondingly decrease the market price of our common stock.

TRADING IN OUR COMMON STOCK DURING 2004 WAS LIMITED, SO OUR SHAREHOLDERS MAY NOT BE ABLE TO SELL AS MUCH STOCK AS THEY WANT AT PREVAILING PRICES.

Shares of the common stock are traded on the OTCBB. Approximately 183,000 shares were traded on an average daily trading basis during 2004. If limited trading in the common stock continues, it may be difficult for our shareholders to sell in the public market at any given time at prevailing prices. Also, the sale of a large block of our common stock at any time could depress the price of our common stock to a greater degree than a company that typically has higher volume of trading of securities.

RISK RELATED TO OUR SECURITIES AND CAPITAL STRUCTURE

THE LIMITED PRIOR PUBLIC MARKET AND TRADING MARKET MAY CAUSE POSSIBLE VOLATILITY IN OUR STOCK PRICE WHICH MAY CAUSE YOU TO LOSE SOME OR ALL OF YOUR INVESTMENT.

There has only been a limited public market for our common stock and an active trading market in our common stock may not be maintained. The OTCBB is an unorganized, inter-dealer, over-the-counter market that provides significantly less liquidity than NASDAQ, and quotes for stocks included on the OTCBB are not listed in the financial sections of newspapers, as are those for the NASDAQ Stock Market. In addition, the stock market in recent years has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies. The trading price of our common stock is expected to be subject to significant fluctuations in response to variations in quarterly operating results, changes in analysts' earnings estimates, announcements of innovations by us or our competitors, general conditions in the industry in which we operate and other factors. These fluctuations, as well as general economic and market conditions, may decrease the market price of our common stock.

THE MARKET PRICE FOR OUR COMMON STOCK MAY BE SUBJECT TO EXTREME VOLATILITY, WHICH MAY CAUSE YOU TO LOSE SOME OR ALL OF YOUR INVESTMENT.

The market for securities of high-technology companies, including companies such as ours that participate in emerging markets, has historically been more volatile than the market for stocks in general. As a result, the price of our common stock may be subject to wide fluctuations in response to factors some of which are beyond our control, including, without limitation, the following:

      o  Quarter-to-quarter variations in our operating results;
      o  Our announcement of material events;
      o  Price fluctuations in sympathy to others engaged in our industry; and,
      o  The effects of media coverage of our business

PENNY STOCK REGULATIONS MAY IMPOSE CERTAIN RESTRICTIONS ON MARKETABILITY OF THE COMPANY'S SECURITIES, WHICH MAY CAUSE YOU TO LOSE SOME OR ALL OF YOUR INVESTMENT.

The Securities and Exchange Commission has adopted regulations which generally define a "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. As a result, our common stock is subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Securities and Exchange Commission relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our securities and may affect the ability of investors to sell our securities and the price at which such purchasers can sell any such securities.

Our shareholders should be aware that, according to the Securities and Exchange Commission, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

      o Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;
      o Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;
      o "Boiler room" practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;
      o Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and
      o The wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

Our management is aware of the abuses that have occurred historically in the penny stock market.

ADDITIONAL AUTHORIZED SHARES OF COMMON STOCK AND PREFERRED STOCK AVAILABLE FOR ISSUANCE MAY DECREASE THE MARKET PRICE FOR OUR COMMON STOCK.

We are authorized to issue 100,000,000 shares of common stock. As of the date of prospectus, there were 33,323,858 shares of common stock issued and outstanding. We have also reserved a total of 13,418,930 shares for future issuance consisting of 2,085,000 shares issuable upon the exercise of options that have been granted, approximately 2,056,340 shares available for issuance under our stock option plans and 9,277,590 shares issuable upon exercise of warrants that have been granted. The options and warrants are exercisable at prices ranging from $.16 to $1.50 per share. To the extent stock is issued upon the exercise of options or warrants, our existing shareholders will experience further dilution. In addition, in the event that any future financing should be in the form of, be convertible into or exchangeable for, equity securities, the issuance of our shares upon their exercise will result in additional dilution.

WE MAY ISSUE PREFERRED STOCK, WHICH MAY DECREASE THE MARKET PRICE FOR OUR COMMON STOCK AND MAY HAVE RIGHT SUPERIOR TO YOUR COMMON STOCK RIGHTS.

In addition to the above-referenced shares of common stock that we may issue without shareholder approval, we have the right to authorize and issue preferred stock. We presently have no issued and outstanding shares of preferred stock and while we have no present plans to issue any shares of preferred stock, our Board of Directors has the authority, without shareholder approval, to create and issue one or more series of such preferred stock and to determine the voting, dividend and other rights of holders of such preferred stock. The issuance of any of such series of preferred stock may have superior rights to the holders of common stock.

WE HAVE NO HISTORY OF PAYING DIVIDENDS ON OUR COMMON STOCK.

We have never paid any cash dividends on our shares of common stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future. We plan to retain any future earnings to finance growth. If we decide to pay dividends to the holders of the common stock, such dividends may not be paid on a timely basis.

OUR COMMON STOCK IS THINLY TRADED AND AN ACTIVE AND VISIBLE TRADING MARKET FOR OUR COMMON STOCK MAY NOT DEVELOP.

Our common stock is currently traded on a limited basis on the OTC Bulletin Board under the symbol "SEHO". The quotation of our common stock on the OTCBB does not assure that a meaningful, consistent and liquid trading market currently exists. We cannot predict whether a more active market for our common stock will develop in the future. In the absence of an active trading market:

o Investors may have difficulty buying and selling or obtaining market quotations; o Market visibility for our common stock may be limited; and o A lack of visibility for our common stock may have a depressive effect on the market price for our common stock.

OTHER RISKS

LIMITATION ON DIRECTOR/OFFICER LIABILITY MAY LIMIT THE AMOUNT YOU CAN RECOVER FOR A BREACH OF FIDUCIARY DUTIES BY AN OFFICER OR DIRECTOR.

As permitted by Florida law, our certificate of incorporation limits the liability of our directors for monetary damages for breach of a director's fiduciary duty except for liability in certain instances. As a result of our charter provision and Florida law, shareholders may have limited rights to recover against directors for breach of fiduciary duty. In addition, our certificate of incorporation provides that we shall indemnify our directors and officers to the fullest extent permitted by law. Thus your right to recover damages as a shareholder may be limited.

THE SALE OF SHARES ELIGIBLE FOR FUTURE SALE COULD HAVE A DEPRESSIVE EFFECT ON THE MARKET PRICE FOR OUR COMMON STOCK AND COULD CAUSE YOU TO LOSE SOME OR ALL OF YOUR INVESTMENT.

As of the date of this prospectus, there are 33,323,858 shares of common stock issued and outstanding.

Of the currently issued and outstanding shares, 33,262,858 shares of our common stock (of which 2,431,530 shares are owned by our officers, directors and principal shareholders) have been registered for resale or will have been held for in excess of one year and are currently available for public resale pursuant to Rule 144 promulgated under the Securities Act ("Rule 144"). The resale of our shares of common stock owned by officers, directors and affiliates is subject to the volume limitations of Rule 144. In general, Rule 144 permits our shareholders who have beneficially owned restricted shares of common stock for at least one year to sell without registration, within a three-month period, a number of shares not exceeding one percent of the then outstanding shares of common stock. Furthermore, if such shares are held for at least two years by a person not affiliated with us (in general, a person who is not one of our executive officers, directors or principal shareholders during the three month period prior to resale), such restricted shares can be sold without any volume limitation. Sales of our common stock under Rule 144 or pursuant to such registration statement may have a depressive effect on the market price for our common stock.

IT IS NOT POSSIBLE TO FORESEE ALL RISKS WHICH MAY AFFECT US. MOREOVER, WE CANNOT PREDICT WHETHER WE WILL SUCCESSFULLY EFFECTUATE OUR CURRENT BUSINESS PLAN. EACH PROSPECTIVE PURCHASER IS ENCOURAGED TO CAREFULLY ANALYZE THE RISKS AND MERITS OF AN INVESTMENT IN THE SHARES AND SHOULD TAKE INTO CONSIDERATION WHEN MAKING SUCH ANALYSIS, AMONG OTHERS, THE RISK FACTORS DISCUSSED ABOVE.

                                 CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2005. The table should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. The table does not give effect to:

      o the issuance of up to 2,085,000 shares in the event options that have been granted are exercised;

      o the issuance of up to 2,256,340 in the event that shares available for award under our stock option plans are awarded; and

      o the issuance of up to 9,277,590 shares in the event that outstanding common stock purchase warrants are exercised; or

                                              March 31, 2005
                                            ------------------
                                                (Unaudited)
Shareholders' equity:
     Common stock, $.10 par value,
     100,000,000 shares authorized,
     33,323,858 shares issued and
     outstanding                               $  3,332,386
     Additional paid-in capital                $  7,035,680
     Accumulated deficit                       $ (9,618,145)
     Deferred compensation                     $   (147,812)
                                               ------------

Total shareholders' equity                     $    602,109
                                               ============


                                 USE OF PROCEEDS

We will not receive any proceeds by the sale of shares by the selling securities holders.

                 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our shares of common stock are currently traded on the Over-the-Counter Bulletin Board under the symbol SEHO (previously CTSMD). Prior to February 28, 2000, our shares were listed on the National Quotation Bureau's Pink Sheets. There is currently a limited trading market for our shares and we do not know whether an active market will develop. The quarterly reported high and low bid prices for the common stock are shown below for the period two fiscal years ended December 31, 2004. The quotations reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not represent actual transactions. The quotation of our common stock on the OTC Bulletin Board does not assure that a meaningful, consistent and liquid trading market for such securities currently exists and, in fact at the present time, such a market does not exist.

         Period                                     High               Low
         ------                                     ----               ---

         First Quarter ended 3/31/03               $0.52              $0.25
         Second Quarter ended 6/30/03              $0.32              $0.16
         Third Quarter ended 9/30/03               $0.40              $0.15
         Fourth Quarter ended 12/31/03             $0.32              $0.18

         First Quarter ended 3/31/04               $0.42              $0.22
         Second Quarter ended 6/30/04              $0.59              $0.21
         Third Quarter ended 9/30/04               $0.25              $0.13
         Fourth Quarter ended 12/31/04             $0.36              $0.14

         First Quarter ended 3/31/05               $0.27              $0.165

On May 19, 2005, the last sale price of our common stock as reported on the OTCBB was $0.19.

As of May 19, 2005, our common stock is owned of record by approximately 900 holders. We have never paid cash dividends on our common stock. We intend to keep future earnings, if any, to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future. Our future payment of dividends will depend on our earnings, capital requirements, expansion plans, financial condition and other relevant factors.

The Securities and Exchange Commission has adopted regulations which generally define a "penny stock" to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Depending on market fluctuations, our common stock could be considered to be a "penny stock". A penny stock is subject to rules that impose additional sales practice requirements on broker/dealers who sell these securities to persons other than established customers and accredited investors. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of these securities. In addition he must receive the purchaser's written consent to the transaction prior to the purchase. He must also provide certain written disclosures to the purchaser. Consequently, the "penny stock" rules may restrict the ability of broker/dealers to sell our securities, and may negatively affect the ability of holders of shares of our common stock to resell them.

                           FORWARD-LOOKING STATEMENTS

This Prospectus contains forward-looking statements. Forward-looking statements express our expectations or predictions of future events or results. They are not guarantees and are subject to many risks and uncertainties. There are a number of factors - many beyond our control - they could cause actual events or results to be significantly different from those described in the forward-looking statement. Any or all of our forward-looking statements in this report or in any other public statements we make may turn out to be wrong.

Forward-looking statements might include one or more of the following:

      o  Projections of future revenue;
      o  Anticipated purchase orders and/or product delivery dates;
      o Descriptions of plans or objectives of management for future operations, products or services;
      o  Forecasts of future economic performance; and,
      o Descriptions or assumptions underlying or relating to any of the above items.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as "anticipate","estimate", "expect", "project", "intend", "plan", "believe" or words of similar meaning. They may also use words such as "would", "should", "could" or "may".

Factors that may cause our actual results to differ materially from those described in forward-looking statements include:

      o  Our early stage of development makes evaluating us difficult;
      o We have experienced historical losses and an accumulated deficit and we may not become profitable;
      o We will require additional capital or alternative financing and funding may not be available to us on acceptable terms;
      o Our competitors are financially stronger than we are and we may be unable to compete effectively or become a competitive force in our industry;
      o We are dependent upon third-party software, our access to which may be cancelled on 90 days' notice;
      o Biometric security devices may not be accepted in the marketplace or may be replaced by alternative technologies;
      o We may be unable to develop applications for the technology we acquired from Micro Sensor Technology Inc., and we are obligated to pay royalties to the technology owner even if we do not develop commercial applications for the technology;
      o  We may be unable to protect our proprietary rights;
      o  Our stock is thinly traded and in the absence of an active trading market, investors may have difficulty reselling their shares;
      o  As an emerging technology company, the market price for our common stock is subject to wide fluctuations; and,
      o The other risks identified from time-to-time in our various filings with the United States Securities and Exchange Commission, including those described elsewhere in this prospectus under risk factors.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following analysis of the results of operations and financial condition of our Company should be read in conjunction with the consolidated financial statements of Sense Holdings, Inc. for the three months ending March 31, 2005 and year ended December 31, 2004 and notes thereto contained in the Report on Form 10-QSB and Form 10-KSB, respectively, of Sense Holdings, Inc. as filed with the Securities and Exchange Commission.

OVERVIEW

We design, develop, manufacture and sell fingerprint-based identification products and systems that incorporate state-of-the-art biometric technology to verify a person's identity. We also own, license or have optioned for purchase the additional security-related technologies.

Our current base of customers primarily consists of two large enterprise level clients and numerous smaller companies. To date, our ability to conduct significant marketing activities that we deem critical to building broad market awareness of, and demand for, our systems have been severely limited due to financial constraints. The financial constraints were brought on in part by the cash required to be spent in research and development. However, we have been successful in limiting further research and development expenses and have sought to market and refine our existing systems. We continue to seek funds to enable us to begin to move forward with such marketing without the burden of past research and development expenditures.

We have incurred substantial operating and net losses, as well as negative operating cash flows, since our inception. As a result, we continued to have significant working capital and limited shareholders' equity at December 31, 2004. In recognition of such, our independent certified public accountants included an explanatory paragraph in their report on our consolidated financial statements for the year ended December 31, 2004 that expressed substantial doubt regarding our ability to continue as a going concern.

Although profit margins may be lower for existing system sales, lower profit margins are significantly offset by dramatically lower operating costs. In addition, we will continue to make customizations to our existing systems if such systems can be supported by our reduction in research and development spending and our smaller staff. However, additional funding identified above is still needed to fund our longer-term operating needs, including our continued conducting of those marketing activities we deem critical to building broad public awareness of, and demand for, our current systems. Within the restrictions set forth above, we are continuing to pursue additional financing. We believe that additional financing, a reduction in research and development expenses followed by the sales increases we expect to realize from the additional marketing activities will be sufficient to support us until that point in time at which we forecast that our business will become self-sustaining from internally generated cash flow. There is no assurance we will be able to raise additional financing or increase sales in the coming year.

We have realized, and expect to continue to realize, a substantial gross margin averaging approximately 58% on our product sales and higher gross margins on service related revenues. With respect to our operating cost structure, we implemented a series of difficult, yet necessary, cost-cutting measures during our preceding fiscal year. The most significant of which was the elimination of substantially all non-critical personnel, consultants and infrastructure.

We currently operate with a core staff of 6 full-time employees. Additionally, we eliminated a substantial portion of our product research and development expenditures in the prior year. We expect to continue to reduce research and development expenses as we focus on existing systems. We expect that our product research and development needs and expenditures for the foreseeable future will remain nominal.

Although we have limited our current expenditures on research and development, and have eliminated non-critical personnel, we have maintained the employees necessary to continue operations and incorporate changes to our core products based on customers needs. We have done this to reduce expenses and because our core products are operational and saleable to a broad market with very little modification.

RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2005 AS COMPARED TO THREE MONTHS ENDED MARCH 31,
2004

For the three months ended March 31, 2005, we generated revenues of $47,863. The cost of goods sold was $10,320. This resulted in a gross profit of $37,543 and a gross profit percentage of 78% for the three months ended March 31, 2005. For the three months ended March 31, 2004, we generated revenues of $56,475. The cost of goods sold was $10,214 resulting in a gross profit of $46,261 and a gross profit percentage of 82%. The decrease in revenues generated was $8,612 or a decrease of 15%. The decrease in revenues is mainly attributed to a decrease in marketing efforts due to cost-cutting measures. Currently, we lack working capital funds to spend on marketing and advertising programs. Also, we have dedicated man hours and resources to the acquisition and marketing of intellectual property during fiscal 2004 and during the three months ended March 31, 2005, which has taken away from sales efforts of our existing product line. We believe the decrease is only temporary because we are further into the sales cycle for the intellectual property. In addition, we continue to refocus on the sale of our existing product line, expanding our existing product line and continue to seek sufficient capital to engage in effective sale efforts. Our revenue breakdown is summarized below:

                                               Three Months Ended
                                                    March 31,
                                                 2005       2004
                                               -------    -------
       Revenues:
         Sale of tangible products .........   $29,361    $56,475
         Consulting services and
            maintenance ....................    18,502          -
                                               -------    -------

            Total revenues .................   $47,863    $56,475
                                               =======    =======

At March 31, 2005, accounts receivables and inventories are unusually high considering the level of sales for the three months ended March 31, 2005. There are two primary factors which explain that situation.

      1. Included in our accounts receivable balance is approximately $59,500 from two customers who pay us slowly (180 days). We have spoken with these customers and they have assured us that we will receive payment on these open accounts receivable balances. We expect to collect the remaining amounts in the near future. However, we have established an allowance for doubtful accounts based upon factors pertaining to the credit risk of specific customers, historical trends, and other information.

      2. We purchased hardware in large quantities in the expectation of future business in order to receive volume discounts on the hardware. The sales have lagged behind the expectations of future business. However, all of the hardware that we carry in inventory is still utilized in our core products and we have no plans to redesign the core products to render the inventory obsolete. We believe that increased sales efforts of our core products will normalize sales versus inventory levels as we order less inventory to support those sales, however due to the lack of sales and the slow movement of inventory, we recorded a reserve for slow-moving inventory of $36,600 in 2004.

OPERATING EXPENSES

Depreciation and amortization remained constant for the three months ended March 31, 2005 at $2,905 compared the three months ended March 31, 2004. We have not invested in any new property and equipment.

For the three months ended March 31, 2005, research and development costs amounted to $38,036 as compared to $39,504 for the three months ended March 31, 2004, a decrease of $1,468 or 3.7% and consisted mainly of allocated salaries.

For the three months ended March 31, 2005, general and administrative expenses were $388,977 as compared to $222,686 for the three months ended March 31, 2004, an increase of $166,291 or 74.7% and included the following:

                                                     2005           2004
                                                     ----           ----

         Salaries and related taxes .........     $  87,692      $  82,501
         Non-cash compensation and consulting       194,363         47,234
         Rent ...............................        11,042         12,709
         Professional fees ..................         7,196         29,479
         Other General and administrative ...        88,684         50,763
                                                  ---------      ---------
              Total ..........................    $ 388,977      $ 222,686
                                                  =========      =========

For the three months ended March 31, 2005, salaries and related taxes increased to $87,692 as compared to $82,501 for the three months ended March 31, 2004. The increase was attributable to an increase in officers' salaries.

For the three months ended March 31, 2005, non-cash compensation and consulting expense increased to $194,363 as compared to $47,234 for the three months ended March 31, 2004. The increase is related to the grant of common stock warrants for services during the three months ended march 31, 2005 as well as the amortization of deferred compensation for shares previously issued.

For the three months ended March 31, 2005, professional fees decreased to $7,196 as compared to $29,479 for the three months ended March 31, 2004. The decrease is primarily related to professional fees incurred due to the filing of our registration statement on form SB-2 and our private placement in the 2004 period.

For the three months ended March 31, 2005, other general and administrative expenses increased to $88,684 as compared to $50,763 for the three months ended March 31, 2004, an increase of $37,921 or 74.7%. The increase is primarily related to an increase in consulting expense resulting from a $15,000 payment for our option to purchase a keyless operation of motor vehicle patent and an increase in general operating expenses.

INTEREST INCOME AND EXPENSES

Interest expense decrease to $1,432 for the three months ended March 31, 2005 as compared to interest expense of $49,035 for the three months ended March 31, 2004. This decrease is attributable to interest accrued in 2004 related to our outstanding debt, which has been repaid.

Interest income for the three months ended March 31, 2005 was $2,968 compared to $720 for the three months ended March 31, 2004. The increase is due to an increase in interest-bearing deposits and interest income accrued on loans from shareholders.

LOSS FROM SALE/DISPOSAL OF MARKETABLE SECURITIES

For the three months ended March 31, 2005, we recorded a loss from the sale of marketable securities of $0 as compared to a loss of $1,760 for the three months ended March 31, 2004. For the three months ended March 31, 2005, we recorded an unrealized loss on securities held of $251 as compared to an unrealized gain of $2,663 for the three months ended March 31, 2004.

OVERALL FOR THREE MONTHS ENDED MARCH 31, 2005 AS COMPARED TO THREE MONTHS ENDED MARCH 31, 2004

We reported a net loss for the three months ended March 31, 2005 of $391,090 compared to a net loss for the three months ended March 31, 2004 of $266,246. This translates to an overall per-share loss of ($.01) for the three months ended March 31, 2005 compared to per-share loss of ($.01) for the three months ended March 31, 2004.

YEAR ENDED DECEMBER 31, 2004 AS COMPARED TO YEAR ENDED DECEMBER 31, 2003

REVENUES

For the year ended December 31, 2004, we generated revenues of $139,321. The cost of goods sold was $55,581, which includes a $36,600 reserve expense for slow-moving inventory. This resulted in a gross profit of $83,740 and a gross profit percentage of 60% for the year ended December 31, 2004. For the year ended December 31, 2003, we generated revenues of $444,147. The cost of goods sold was $169,681 resulting in a gross profit of $274,466 and a gross profit percentage of 62%. The decrease in revenues generated was $304,826 or a decrease of 69%. The decrease is mainly attributed to the fact that four major clients purchased our goods and services in the previous period. Two of the major clients began to purchase under their respective master purchase agreements after initial pilot installations. The sales to these customers have slowed down. Additionally, through June 2004, we lacked working capital funds to spend on marketing and advertising programs. Also, we have dedicated man hours and resources to the acquisition and marketing of intellectual property during fiscal 2004, which has taken away from sales efforts of our existing product line. We believe the decrease is only temporary because we are further into the sales cycle for the intellectual property. In addition, we are refocusing on the sale of our existing product line, expanding our existing product line and have the capital to engage in effective sale efforts. We experienced an increase in gross profit percentage of approximately 24% mainly attributed to a higher percentage of revenues generated from the sale of professional services and maintenance fees versus from the sale of our products during the year ended December 31, 2004 as compared to the year ended December 31, 2003. This increase was offset by a reduction of gross profit of 26.4% attributable to the recording of a reserve for slow-moving inventory of $36,600 in 2004. There is a lower margin on the sale of our product versus the sale of professional services. Our revenue breakdown is summarized below:

                                                       Year Ended
                                                      December 31,
                                                   2004          2003
                                                ---------     ---------
         Revenues:
           Sale of tangible products .........  $  82,097     $ 444,147
           Consulting services and
              maintenance ....................     57,224             -
                                                ---------     ---------

              Total revenues .................  $ 139,321     $ 444,147
                                                ---------     ---------

At December 31, 2004, accounts receivables and inventories are unusually high considering the level of sales for the year ended December 31, 2004. There are two primary factors which explain that situation.

      1. Included in our accounts receivable balance is approximately $44,000 from two customers who pay us slowly (180 days). We have spoken with these customers and they have assured us that we will receive payment on these open accounts receivable balances. We expect to collect the remaining amounts in the near future.

      2. We purchased hardware in large quantities in the expectation of future business in order to receive volume discounts on the hardware. The sales have lagged behind the expectations of future business. However, all of the hardware that we carry in inventory is still utilized in our core products and we have no plans to redesign the core products to render the inventory obsolete. We believe that increased sales efforts of our core products will normalize sales verses inventory levels as we order less inventory to support those sales, however due to the lack of sales and the slow movement of inventory, we recorded a reserve for slow-moving inventory of $36,600 in 2004.

OPERATING EXPENSES

Depreciation and amortization decreased 73% to $11,618 for the year ended December 31, 2004 compared to $43,119 for the year ended December 31, 2003. This decrease is attributable to the amortization of a technology license in 2003.

For the year ended December 31, 2004, research and development costs amounted to $163,492 as compared to $203,546 for the year ended December 31, 2003, a decrease of $40,054 or 20%. This decrease is attributable to a decrease in our research and development efforts and the concentration of our efforts on currently developed products.

For the year ended December 31, 2004, general and administrative expenses were $1,304,374 as compared to $1,162,558 for the year ended December 31, 2003 and included the following:

                                                   2004               2003
                                                   ----               ----

         Salaries and related taxes .........   $  345,364         $  433,124
         Non-cash compensation and consulting      335,652            146,467
         Rent ...............................       56,546             59,549
         Professional fees ..................      152,218            151,425
         Bad debt                                   86,357             30,000
         Other General and administrative ...      328,237            341,993
                                                ----------         ----------
              Total ..........................  $1,304,374         $1,162,558
                                                ==========         ==========

For the year ended December 31, 2004, salaries and related taxes decreased to $345,364 as compared to $433,124 for the year ended December 31, 2003. Overall, our salaries and related taxes decreased from the reduction of staff. For the year ended December 31, 2004, we allocated less salaries and related taxes to research and development expense compared to the 2003 period.

For the year ended December 31, 2004, non-cash compensation and consulting expense increased to $335,652 as compared to $146,467 for the year ended December 31, 2003. The increase is related to the grant of common stock for services in 2004 as well as the amortization of deferred compensation for shares previously issued.

For the year ended December 31, 2004, professional fees increased to $152,218 compared to $151,425 for the year ended December 31, 2003. Our professional fees primarily related to professional fees incurred due to the filing of our registration statement on form SB-2, our SEC filings, and our private placement as well as $15,000 of fees paid to a consultant seeking opportunities in China.

For the year ended December 31, 2004, other general and administrative expenses decreased to $328,237 as compared to $341,993 for the year ended December 31, 2003. The decrease is primarily related to cost-cutting measures.

For the year ended December 31, 2003, we determined that, as of December 31, 2003, a write-down of the remaining license agreement associated with our subsidiary, Micro Sensor, was necessary as the projections of future operations results indicated impairment. Accordingly, we recorded an impairment of $117,072.

INTEREST EXPENSE

Interest expense decreased to $108,143 for the year ended December 31, 2004 as compared to interest expense of $148,436 for the year ended December 31, 2003. This decrease is attributable to the repayment of our outstanding debt during 2004.

GAIN (LOSS) FROM MARKETABLE SECURITIES

For the year ended December 31, 2004, we recorded a loss from the sale of marketable securities of $1,760 as compared to a loss of $11,401 for the year ended December 31, 2003. For the year ended December 31, 2004, we recorded an unrealized gain on securities held of $1,529 for the year ended December 31, 2004 and compared to an unrealized loss of $3,173 for the year ended December 31, 2003.

OVERALL FOR YEAR ENDED DECEMBER 31, 2004 AS COMPARED TO YEAR ENDED DECEMBER 31, 2003

We reported a net loss for the year ended December 31, 2004 of $(1,499,284) compared to a net loss for the year ended December 31, 2003 of $(1,409,675). This translates to an overall per-share loss of ($.06) for the year ended December 31, 2004 compared to per-share loss of ($.08) for the year ended December 31, 2003.

LIQUIDITY AND CAPITAL RESOURCES

We have financed our growth and cash requirements through equity investments and debt and equity financing. We do not currently have any credit facilities from financial institutions or private lenders. We do not currently have any material commitments for capital expenditures accept as disclosed herein.

In April 2004, we consummated a capital raise through a private placement offered to accredited investors. We offered investment units each costing $35,000, with each unit consisting of (a) a number of shares of common stock of the Company determined by dividing the unit price by $.175 per share and (b) one common stock purchase warrants for every two shares of common stock received upon conversion with an exercise price of $.20 per share. In the event that we fail to satisfy registration rights, as defined, the purchase price will be adjusted to $.125 per share. In April 2004, we sold six units under the private placement aggregating 1,200,000 shares of common stock and 600,000 warrants for net proceeds of $210,000. The warrants expire in April 2009.

In May 2004, note holders comprising the $750,000 notes payable converted $175,000 of debt into 673,078 shares of common stock. Additionally, we repaid notes holders $550,000.

On May 10, 2004, we issued 6,600,000 shares of common stock and granted 1,650,000 warrants for net proceeds of approximately $1,188,000 in connection with a private placement. In June 2004, we issued an additional 3,200,000 shares of common stock and granted 800,000 warrants for net proceeds of approximately $545,750 in connection with a private placement.

During the three months ended March 31, 2005, we received proceeds of $120,800 from the exercise of 605,000 warrants.

Cash used in operations for the three months ended March 31, 2005 was $201,322 attributable primarily to the net loss of $391,731 and an increase in accounts receivable of $20,534 offset by non-cash compensation of $194,363, depreciation and amortization of $2,905, and other non-cash items and change in asset and liability accounts of $13,675. Cash used in operations for the three months ended March 31, 2004, was $135,827 attributable to a net loss of $266,246 offset by non-cash compensation of $47,234, depreciation and amortization of $2,905, amortization of discount on notes payable of $30,207, and other non-cash items and change in asset and liability accounts of $50,073.

For the three months ended March 31, 2005, net cash provided by investing activities was $0. For the three months ended March 31, 2004, net cash provided by investing activities was $44,622 and consisted of net proceeds from the sale of marketable securities of $45,328 offset by funds used for the purchase of marketable securities of $706.

For the three months ended March 31m 2005, net cash provided by financing activities was $120,872 and consisted of proceeds from the exercise of common stock warrants of $120,800 and increase in margin loans of $72. For the three months ended March 31, 2004, net cash provided by financing activities was $0.

As a result of the above, total cash decreased by $80,450 during three months ended March 31, 2005.

Cash used in operations for the year ended December 31, 2004 was $910,770 attributable primarily to the net loss of $1,499,284 offset by non-cash compensation of $335,652, depreciation and amortization of $11,618, the amortization of the discount on notes payable of $75,520, other non-cash items and change in asset and liability accounts. Cash used in operations for the year ended December 31, 2003, was $1,021,451 attributable to a net loss of $1,409,675 and an increase in accounts receivable of $112,662 offset by non-cash compensation of $146,467, amortization of deferred compensation of $19,685, amortization of the discount on notes payable of $45,312, a loss on impairment of license agreement of $117,072, changes in the allowance for doubtful accounts of $14,283; change in accounts payable and accrued expenses of $55,269; depreciation and amortization of $43,119, change in inventories of $37,320, and other non-cash items and change in asset and liability accounts other.

For the year ended December 31, 2004, net cash provided by investing activities was $50,032 and consisted of net proceeds from the sale of marketable securities of $63,329 offset by funds used for the purchase of marketable securities of $13,297. For the year ended December 31, 2003, net cash provided by investing activities was $114,872 and consisted of net proceeds from the sale of marketable securities of $330,498 offset by funds used for the purchase of marketable securities of $189,236 and the purchase of equipment and software of $26,390.

For the year ended December 31, 2004, net cash provided by financing activities was $1,406,796 and consisted of proceeds from the sale of common stock of $1,943,750 and proceeds from a margin loan of $13,046 offset by the repayment of notes payable of $550,000. For the year ended December 31, 2003, net cash provided by financing activities was $755,484 and was attributed to proceeds from notes payable secured during the reporting period and proceeds from a margin loan of $5,484.

As a result of the above, total cash increased by $546,058 during year ended December 31, 2004 as compared to a decrease in cash of $151,095 for the year ended December 31, 2003.

Since our inception, we have been engaged in research development activities relating to our first generation of biometric security products. We commenced delivery of these products in the third quarter of 1999 and have been generating revenues since the fourth quarter of 1999. We have completed development of our second and third generation product, and have recognized revenue on their sales since the year ended December 31, 2000. We have also recognized revenue for consulting fees since the third quarter of 2000. We will continue to make enhancements to our second-generation product so that it will support a larger database, and enable us to market CheckPrint T/A to larger companies, resulting in a greater profit margin to us. We will continue to develop other products and services relating to biometrics, security, data management, explosive detection, and consulting services.

In the long term, based upon purchase orders we have received, anticipated future product sales and cash on hand, we believe that we will have the need for additional capital investment and are actively pursuing additional outside capital investments that will be necessary to meet our cash flow needs beyond the next twelve months. This is due primarily to our history of sales lagging expenses. However, we have taken action to reduce our expenses and plan to focus more on future sales.

In the short term, less than twelve months, we do not foresee needing additional capital unless, an unforeseen business opportunity requires more funds than we have currently on hand. On both the long and short term, should revenues not reach projected levels or should unforeseen events arise, we may be required to secure additional funds to meet our operating needs sooner than anticipated.

CRITICAL ACCOUNTING POLICIES

Financial Reporting Release No. 60 requires all companies to include a discussion of critical accounting policies or methods used in the preparation of financial statements. Note 1 to our consolidated financial statements includes a summary of the significant accounting policies and methods used in the preparation of our consolidated financial statements. The following is a brief discussion of the more significant accounting policies and methods used by us.

ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All material inter-company transactions have been eliminated.

REVENUE RECOGNITION

The Company follows the guidance of the Securities and Exchange Commission's Staff Accounting Bulletin 104 for revenue recognition. In general, the Company records revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured. The following policies reflect specific criteria for the various revenues streams of the Company:

The Company recognizes revenues as units of its product are delivered and installed to its customers.

Revenue from periodic maintenance agreements is generally recognized ratably over the respective maintenance periods provided no significant obligations remain and collectability of the related receivable is probable

MARKETABLE SECURITIES

Marketable securities are classified as trading securities and are held for resale in anticipation of short-term market movements. At December 31, 2004, marketable securities consisted of U.S. Treasury and Federal Agency securities held for resale. Gains or losses are recognized in the statement of operations when the bonds are sold. Unrealized gains or losses are recognized in the statement of operations on a monthly basis based on changes in their estimated fair value.

INVENTORY

Inventory is stated at the lower of average cost or market and consists of raw materials and finished goods.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts reported in the balance sheet for cash, marketable securities, receivables, inventory and accounts payable approximate their fair market value based on the short-term maturity of these instruments.

RESEARCH AND DEVELOPMENT

Research and development costs are expensed as incurred. These costs primarily consist of fees paid for the development of the Company's software.

RECENT ACCOUNTING PRONOUNCEMENTS

In December 2004, the FASB issued FASB Statement No. 123R, "Share-Based Payment, an Amendment of FASB Statement No. 123" ("FAS No. 123R"). FAS No. 123R requires companies to recognize in the statement of operations the grant- date fair value of stock options and other equity-based compensation issued to employees. FAS No. 123R is effective beginning in the Company's second quarter of fiscal 2006. We are in process of evaluating the impact of this pronouncement on its financial position.

In December 2004, the FASB issued SFAS Statement No. 153, "Exchanges of Non-monetary Assets." The Statement is an amendment of APB Opinion No. 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. We believe that the adoption of this standard will have no material impact on our financial statements.

In March 2004, the Emerging Issues Task Force ("EITF") reached a consensus on Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments." The EITF reached a consensus about the criteria that should be used to determine when an investment is considered impaired, whether that impairment is other-than-temporary, and the measurement of an impairment loss and how that criteria should be applied to investments accounted for under SFAS No. 115, "ACCOUNTING IN CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES." EITF 03-01 also included accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. Additionally, EITF 03-01 includes new disclosure requirements for investments that are deemed to be temporarily impaired. In September 2004, the Financial Accounting Standards Board (FASB) delayed the accounting provisions of EITF 03-01; however the disclosure requirements remain effective for annual reports ending after June 15, 2004. We believe that the adoption of this standard will have no material impact on our financial statements.

OFF-BALANCE SHEET ARRANGEMENTS

Under SEC regulations, we are required to disclose our off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors. An off-balance sheet arrangement means a transaction, agreement or contractual arrangement to which any entity that is not consolidated with us is a party, under which we have:

      o  Any obligation under certain guarantee contracts;

      o Any retained or contingent interest in assets transferred to an unconsolidated entity or similar arrangement that serves as credit, liquidity or market risk support to that entity for such assets;

      o Any obligation under a contract that would be accounted for as a derivative instrument, except that it is both indexed to our stock and classified in stockholder's equity in our statement of financial position; and

      o Any obligation arising out of a material variable interest held by us in an unconsolidated entity that provides financing, liquidity, market risk or credit risk support to us, or engages in leasing, hedging or research and development services with us.

As of the date of this report, we do not have any off-balance sheet arrangements that we are required to disclose pursuant to these regulations. In the ordinary course of business, we enter into operating lease commitments, purchase commitments and other contractual obligations. These transactions are recognized in our financial statements in accordance with generally accepted accounting principles in the United States.

                                    BUSINESS

BACKGROUND

We design, develop, manufacture and sell fingerprint-based identification products and systems that incorporate state-of-the-art biometric technology to verify a person's identity. We have developed two turnkey integrated applications that incorporate our proprietary BioClock(R) hardware platform:

      o Our "CheckPrint(R) T/A" systems are designed primarily for use by employers who desire to verify the presence of employees at the workplace, and to monitor their time and attendance at work; and,

      o Our "CheckPrint(R) A/C" systems are designed to permit access to locked buildings, offices or other secured areas only to selected individuals, whose identities can be verified using our fingerprint identification software.

We also own, license or have optioned for purchase the following additional security-related technologies:

      o Micro Electro Mechanical Sensors, or MEMS, technology for use in the field of explosive detection. We believe that this technology will enable us to develop products for governmental use, as well as for security-related applications including airport security. No products have yet been developed incorporating these technologies, however we plan on funding final development stage at Oak Ridge National Laboratories during the second quarter of 2005 and we are targeting a completion date of September 2006 to launch products to the marketplace.

      o We acquired (subject to payment obligations) to purchase patented technology that provides "keyless" access and operation of a motor vehicle. "Keyless" access and operation is accomplished through use of a biometric identification system. During the term of the option agreement we have been designated as the exclusive sales, marketing and representation agent for the patented technology. (See Option to Purchase Keyless Operation Of Vehicle Patent below)

Our modest revenue-generation to date has been derived primarily from our sales of our biometric BioClock(R) and CheckPrint(R) products. These sales have taken place for the most part to a few major customers. As such we are dependent upon the few major customers and any disruption in that business will significantly decrease our sale revenues if other business is not secured. Our negative financial results have been due, in substantial part, to a lack of capital necessary to commence aggressive marketing programs. While we have funded our growth to date through the sale of our debt and equity securities, we require operating revenues or alternative financing in order to fully implement our business plan and achieve profitability.

BIOMETRICS INDUSTRY

The use of unique physical traits to verify a person's identity is known as biometric identification. Biometric identification includes fingerprinting, hand geometry, iris scanning, retinal scanning, voice recognition, face recognition and signature analysis. Biometric technology has been used for decades in government and law enforcement applications. Until recently, these systems were too expensive to manufacture to make retail marketing realistic. However, with the introduction of more powerful computers and the development of more advanced software applications, biometric identification techniques can be adapted for commercial purposes on an economically feasible basis. In addition, there is currently a much greater awareness of biometrics as it relates to security applications.

There are many alternatives in the biometric industry that include, but are not limited to, fingerprint recognition, facial recognition, voice recognition and palm recognition,iris scanning and retinal scanning. Many providers have used the different methods in different applications. To date, applications include time and attendance, access control, crowd scanning and computer access. The industry is in its infancy regarding applications however the technology regarding biometric detection is a rapidly maturing science. Presently, there are many companies entering the biometric detection and application industry while many other companies have failed at trying to create a marketable product. There are few companies that have been in the industry for multiple years and continue to use their experience to market biometric detection devices and applications.

We believe that fingerprint identification is far more effective in authenticating employees' actual attendance at work than traditional time clock verification. By authenticating a person's identity, biometric identification can substantially reduce incidents of employee fraud inherent in the use of other forms of employee identification and attendance verification, such as punch clocks. We also believe that fingerprint verification is less intrusive, more widely accepted and more cost effective than other available forms of biometric identification. Also, the use of biometrics for access control is becoming widely accepted in the marketplace. This is especially true for access to sensitive workspaces like an airport tarmac.

Many factors, including recent world events, have created increased demand for new biometric applications to secure access, not only to physical areas, but also sensitive data. Among the applications that are being developed are the use of biometrics to validate the identities of individuals at security checkpoints before boarding a plane, entering a building, crossing a border, and accessing a computer.

PRODUCTS AND SYSTEMS

BIOCLOCK(R)

Our biometric systems are designed and built around our proprietary hardware platform known as BioClock(R), a stand-alone platform, or completely network enabled system, that replaces a traditional wall-mounted or freestanding swipe or punch-card time clock. Identity verification is accomplished by comparing an individual's scanned and digitized fingerprint to the fingerprint profile stored in a computer database. The user's fingerprint is scanned by means of a silicon-based reader with sensors that capture the fingerprint image. The image is then converted into data that is stored in the system's computer database, and saved as a reference for comparison to the fingerprint offered for identification.

BioClock(R) replaces traditional identification devices such as: swipe cards; punch cards; PIN numbers; or, passwords that can be stolen or voluntarily provided by the owner to another person. Alternatively, BioClock(R) can be used in conjunction with traditional identification devices for added security. We have made our systems modular so the user can choose which parts of the technology they wish to use. In addition, we have designed our systems to be compatible with many existing technologies so that they can be integrated into an existing system in a seamless fashion. As a result, we believe BioClock(R) reduces incidents of fraud associated with traditional identification systems that do not effectively preclude individuals from using another person's means of identification while keeping integration hurdles and costs down.

We have also developed two integrated hardware and software applications that incorporate BioClock(R) in an "off the shelf" configuration for performing time and attendance and access control.

CheckPrint(R) T/A

Our time and attendance systems, which are marketed under the name, CheckPrint(R) T/A:

      o Use fingerprint verification to authenticate the identity of employees when they arrive at and leave work;

      o Gather data, including the time each employee attends work and what areas were accessed by an employee;

      o Perform payroll functions and other record keeping calculations using the data that is gathered;

      o Provide electronic export capability to over 150 independent third-party payroll service providers to facilitate the use of automated payroll checks between Sense customers and their payroll service provider;

      o  Generate logs and reports, including 60 standard reports; and

      o Perform other functions including employee scheduling, job cost analysis, editing time punches, electronic calculations and related record keeping.

Our standard CheckPrint(R) T/A systems include a 100 person user base. We are currently developing data base management capabilities for larger numbers of employees, while maintaining system accuracy. These developments include the use of a PIN number in conjunction with biometrics, that make the number of users only limited by the data storage capacity of the system, without adverse effects on accuracy.

CheckPrint(R) A/C

Our access control systems, which are marketed under the name CheckPrint(R) A/C, are security systems that permit access to locked buildings, offices or other secured areas only to those whose identities can be verified, using our proprietary fingerprint identification software. Our CheckPrint(R) A/C systems, which can be used with or without Smart Card technology, can be programmed for different levels of security, permitting access only to recognized individuals who have the requisite level of security clearance. Our current version of CheckPrint(R) A/C system incorporates access control capability for single door access. We are developing software application infrastructure that will enable a single CheckPrint(R) A/C system to control access to multiple locations. We market CheckPrint(R) A/C at a higher price than CheckPrint(R) T/A, to reflect the increased level of technology and functionality provided by CheckPrint(R) A/C.

CheckPrint(R) ATAC

Our access control systems and time and attendance systems have been combined into one product offering both capabilities. We market this combined product under the name CheckPrint(R) ATAC. The combined system can be used with or without Smart Card technology. The system incorporates time and attendance and access control capability for multiple doors at multiple locations. We market CheckPrint(R) ATAC at a higher price than CheckPrint(R) A/C, to reflect the increased level of technology and functionality.

BDS

We have developed software into a Biometric Distribution Server. We market this software in combination with our other systems under the name CheckPrint(R) BDS. The software allows our systems to operate in a multi-unit configuration. Thus many remote sites can be managed from a central database. We believe the CheckPrint(R) BDS application is a significant enhancement to our core product offering and the field of biometrics.We have applied for patent protection with the United States Patent and Trademark office and are currently protected by Patent Pending.

We have also developed and are marketing:

      o CheckPrint(R) SDK, a software development kit for biometrics that enables purchasers and licensees to create custom applications for our software and hardware. The SDK was developed to work in conjunction with our hardware and assists developers in the creation of robust biometric fingerprint applications. The SDK is separated into 3 categories - imaging, algorithm, and database. We believe that a successful deployment of an SDK application by a purchaser or licensee may lead to increased sales of our hardware products.

      o CheckPrint(R) DTU, provides users with the ability to secure a computer terminal, and files and folders, via fingerprint identification. The hardware is a stand-alone peripheral that can be connected to a port on an existing computer to permit fingerprint identification.

      o CheckPrint(R) SDTU, provides users the ability to secure a computer terminal with fingerprint biometric technology and a smart card. The hardware is a stand-alone peripheral that can be connected to a port on an existing computer to permit fingerprint identification. There are many applications that can be written around the secure data storage capability of a smart card that is unlocked by a fingerprint biometric signature. For example, in a university setting information such as meal plan credits can be stored on the smart card and deducted as used by the biometrically identified user.

The Bill of Materials and all associated design advantages for BioClock(R) are kept strictly confidential and protected by trade secret laws of the United States and Florida. In addition, all of the CheckPrint(R) software required to run the hardware platform in Sense's configuration enjoys protection under the copyright laws of the United States.

PRODUCT DEVELOPMENT, MANUFACTURING AND ASSEMBLY

CheckPrint(R) T/A is configured, as a stand alone unit comprised of a TFT Flat Panel display, internal computer, keypad, and silicon fingerprint reader. CheckPrint(R) T/A automatically authenticates the employee's identity; tracks total hours, and calculates the correct pay rates. Sense offers CheckPrint(R) T/A models to support any size employee base.

We design, develop, manufacture, and sell the CheckPrint(R) T/A security solution. We have developed time and attendance, access control and security system software applications, as well as a complete hardware system solution based on a Pentium(R) PC processor backbone. Our products work in a network environment and we can connect to any existing network infrastructure or we can setup the network at the customer's request. Data is transmitted through TCP/IP protocol and we can link unlimited CheckPrint(R) T/A units together in any environment or facility. Sense also can remotely communicate with other CheckPrint(R) T/A units using a modem which transmits required data over the standard telephone lines. The CheckPrint(R) T/A systems are unsupervised security and clock-in stations replacing the standard wall mounted time clock or swipe systems. An employee or another authorized user uses his or her fingerprint to replace a password, PIN or swipe card.

CheckPrint(R) T/A systems and CheckPrint(R) A/C systems are driven by our proprietary software. We believe that the software components for our biometric identification systems are proprietary because the software was developed by our technical staff, and all rights to the creation of these software applications have been assigned to the company. The source code for the software is our proprietary property. All employees are under a contractual obligation, and /or the work for hire doctrine, to assign their intellectual property rights to Sense. This software enables our systems to gather, filter and sort data, generate reports from the data and compute payroll information for export to third party payroll services.

Most of the hardware components for our biometric systems are off-the shelf, and we are not dependent on any one vendor for these components. However, certain hardware components have been designed by our in-house engineering staff or designed to our specifications as works for hire by independent contractors. We have entered into an agreement with Test Systems Engineering, under which Test Systems Engineering has designed, engineered and configured some of our hardware components for CheckPrint(R) T/A and CheckPrint(R) A/C systems. They are a valuable outsource for many engineering tasks and have a state of the art design and manufacturing facility. All product testing and assembly is performed "in-house" in order to maintain quality control. Our agreement with Test Systems Engineering terminates on December 31, 2005, and may be automatically renewed for consecutive one-year terms. For its services, Test Systems Engineering receives a fee payable at the rate of $75 per hour. We are not dependent on Test Systems Engineering for its services.

Our biometric systems currently incorporate a silicon-based fingerprint scanner with sensors to capture a user's fingerprint. Related software then compares the user's fingerprint to the digitized reference sample stored in the system's database, and verifies the user's identity. The silicon-based technology is used in conjunction with our own software that interfaces between the silicon product and our biometric systems. We currently purchase the silicon-based technology from an independent supplier. We believe that this supplier is able to provide us with our foreseeable requirements for these components. We are not dependent on the supplier for our sensor needs.

On September 9, 1999, we entered into an agreement with Integrated Design, Inc. under which Integrated Design developed a software program to enable the payroll data produced by CheckPrint(R) T/A to be exported to over 150 third party payroll services such as ADP and Paychex. We have licensed the software from

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Integrated Design and are required to pay license fees on a per user basis. This fee is incorporated into the cost of our overall product. Integrated Design was paid a $10,000 software development fee to customize their software to our application. The software development agreement is for a term of five years, the agreement automatically renews on the five year anniversaries unless either party notifies the other before the end of the then current term, but may be canceled by either party on 90 days written notice. The agreement also provides us access to the software and allows us to continue to use Integrated Design's software in the event of such company's dissolution, bankruptcy or similar events. If our agreement with Integrated Design terminates, we will incur time and expense to develop alternative software links for data export. Delays in the successful development of alternative software links could adversely affect us.

ACQUISITION OF MICRO SENSOR TECHNOLOGIES, INC. AND THE MEMS TECHNOLOGY

On May 31, 2001, we acquired all of the outstanding shares of Micro Sensor Technologies, Inc., a Florida corporation ("Micro Sensor"). The shares were acquired from UTEK Corporation and UT-Battelle LLC, the shareholders of Micro Sensor, in a stock-for-stock exchange, for total consideration of 2,000,000 shares of our common stock. Following the acquisition, Micro Sensor became our wholly-owned subsidiary, and we indirectly acquired the rights and obligations of Micro Sensor under various agreements to which it is a party, including a Patent License Agreement with UT-Battelle LLC, a presently expired Consulting Agreement with Dr. Thomas Thundat and a presently expired Work for Others Agreement with UT-Battelle LLC. UT-Battelle LLC is the technology transfer management company created at Oak Ridge National Laboratory. Pursuant to the stock-for stock transfer, UTEK received 1,850,000 common shares of Sense and UT-Battelle received 150,000 common shares of Sense.

Under the Patent License Agreement, Micro Sensor became the exclusive licensee of UT-Battelle with respect to certain patented technology owned by UT-Battelle relating to the use, sale or offer for sale of intellectual property incorporating MEMS sensors for the detection of explosives. Micro Electro Mechanical Sensors, or MEMS, are comprised of micro cantilevers that molecules of explosive material attach to, thus causing the cantilevers to diffract or bend. When diffraction is detected, the sensors are alerted to the presence of an explosive molecule. This technology thus assists in the detection of unexploded ordinance including bombs, grenades, shells, rockets, and other explosive devices either placed as mines or fallen as projectiles whether buried or camouflaged.

The exclusive license from UT-Battelle does not include explosive detection for security applications, including airport security. However, Micro Sensor has been granted a non-exclusive license to use the technology for security-related applications. UT-Battelle acquired the licensed rights under a contract with the United States Department of Energy, pursuant to which the technology was developed at the Oak Ridge National Laboratory in Oak Ridge, Tennessee.

Under the License Agreement, Micro Sensor is obligated to pay UT-Battelle an amount equal to 2.5% of net sales of products incorporating the licensed technology, subject to minimum annual royalties ranging from $5,000 during the third year of the license term to $25,000 for the seventh year of the term and thereafter. The anniversary of the third year of the license agreement began on March 26th, 2004. However, UT-Battelle has granted a three-month extension of the required minimum royalty. On July 26th, 2004 Sense paid a minimum royalty payment of $6,125 to UT-Battelle. Subsequent payments are due on the anniversary of the July 26th payment as follows: year 4 $10,000; year 5 $15,000; year 6 $20,000; and, year 7 and each remaining year thereafter $25,000. If the technology is sublicensed to third parties, a sublicense royalty fee equal to 50% of the sublicenses received by Micro Sensor must be paid to UT-Battelle. The term of the license agreement expires upon termination of the last-to-expire of the proprietary rights granted under the agreement, subject to earlier termination in the event of an uncured breach of the agreement by either party. No products have yet been developed from the technology, and we do not know if the acquired technology can be successfully incorporated into commercially feasible products or whether any such products can be successfully marketed.

Oak Ridge National Laboratory continues its research and development efforts toward a commercially viable Micro Sensor to be incorporated into our product line of sensors. We are engineering systems and hardware to incorporate the

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sensor, as envisioned, into handheld explosive detection devices. Dr. Panos
Datskos, a research scientist at UT-Battelle, serves as our liaison and as a member of Executive Advisory Board. As of this date, Sense Holdings, Inc. is contemplating entering into a "CRADA" Collaborative Research and Development Agreement with Oak Ridge National Laboratory and UT Battelle under which all future development funded by Sense Holdings, Inc in conjunction with the newly formed CRADA agreement will be the property of Sense Holdings. Sense Holdings is also in negotiation with UT Battelle and Oak Ridge National Laboratory to expand current license rights and expanded fields of use for explosive detection technologies as well as Chemical and Biological weaponry and Narcotics detection.

OPTION TO PURCHASE KEYLESS OPERATION OF VEHICLE PATENT

Effective March 1, 2004, we acquired a nine-month option (subject to payment obligations) to purchase patented technology that provides "keyless" access and operation of a motor vehicle. "Keyless" access and operation is accomplished through use of a biometric identification system. During the term of the option agreement we have been designated as the exclusive sales, marketing and representation agent for the patented technology.

The patented technology verifies a user's identity using any form of biometrics. Once identity is verified, the user gains access to the vehicle and is able to operate it. The technology is also capable of controlling critical functions of the vehicle, such as ignition, fuel injection and transmission engagement. Potential uses for the patented technology extend to automobiles, boats, planes, trucks and buses. The inventor has fully prosecuted his patent in the United States Patent and Trademark Office and has received a Notice of Allowance dated January 14, 2004. The inventor has paid the allowance fee and the Patent Office has issued patent number 6-727-800B1 dated April 27, 2004.

The patent owner has also been engaged as a consultant to Sense during the option exercise period in consideration for the payment of consulting fees in the amount of $10,000 per month for the first six months. Other details regarding the consulting fees are explained in the agreement between the parties filed as an exhibit to our Current Report on Form 8-K, dated March 24, 2004. We are evaluating various alternatives for commercializing the rights granted to us, including marketing the technology for sale or license by a third party or seeking third-party financing. All efforts are being conducted to allow us to pay the $1,500,000 option exercise price for the patent and all continuations that may be granted based on the patent. There is no assurance that we will be successful in commercializing the rights granted to us by the patent owner. On September 13, 2004, Sense Holdings and the inventor amended their current contract and consulting agreement in which the inventor will be paid $5,000 per month in cash for a period of 6 months with two option periods. Each option period is for 3 months and continues thru September 13, 2005. Sense has the right to not exercise its option at any time during the course of the agreement.

On November 11, 2004, we entered into a Letter of Understanding with Intier Automotive Closures for the evaluation of the granted biometric patent, and to begin the initial due diligence phases for integration of biometric technology for automotive use. Intier will evaluate and test prototypes provided by Sense Holdings and will keep the company informed on all developments and requirements. Intier Automotive Closures is a leading Tier one supplier to GM, Ford, Daimler-Chrysler and Honda.

RESEARCH AND DEVELOPMENT COSTS

From the inception of our current activities in July 1998 through December 31, 2004, we have spent approximately $1,500,000 on research and development activities. For the years ended December 31, 2004 and 2003, research and development, consisting mainly of salaries, amounted to $163,492 and $203,546, respectively.

SALES, MARKETING AND PRICING

Many of our goods and services are customized to individual customer needs. However, our core products, which we market under the marks BioClock(R) and CheckPrint(R) as systems, range from $2,500 to the hundreds of thousands of dollars, depending on the number of users, sites and functionality of the

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system. We also offer software updates and on-site service contracts for additional fees. We also sell other goods and services, such as a desk top finger sensor, a desk top finger sensor with a smart card reader built into the desk top unit, software developer's kits and database management tools, at suggested retail prices.

We market our systems to manufacturers, retailers and other businesses with at least 15 to 100 employees, to whom we market our smaller turnkey solution. We also market to larger businesses, including Fortune 500 Companies that require full custom integration solutions. We sell our systems through an in-house sales force as well as original equipment manufacturers ("OEMS") and independent sales representatives. We engage in direct marketing programs, trade show participation, and local, regional and national advertising campaigns to generate sales. Moreover, we have offered consulting and design services to specialized biometric development and deployment projects. By offering our expertise in the design and deployment of biometric systems we may gain additional revenues and create another marketing avenue.

Our network of independent sales representatives, through which we presently derive less than ten (10%) percent of our revenues, currently serve markets throughout the United States, South America and the Pacific rim. We intend to engage sales representatives and consultants to cover additional territories over the next 12 months. Specifically, we have engaged a consultant to gain entry into the Asian markets, initially targeting China. Our consultant is an Asian company and their marketing efforts include, but are not limited to, strategic alliances, joint ventures, product outsourcing, introductions to Asian sales representatives and investigation of potential mergers and acquisitions between Sense and other Asian companies. Domestically, or through international representative, consultants or strategic partners, we intend to seek penetration of the automotive, retail merchandise, home and business security, food processing facilities, textile manufacturing and trucking and transport distribution markets through the services of these representatives. A commission based upon the sales prices of systems sold by them generally compensates sales representatives.

We intend to license and sell our systems to third party OEMs, integrators and software developers, for incorporation in their products. License fees and royalty fees will be negotiated on a case by case basis, and take into consideration various factors including competitive pricing, the nature of the installation, the number of users to be tracked, and the extent of enhancements, modifications and customization required by the customer. Basic, extended and enhanced maintenance services will also be made available for an annual fee.

DEPENDENCE ON A FEW MAJOR CUSTOMERS

Significant portions of our sales to date have been, and will continue to be, made through a small number of significant customers. Specifically, four customers accounted for approximately eighty-seven percent (87%) of our revenues for the fiscal year ended December 31, 2003. Specifically, American Airlines accounted for 33%, Federal Express accounted for 26.8%, Just for Kids accounted for 14.7% and Pearson Education accounted for 13.4%. These same four customers account for eighty percent (80%) of the accounts receivable at year ending December 31, 2003. Just for Kids accounted for 26.5%, Federal Express accounted for 22.4%, American Airlines accounted for 18.5% and Pearson Education accounted for 12.8%. For the year ended December 31, 2004, 72% or our revenues were derived from three customers; American Airlines, Federal Express, and Pearson Education. Specifically, American Airlines accounted for 35.6%, Federal Express accounted for 20.8%, and Pearson Education accounted for 15.4%. These three customers accounted for 57% of the outstanding accounts receivable at December 31, 2004. Any disruption in our relationships with one or more of these customers, or any significant variance in the magnitude or the timing of orders from any one of these customers, may result in decreases in our results of operations, liquidity and cash flows. Any such adverse operating results will likely decrease the market price of our common stock.

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

INTELLECTUAL PROPERTY

Patents

We currently have on file with the United States Patent and Trademark Office, a utility patent that was converted from a provisional patent covering the proprietary use of our technology and the proprietary hardware used in our application. In addition, we have on file a provisional patent regarding our CheckPrint(R) BDS, a biometric middleware utility, and a utility patent regarding a handheld explosive detection unit. Our goods and services are clearly marked as patent pending. Several other products and methods are being identified as potential patent subject matter, and once the analysis is complete applications will be sought. There is no guarantee that our patent applications will mature into registrations for patents. We have retained patent counsel to review the projects and advise where subject matter applicable for patent protection exists, and to prepare applications for the same. All of our employees are under an obligation to assign inventive material to Sense Holdings, Inc.

Please see above Sections titled: ACQUISITION OF MICRO SENSOR TECHNOLOGIES, INC. AND THE MEMS TECHNOLOGY; and, OPTION TO PURCHASE KEYLESS OPERATION OF VEHICLE PATENT, for information regarding licensed and optioned patent rights.

Trademarks

We maintain common law rights to our trademarks. The common law rights protect the use of marks used to identify our goods and services since the time of their first use in commerce. We have a registration for our flagship software product CheckPrint(R) and our flagship hardware product BioClock(R). In addition, we have registered Sense(R) as our corporate identity, meCard(R) used to identify identification cards used in conjunction with our biometric systems and "Security Solutions at a Touch of a Finger" (R). Several other marks are being identified as strong product and service identifiers and trademark search and applications are underway. There is no guarantee that our trademark applications will mature into registration of trademarks.

Copyrights

We currently have on file several copyright applications covering our source code. We maintain common law rights to our proprietary copyrights. The common law rights protect the actual programming code, the look and feel of its display screens and material contained in our user manuals since the time of the copyrightable works creation. In addition, we have an application on file with the United States Copyright Office covering our proprietary source code, the look and feel of our display screens and user manuals. There is no guarantee that our application will mature into a registration for copyright.

Whether or not we obtain formal protection for our products and/or systems, we intend to vigorously protect our ownership rights. However, protection of our rights will not prevent others from developing similar technology on their own or developing other products that may be used for purposes similar to ours. If these events occur, others may become our competitors, which could have a material adverse effect on our business, financial condition and results of operations.

COMPETITION

We face competition from companies engaged in the time and attendance industry, as well as in the security and access control industry. Competition may come from companies using biometric fingerprint technology, as well as from companies using other biometric identification methods. Competitors also include companies marketing traditional forms of employee verification and attendance products, including time clocks, ID badges, passwords and PIN numbers. Many of our competitors may have longer operating histories and greater financial and other resources than we have. Our ability to compete successfully will depend on many factors, including our ability to adapt to changing technologies and meet the needs of the marketplace on a price competitive and timely basis.

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Competition in time and attendance services exists from various software developers and product manufacturers, the largest of which is Kronos, a publicly traded company (NASDAQ National Market System: KRON) providing software applications based on a swipe card identifier. Other competitors in time and attendance application development include Simplex, Stromberg, TimeAmerica, Time Systems and ADP. Principal competition in fingerprint biometrics includes Identix, Crossmatch, Secugen Fujitsu, and Cogent Systems. Other biometric technology providers include Recognition Systems (hand geometry), LG Electronics ( LG Iris) (iris identification) and Visage ( Facial recognition ). Many of our competitors have a substantially longer operating history than we do and have substantially greater financial and other resources than we do. While we believe that our ability to offer a total package of time and attendance and access control software and innovative hardware gives us a competitive marketing advantage, unless we are able to penetrate the marketplace and gain name recognition for our products and technology, we may be unable to compete effectively.

We have initiated due diligence to begin development of our handheld MEMS multi-substance detector. We plan to develop a handheld detector with the capabilities of detecting explosives, chemical and biological substances and narcotics. We will work in conjunction with Oak Ridge National Laboratory utilizing our on-staff expertise. We will face competition in this sector of business from industry participants such as GE Interlogix, OSI Rapiscan, Scientex, Isonics to name a few, along with other methods of detection such as K-9 units, infrared, We feel price and performance will guide this product as the industry leader in this sector.

We believe that we can effectively compete in our industry because:

      o Biometric identification is more reliable than traditional employment verification methods;

      o Fingerprint identification is less costly and more recognized than other currently available forms of biometric identification;

      o Our systems provide a total solution, turnkey approach to our customers;

      o Our systems are network enabled and can be remotely accessed by a system administrator to get valuable real time information regarding the customer's work force and security at the workplace;

      o Our systems offer an enterprise solution in that the systems are completely scalable for large numbers of employees and multiple access points and numerous locations;

      o Our systems are modular and offer a variety of identification methods that can be added to the basic system;

      o Our systems are software driven and the software is customizable to a customer's particular needs; and,

      o Biometric identification does not use ID badges, passwords, PIN numbers or other devices that have historically been misused by employees to the detriment of employers.

We have not deployed technology in the explosive detection or keyless operation of motor vehicle arenas as the products are still under development and do not have an ability to describe our competitive advantages or disadvantages at this time.

Our inability to compete successfully with any of our products could have a material adverse effect on our business, financial condition and results of operations.

EMPLOYEES

We currently employ 6 people, all of whom are full-time employees, in the following capacities: three executive officers, one of which is the Chief Executive Officer, one of which is the Chief Financial officer one of which is the Chief software designer and programmer, one specializing in the field of

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

mechanical and electrical engineering one warehouse and assembly employee, and one sales person dedicated to marketing all of our proprietary and licensed products. Our employees are not subject to a collective bargaining agreement. We believe that relations with our employees are good.

CORPORATE HISTORY

We were organized in Idaho, under the name Century Silver Mines, Inc., on February 5, 1968. Originally, we developed mining properties, but by 1998 we had ceased those operations.

Sense Technologies, Inc. was organized under the laws of the State of Florida on July 13, 1998. Sense Technologies was formed for the purpose of engaging in developing and marketing biometric devices for use in employee identification and security-related products.

In January 1999, we acquired all of the outstanding shares of Sense Technologies for a purchase price consisting of 4,026,700 of our shares, issued to the former shareholders of Sense Technologies. We operated Sense Technologies, Inc. as our wholly owned subsidiary. At the time of the acquisition, Century Silver Mines had no operations and Sense Technologies was developing its proprietary biometric security systems. Immediately following the acquisition, the former shareholders of Sense Technologies owned approximately 93% of our outstanding shares.

At the time of the acquisition, the principal owners of Sense Technologies were Dore Scott Perler and Andrew Goldrich. Dore Perler was its president, Andrew Goldrich was its secretary and treasurer, and Messrs. Perler and Goldrich were the members of its board of directors. At the time of the acquisition, the officers and directors of Century Silver Mines were John Branz, Kirk Scott and Barbara Scott, the mother of Kirk Scott. There were 288,300 outstanding shares of Century Silver Mines owned by approximately 750 holders, none of whom, to our knowledge, owned in excess of 5% of the outstanding shares. However, we understand that Kirk Scott, Barbara Scott and James Scott, her brother-in-law, owned an aggregate of approximately 29% of the outstanding shares of Century Silver Mines at the time of the acquisition.

In January 1999, we reduced the shares of our stock that were outstanding by combining each 7.74 shares that were outstanding, into one share. All numbers of shares in this annual report reflect the January 1999 share combination. In June 1999, we changed our corporate domicile from Idaho to Florida and, in connection with the domicile change we changed our name to Sense Holdings, Inc. In May 2000, we increased the number of shares of common stock we are authorized to issue to 20,000,000, in January 2002, we increased our authorized common stock to 40,000,000 shares and in April 2004, we increased our authorized to 100,000,000 shares.

In May of 2001 we acquired all of the issued and outstanding capital stock of Micro Sensor, a company specializing in explosive detection technology. Micro Sensor is now a wholly owned subsidiary of Sense Holdings. In January 2002, in an effort to unify our corporate identity we ceased operating under the name Sense Technologies, Inc., and began operating only as Sense Holdings, Inc.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

The following table includes the names, positions held and ages of our executive officers and directors.

The following table includes the names, positions held and ages of our executive officers and directors.

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NAME                  AGE   POSITION

Dore Scott Perler     44    Chief Executive Officer, President and Chairman
                            Vice President, Treasurer, Secretary and Director

Andrew Goldrich       44    Director, Chief Financial Officer

Shawn Tartaglia       35    Vice President, Chief Technical Officer and Director

Julie Slater          45    Director

DORE SCOTT PERLER has served as our Chief Executive Officer, President and Chairman of our board of directors since July 1998. From May 1993 to July 1998, Mr. Perler was a founder, Director, and Vice President of Sales covering the Southeast United States and Latin America, for Latinrep, Inc., a manufacturer's representative organization. He assisted in the formation of Latin Channels, a trade show for Latin American distributors.

ANDREW GOLDRICH has served as our Vice President, Chief Financial Officer, Treasurer, Secretary and a Director since July 1998. From January 1984 to July 1998, Mr. Goldrich was Vice President of Sales and Finance for Sassy Knitting Mills, Inc., a privately held garment manufacturer. He was a founder of Sassy Knitting Mills, where he implemented a national sales force and was responsible for overall financial and marketing activities.

SHAWN TARTAGLIA has served as our Vice President, Chief Technical Officer and Director since July 1998. From November 1997 to July 1998, Mr. Tartaglia was Manager of Information Systems for CompScript, Inc., a privately held pharmaceutical provider. From February 1993 to November 1997, Solopak Pharmaceuticals, a privately held pharmaceutical supplier, employed him as its Systems and Telecommunications Manager.

JULIE SLATER has served as a Director on our board of directors since January 1999. From 1984 and continuing until the present, Ms. Slater has been Vice President of All Eyes Optical, a privately held optometry and retail eyewear provider. She is the sister-in-law to our Chief Executive Officer, Dore Perler.

ADVISORY BOARDS AND KEY CONSULTANTS

We have established two advisory boards: an Operations Advisory Board and the Executive Operation Board. The Operations Advisory Board makes suggestions to the Board of Directors regarding hardware, engineering and manufacturing. The Executive Advisory Board makes suggestions to the Board of Directors regarding strategic goals and objectives of the organization.

ADVISORY BOARDS AND KEY CONSULTANTS

We have established two non binding advisory boards: an Operations Advisory Board and the Executive Operation Board. The Operations Advisory Board makes suggestions to the Board of Directors regarding hardware, engineering and manufacturing. The Executive Advisory Board makes suggestions to the Board of Directors regarding strategic goals and objectives of the organization.

We have also engaged several consultants who have played significant roles for us since our inception. The members of our advisory boards and consultants are:

ALEX SCHLINKMANN is a member of our Operations Advisory Board and a consultant. Mr. Schlinkmann has been a consultant to us, through Test Systems Engineering, since July 1998. Since 1991 he has been President and Design Engineer for Test Systems Engineering. He has helped with the design of several components of our hardware housing, given advice on best manufacturing methods and constructed prototypes of new hardware housings and components.

JAMIE SCHLINKMANN is also a member of our Operations Advisory Board and a consultant. Mr. Schlinkmann is the brother of Alex Schlinkmann, and has been a consultant to us since July 1998. Since 1991 he has been Vice President and Design Engineer for Test Systems Engineering. He has also helped with the design of several components of our hardware housing, given advice on best manufacturing methods and constructed prototypes of new hardware housings and components.

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

PHILIP KENDAL is a member of our Executive Advisory Board and a consultant. Mr. Kendal is a successful business professional and currently serves as the Chairman of G-Com2 Solutions, which provides systems and services are designed to expedite document preparation and reduce production time and cost. This value-added process dramatically benefits its clients in the mutual fund, commercial and association industries.

DR. PANOS DATSKOS is also a member of our Executive Advisory Board. Dr. Datskos is a scientist at Oak Ridge National Laboratory and serves as a liaison between Sense and the laboratory. He advises the Board of Directors with regards to the MEMS technology currently under license.

The Advisory Board positions are voluntary and each member is an equity owner in Sense.

BOARD OF DIRECTORS

All Directors serve for one year or such longer time until their successors are elected and qualify. Directors do not receive compensation for serving as such. The Board of Directors appoints officers and terms of office are, unless otherwise stated in employment contracts, at the discretion of the Board of Directors.

Pursuant to a Private Placement Agreement, wherein Joseph Stevens and Company, Inc., or Joseph Stevens, an NASD member, assisted in the placement of $750,000 in our securities to individual investors in 2001, Joseph Stevens has the right to designate one member to our board of directors or, in lieu thereof, appoint one observer to our board of directors until not later than March 26, 2006. To date, Joseph Stevens has not designated a director or observer. We have agreed to reimburse such designee for out-of-pocket expenses incurred in connection with attending meetings of our board of directors.

All Directors serve for one year or such longer time until their successors are elected and qualify. Directors do not receive compensation for serving as such. The Board of Directors appoints officers and terms of office are, unless otherwise stated in employment contracts, at the discretion of the Board of Directors.

Pursuant to a Private Placement Agreement, wherein Joseph Stevens assisted in the placement of $750,000 in our securities to individual investors in 2001, Joseph Stevens has the right to designate one member to our board of directors or, in lieu thereof, appoint one observer to our board of directors until not later than March 26, 2006. To date, Joseph Stevens has not designated a director or observer. We have agreed to reimburse such designee for out-of-pocket expenses incurred in connection with attending meetings of our board of directors.

BOARD COMMITTEES

We do not as yet have an audit committee or a compensation committee. Our Board of Directors, sitting as a Board, performs the functions of these committees. No members of our board are independent, within the meaning of rules of the Securities and Exchange Commission or self-regulatory organizations. No member of our Board of Directors is an "audit committee financial expert" within the meaning of Item 401(e) of Regulation SB.

CODE OF ETHICS

We have adopted a code of ethics applicable to all of our officers, directors and employees. The code of ethics also includes provisions that apply only to our chief executive officer and senior financial officers. A copy of our code of ethics is file as an exhibit to our annual report on Form 10-KSB.

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EMPLOYMENT AGREEMENTS AND COMPENSATION PACKAGES

Employment Agreements

In December 2002, the Company entered into two-year employment contracts with its Chief Executive Officer, Chief Financial Officer and Chief Technology Officer that expired on December 31, 2004. On April 1, 2005, we entered into three-year employment contracts with our Chief Executive Officer, Chief Financial Officer and Chief Technology Officer which expire on April 1, 2008. Specific terms are detailed below:

DORE PERLER. Pursuant to his employment agreement with us, Mr. Perler renders full-time professional services to Sense in the capacity of Chief Executive Officer. He is obligated, at all times, to faithfully, industriously and to the best of his ability, perform all duties set forth in Sense bylaws and in policy statements of the board of directors.

In consideration for these services as Chief Executive Officer, effective April 1, 2005, we pay Mr. Perler a salary of $137,500 per annum through May 6, 2005 and $156,000 through May 7, 2006. In addition, Mr. Perler is provided a car allowance of up to $ 500 per month.

ANDREW GOLDRICH. Pursuant to his employment agreement with us, Mr. Goldrich renders full-time professional services to Sense in the capacity of Chief Financial Officer. He is obligated, at all times, to faithfully, industriously and to the best of his ability, perform all duties set forth in Sense bylaws and in policy statements of the board of directors.

In consideration for these services as Chief Financial Officer, effective April 1, 2005, we pay Mr. Goldrich a salary of $137,500 per annum through May 6, 2005 and $156,000 through May 7, 2006. In addition, Mr. Goldrich is provided a car allowance of up to $ 500 per month.

SHAWN TARTAGLIA. Pursuant to his employment agreement with us, Mr. Tartaglia renders full-time professional services to Sense in the capacity of Chief Technical Officer. He is obligated, at all times, to faithfully, industriously and to the best of his ability, perform all duties set forth in Sense bylaws and in policy statements of the board of directors.

In consideration for these services as Chief Technical Officer, effective April 1, 2005, we pay Mr. Tartaglia a salary of $96,800 per annum.

INCENTIVE COMPENSATION

In addition to the base salary, each of our executives who have employment agreements with us are entitled to receive, as incentive compensation in respect of each calendar year (or portion thereof) of Sense, an amount determined in accordance with any bonus or short term incentive compensation program (which may be based upon achieving certain specified performance criteria) which may be established by the board. Sense's Board of Directors shall review the determination as to the amounts of any awards available to our executives under these programs at least annually. The review shall ensure that such amounts are competitive, and comparable, with awards granted to similarly situated executives of publicly held companies comparable to Sense.

OTHER BENEFITS

The employment agreements with our executives also provide other benefits. Executives receive 10 paid vacation days and such other paid holidays in accordance with Sense's policy. In addition, they are compensated in accordance with Sense's disability policies. An executive may receive up to six (6) months salary continuation in the event of short-term disability. An executive may be granted permission to be absent from Sense during working days to attend professional meetings and to attend to such outside professional duties in the biometrics field as have been mutually agreed upon. Attendance at such approved meetings and accomplishment of approved professional duties shall be fully compensated service time and shall not be considered vacation time. We shall reimburse the executive for all expenses incurred by the executive incident to attendance at approved professional meetings and such entertainment expenses incurred by the executive in furtherance of Sense's interests, provided, however, that such reimbursement is approved by the Board of Directors. We pay dues to professional associations and societies and to such service organizations and clubs of which the executive is a member, which has been approved by the Board of Directors as being in the best interests of Sense. The executives receive all other fringe benefits to which all other employees of Sense are entitled.

INSURANCE

All of our executives are covered under our general liability insurance policy for all acts done by him in good faith as an officer throughout the term of their contracts with us. Sense does not have an additional insurance policy covering its Directors and Officers. We also provide comprehensive health and major medical insurance for our executives and their families, according to Sense's benefit package.

TERMINATION

In the event of involuntary termination without "cause" or disability, each executive will be entitled to the following compensation for the succeeding 24 months following the date of termination:

      o A total of two hundred (200%) percent of the executive's base compensation in effect on the date of the employment termination; plus

      o A total of two hundred (200%) percent of the executive's annual incentive bonus earned on a quarterly basis as of the date of the termination, assuming the executive was employed on the last day of the quarter in which termination of employment occurred.

In the event the executive is terminated for "cause" the executive will be entitled to any unpaid salary through the date of termination and deferred compensation will be forfeited. In the event there is a "Change in Control", we will be required to pay the executive a lump sum equal to 299% of the executive's base compensation in effect on the date of employment plus 299% of the executive's prior year incentive bonus. The executives may, at their discretion, elect to terminate the contract the executive must give the board 90 days written notice and the executive would not be entitled to severance benefits.

INDEMNIFICATION

Our Articles of Incorporation further provide for the indemnification of any and all persons who serve as our director, officer, employee or agent to the fullest extent permitted under Florida law. Insofar as indemnification for liabilities arising under the Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission, this indemnification is against public policy as expressed in the securities laws, and is, therefore unenforceable.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

We are not currently subject to Section 16(a) of the Securities Exchange Act of 1934, and, therefore, our directors and executive officers, and persons who own more than ten percent of our common stock are not required to file with the Securities and Exchange Commission reports disclosing their initial ownership and changes in their ownership of our common stock. We have agreed to register under Section 12(g) of the Securities Exchange Act of 1934, at which time our directors, executive officers and 10% shareholders will become subject to section 16(a). We have not as yet registered our securities under Section 12(g).

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth information relating to all compensation awarded to, earned by or paid by us for each of the last three fiscal years ended December 31, to: (a) our President and Chief Executive Officer; and (b) each of our executive officers who earned more than $100,000 during the fiscal year ended December 31, 2004:

                                                                     Long-Term
                          Annual Compensation                       Compensation
-------------------------------------------------------------------------------------------------------------
                                                                      Restricted    Securities
                                                       Other Annual     Stock       Underlying
Name and Principal                   Salary    Bonus   Compensation     Awards       Options      All Other
Position              Fiscal Year      ($)      ($)        ($)           ($)          SAR (#)    Compensation
-------------------------------------------------------------------------------------------------------------
Dore Scott Perler,       2004       $131,788   $  -       $  -        $ 91,100(1)    600,000         -0-
Chief Executive          2003       $125,000   $  -       $  -        $    -            -            -0-
Officer                  2002       $101,250   $  -       $  -        $    -         150,000         -0-

Andrew Goldrich,         2004       $131,788   $  -       $  -        $ 91,100(1)    600,000         -0-
Chief Financial          2003       $125,000   $  -       $  -        $    -            -            -0-
Officer                  2002       $101,250   $  -       $  -        $    -         150,000         -0-


Shawn Tartaglia          2004       $ 96,000   $  -       $  -        $ 42,800(2)    300,000         -0-
Director and Chief       2003       $ 96,000   $  -       $  -        $    -            -            -0-
Operating Officer


(1) Represents the estimated fair value of 600,000 stock options granted to each individual, respectively, at exercise prices as follows:

          # of             Exercise
         Options            Price
         -------           --------
         250,000            $.27
         250,000            $.19
         100,000            $.17
         -------
         600,000
         -------

(2) Represents the estimated fair value of 300,000 stock options granted at exercise prices as follows:

          # of             Exercise
         Options            Price
         -------           --------
         250,000            $.19
          50,000            $.17
         -------
         300,000
         -------

OPTION GRANTS IN LAST FISCAL YEAR

The following table sets forth information concerning individual grants of options made during Fiscal 2004 to the Named Executive Officers.

                                          % of Total
                     Number of Shares    Options Granted    Exercise or     FMV of
                    Underlying Options    to Employees in   Base Price    Shares on       Expiration
                      Granted (#)          Fiscal Year        ($/Sh)      Grant Date         Date
--------------------------------------------------------------------------------------------------------
Dore Scott Perler       250,000               30.1%           $ 0.27        $ 0.27     May 21, 2007
Dore Scott Perler       250,000               30.1%           $ 0.19        $ 0.19     December 30, 2009
Dore Scott Perler       100,000               30.1%           $ 0.17        $ 0.19     December 30, 2007
Andrew Goldrich         250,000               30.1%           $ 0.27        $ 0.27     May 21, 2007
Andrew Goldrich         250,000               30.1%           $ 0.19        $ 0.19     December 30, 2009
Andrew Goldrich         100,000               28.3%           $ 0.17        $ 0.19     December 30, 2007
Shawn Tartaglia         250,000               28.3%           $ 0.19        $ 0.19     December 30, 2009
Shawn Tartaglia          50,000               28.3%           $ 0.17        $ 0.19     December 30, 2007

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

The following table indicates each exercise of stock options (or tandem SARS) and freestanding SRAS during the last fiscal year by each of the names executive officers and the total number and value of exercisable and unexercisable stock options held by Named Executive Officers as of December 31, 2004.

                                                      Number of Securities             Value of Unexercised
                                                      Underlying Unexercised               In-the-Money
                                                    Options at Fiscal Year-End (#)   Options at Fiscal Year-end
                    Shares acquired     Value       ------------------------------   ---------------------------
Name                on Exercise(#)    Realized($)   Exercisable      Unexercisable   Exercisable   Unexercisable
-----------------   ---------------   -----------   -----------      -------------   -----------   -------------
Dore Scott Perler          -              -           750,000              -            $ -0-          $  -
Andrew Goldrich            -              -           750,000              -            $ -0-          $  -
Shawn Tartaglia            -              -           525,000              -            $ -0-          $  -

INCENTIVE AND NON-QUALIFIED STOCK OPTION PLAN

1999 Plan: On July 19, 1999, the board of directors and shareholders adopted our 1999 stock option plan. We reserved 1,500,000 shares of common stock for issuance upon exercise of options granted from time to time under the 1999 stock option plan. The 1999 stock option plan is intended to assist us in securing and retaining key employees, directors and consultants by allowing them to participate in our ownership and growth through the grant of incentive and non-qualified options.

Under the stock option plan we may grant incentive stock options only to key employees and employee directors, or we may grant non-qualified options to our employees, officers, directors and consultants. Our board of directors currently administers the 1999 stock option plan.

Subject to the provisions of the stock option plan, the board will determine who shall receive options, the number of shares of common stock that may be purchased under the options, the time and manner of exercise of options and exercise prices. The term of options granted under the stock option plan may not exceed ten years or five years for an incentive stock option granted to an optionee owning more than 10% of our voting stock. The exercise price for incentive stock options will be equal to or greater than 100% of the fair market value of the shares of the common stock at the time granted. However, the incentive stock options granted to a 10% holder of our voting stock are exercisable at a price equal to or greater than 110% of the fair market value of the common stock on the date of the grant. The exercise price for non-qualified options will be set by the board, in its discretion, but in no event shall the exercise price be less than 75% of the fair market value of the shares of common stock on the date of grant. The exercise price may be payable in cash or, with the approval of the board, by delivery of shares or by a combination of cash and shares. Shares of common stock received upon exercise of options will be subject to restrictions on sale or transfer. As of April 13, 2005 we have granted options to purchase 1,265,000 shares under the 1999 stock option plan. There are 235,000 shares remaining under the 1999 stock option plan and none of the options granted to date have been exercised.

2001 Plan: On November 28, 2001, the board of directors adopted our 2001 equity compensation plan, and on November 28, the 2001 plan was ratified by holders of a majority of our outstanding common stock. We had reserved 2,000,000 shares of common stock for issuance as stock grants and upon exercise of options granted from time to time under the 2001 equity compensation plan. In April 2005, we will file an S-8 registration statement increasing the reserved shares issuable under the 2001 stock option plan by 2,000,000 to 4,000,000. The 2001 plan is intended to assist us in securing and retaining key employees, directors and consultants by allowing them to participate in our ownership and growth through the grant of incentive and non-qualified options, as well as direct stock grants. In May 2005, we will file an S-8 registration statement increasing the reserved shares issuable under the 2001 stock option plan by 2,000,000 to 4,000,000.

Under the 2001 plan we may grant incentive stock options only to key employees and employee directors. We may grant non-qualified options and issue direct stock awards to our employees, officers, directors and consultants. Our Board of Directors currently administers the 2001 equity compensation plan.

Subject to the provisions of the 2001 plan, the board will determine who shall receive options or grants, the number of shares of common stock that may be purchased under the options, the time and manner of exercise of options and exercise prices. The term of options granted under the stock option plan may not exceed ten years or five years for an incentive stock option granted to an optionee owning more than 10% of our voting stock. The exercise price for incentive stock options will be equal to or greater than 100% of the fair market value of the shares of the common stock at the time granted. However, the incentive stock options granted to a 10% holder of our voting stock are exercisable at a price equal to or greater than 110% of the fair market value of the common stock on the date of the grant. The exercise price for non-qualified options will be set by the board, in its discretion, but in no event shall the exercise price be less than the par value for our common stock The exercise price may be payable in cash or, with the approval of the board, by delivery of shares or by a combination of cash and shares. The board may also direct the issuance of shares of our common stock as awards under the 2001 plan. Absent registration under the Securities Act of 1933, as amended, or the availability of an applicable exemption there from, shares of common stock received as stock grants and upon exercise of options will be subject to restrictions on sale or transfer. As of April 13, 2005, we have granted options or awarded shares in the amount of 1,978,660 under the 2001 plan. Under the 2001 plan, there are 2,021,340 shares remaining and none of the options granted to date have been exercised.

The following table sets forth, as of December 31, 2004, information known to us relating to shares, options, warrants and rights issued under existing equity compensation plans.

                                       (a)                      (b)                  (c)
                            Number of securities      Weighted-average     Number of Securities remaining
                            issued or to be           exercise price of    available for future
                            issued upon exercise      outstanding          issuance under equity
                            of outstanding options    options, warrants    compensation plans
                            warrants and rights       and rights           (excluding securities
Plan Category                                                              reflected in column (a))
-------------               ----------------------    -----------------    ------------------------------
Equity Compensation Plans approved by Security Holders
------------------------------------------------------

1999 Plan                         1,265,000                  $.23                      235,000
2001 Plan                         1,978,660                  $.21                    2,021,340


Equity Compensation Plans not approved by Security Holders
----------------------------------------------------------

                                          0                  $.00                           00

Other Plans

Other plans includes equity compensation plans not approved by shareholders. These plans are comprised of options granted and/or warrants issued to employees and non-employees, including directors, consultants, advisors, suppliers, vendors, customers and lenders for purposes including to provide continued incentives, as compensation for services and/or to satisfy outstanding indebtedness to them.

As of December 31, 2004, we had outstanding warrants covering 9,077,590 shares of our common stock under equity plans not approved by shareholders. The warrants have exercise prices ranging from $.16 per share to $1.50 per share and expiration dates ranging from April 2006 to June 2009.

The grants of these options were approved on a case-by-case basis by the board of directors, and are within the limits of the number of shares that we are authorized to issue. The grant of warrants were not authorized by our shareholders. We may, in the future, authorize the grant of additional options and/or issuance of additional warrants for the foregoing purposes and other valid corporate purposes.

LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

As authorized by the Florida Business Corporation Law, our Articles of Incorporation provide that none of our directors shall be personally liable to for monetary damages for breach of fiduciary duty as a director, to shareholders, except liability for:

      o Any breach of the director's duty of loyalty to our company or its shareholders;

      o Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

      o unlawful payments of dividends or unlawful stock redemptions or repurchases; and

      o any transaction from which the director derived an improper personal benefit.

This provision limits our rights and the rights of our shareholders to recover monetary damages against a director for breach of the fiduciary duty of care except in the situations described above. This provision does not limit our rights or the rights of any shareholder to seek injunctive relief or rescission if a director breaches his duty of care. These provisions will not alter the liability of directors under federal securities laws.

Our Articles of Incorporation further provide for the indemnification of any and all persons who serve as our director, officer, employee or agent to the fullest extent permitted under Florida law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, this indemnification is against public policy as expressed in the securities laws, and is, therefore unenforceable.

                              CERTAIN TRANSACTIONS

During the years 2000, 2001 and 2002, Dore Perler was loaned $42,000, Andrew Goldrich was loaned $24,500 and Shawn Tartaglia was loaned $1,722. As of December 31, 2004, $57,000 of these balances are still owed. These loans bear interest at 4% per annum, are secured by Sense common shares held by the respective individual, and are payable on December 31, 2006.

                             PRINCIPAL SHAREHOLDERS

The following table sets forth, as of the date of this prospectus, information known to us relating to the beneficial ownership of shares of common stock by: each person who is the beneficial owner of more than five percent of the outstanding shares of common stock; each director; each executive officer; and all executive officers and directors as a group.

Unless otherwise indicated, the address of each beneficial owner in the table set forth below is in care of: Sense Holdings, Inc., 4503 NW 103rd Avenue, Suite 200, Sunrise, Florida 33351.

We believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

Under securities laws, a person is considered to be the beneficial owner of securities he owns and that can be acquired by him within 60 days from the date of this annual report upon the exercise of options, warrants, convertible securities or other understandings. We determine a beneficial owner's percentage ownership by assuming that options, warrants or convertible securities that are held by him, but not those held by any other person and which are exercisable within 60 days of the date of this prospectus, have been exercise or converted.

Except as other wise required by Securities and Exchange Commission rules relating to beneficial ownership, the table does not give effect to the issuance of up to:

      o 2,085,000 shares of common stock issuable upon exercise of options that have been granted;

      o 2,256,340 in the event that shares available for award under our stock option plans are awarded; and

      o 9,277,590 shares of common stock issuable upon exercise of outstanding purchase warrants; and/or

Name and Address of             Amount and Nature of               Percentage
 Beneficial Owner               Beneficial Ownership                of Class

Dore S. Perler                  1,919,723 shares(1)                   5.76%
9400 S.W. 49th Place
Cooper City, FL 33328

Andrew Goldrich                 1,779,519 shares(1)                   5.34%
21653 Marigot Drive
Boca Raton, FL 33428

Shawn Tartaglia                   718,585 shares(2)                   2.16%
6888 Ashburn Road
Lake Worth, FL 33467

Julie Slater                       48,703 shares(3)                      *
402 N.W. 118th Terrace
Coral Springs, FL 33071

Officers and Directors          4,466,530 shares(3)                  13.40%
as a group (4 persons)
_________________

*  Less than 1%.

(1) Includes 750,000 shares issuable upon exercise of currently exercisable options.

(2) Includes 525,000 shares issuable upon exercise of currently exercisable options.

(3) Includes 10,000 shares issuable upon exercise of currently exercisable options. (4) Includes 2,034,000 shares issuable upon exercise of currently exercisable options.

                            DESCRIPTION OF SECURITIES

GENERAL

The following description of our capital stock and provisions of our Articles of Incorporation is a summary thereof, copies of which may be obtained upon request. Our authorized capital consists of 100,000,000 shares of common stock, par value $.10 per share. We are not currently authorized to issue any preferred stock.

COMMON STOCK

Holders of shares of common stock are entitled to share, on a ratable basis, such dividends as may be declared by the board of directors out of funds, legally available therefore. Upon our liquidation, dissolution or winding up, after payment to creditors, our assets will be divided pro rata on a per share basis among the holders of our common stock.

Each share of common stock entitles the holders thereof to one vote. Holders of common stock do not have cumulative voting rights, meaning that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors if they choose to do so, and, in such event, the holders of the remaining shares will not be able to elect any directors. Our By-Laws require that only a majority of our issued and outstanding shares need be represented to constitute a quorum and to transact business at a stockholders' meeting. Our common stock has no preemptive, subscription or conversion rights and is not redeemable by us.

COMMON STOCK PURCHASE WARRANTS

In connection with our private placement of shares and warrants, in March 2001 we issued an aggregate of 1,208,000 shares of common stock and common stock purchase warrants of 604,000 for the purchase of additional shares. The shares were issued at $.75 and the price per share on the day of closing was $.88. Each warrant, which is not freely transferable, entitles the owner to purchase one share, until not later than April 29, 2006, for an exercise price of $1.50. The shares, including those issuable upon exercise of the warrants, have previously been registered for resale on behalf of the holders. To date, none of the warrants have been exercised.

In connection with our private placement of shares and warrants, in October 2002 we issued an aggregate of 610,000 shares of common stock and common stock purchase warrants of 353,800 for the purchase of additional shares. Each warrant, which is not freely transferable, entitles the owner to purchase one share, until not later than October 31, 2007, for an exercise price of $.50. The shares, including those issuable upon exercise of the warrants, have previously been registered for resale on behalf of the holders. To date, none of the warrants have been exercised.

In connection with our promissory note, in August 2003 we issued common stock purchase warrants of 525,000 for the purchase of common shares. Each warrant, which is not freely transferable, entitles the owner to purchase one share, until not later than August 14, 2008, for an exercise price of $.16. The shares issuable upon exercise of the warrants, have previously been registered for resale on behalf of the holders. To date, none of the warrants have been exercised.

On September 19, 2003, we granted 100,000 warrants to a consultant for services rendered. The warrants expire 5 years from the date of grant and are exercisable at $0.55 per warrant.

In April 2004, we consummated a capital raise through a private placement offered to accredited investors. We offered investment units each costing $35,000, with each unit consisting of (a) a number of shares of common stock of Sense determined by dividing the unit price by $.175 per share and (b) one common stock purchase warrants for every two shares of common stock received upon conversion with an exercise price of $.20 per share. In the event that Sense fails to satisfy registration rights, as defined, the purchase price will be adjusted to $.125 per share. In April 2004, we sold six units under the private placement aggregating 1,200,000 shares of common stock and 600,000 warrants for net proceeds of $210,000. The warrants expire in April 2009.

In May 2004, note holders comprising the $750,000 notes payable converted $175,000 of debt into 673,078 shares of common stock. Additionally, in May and June 2004, we repaid all notes holders in full $575,000.

On May 10, 2004, we issued 6,600,000 shares of common stock and granted 1,650,000 warrants for net proceeds of approximately $1,188,000 in connection with a private placement.

In June 2004, we issued 3,200,000 shares of common stock and granted 800,000 warrants for net proceeds of approximately $545,750 in connection with a second and third closing of the private placement disclosed on May 10, 2004.

On February 21, 2005, we granted 200,000 warrants to consultants for services rendered. The warrants expire 3 years from the date of grant and are exercisable at $0.30 per warrant.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is ComputerShare Trust Company, Inc., 350 Indiana Street, Suite 800, Golden, CO 80401, and its telephone number is (303) 262-0600.

                            SELLING SECURITY HOLDERS

The registration statement of which this prospectus is a part, is being filed to fulfill certain contractual obligations in connection with prior private placements of securities which are described below.

EQUITY RAISE MARCH 2001

On March 28, 2001, Sense raised $755,000 through a private placement of 604,000 units ($1.25 per unit), each unit consisting of two shares of the Company's common stock, totaling 1,208,000 shares and one common stock purchase warrant, totaling 604,000, exercisable at $1.50 per share.

In connection with the March 2001 private placement, we entered into a placement agency agreement with Joseph Stevens, an NASD member, as placement agent. On March 28, 2001 we issued 627,500 shares Joseph Stevens and its affiliates for services rendered under the Agency Agreement, to Joseph Stevens and its affiliates. The affiliates are more fully disclosed in the selling securities holders table which follows. Subsequently, in connection with a March 2004 equity raised describe below, we reduced the exercise price of 627,500 warrants for the placement agent from $.50 to $.10 per share and extended the expiration date of these warrants to May 2009.

No shares under this offering are being registered as part of this Prospectus. Resale of the shares upon the exercise of 604,000 and 627,500 warrants issued to the investors and placement agent respectively thereunder, in these transactions are covered by this Prospectus.

EQUITY RAISE MARCH 2002

On March 01, 2002, Sense closed on an offering of securities of 70 Units. We raised $2,625,625 through a private placement of 70 units ($37,500 per unit), each unit consisting of 50,000 shares of Sense's common stock and 50,000 common stock warrants exercisable at $1.00 per share with an expiration date of five
(5) years from the date of closing. The shares were issued at $.75 and the price per share on the day of closing was $.88. The units were issued to a total of seventy-one persons whom we had reasonable grounds to believe were accredited investors. The Units were offered and sold with the assistance of the Placement Agent, vFinance Investments, Inc ("VFI"). At the final closing of this offering, Sense Holdings, Inc. granted to VFI, and its affiliates, who comprise individual brokers employed by VFI, 650,000 warrants. The affiliates are more fully disclosed in the selling securities holders table which follows. These Warrants will be exercisable at $1.00 for a period of five (5) years from the closing date of this offering.

No shares under this offering are being registered as part of this Prospectus. Resale of the shares upon the exercise of 50,000 and 650,000 warrants issued thereunder, in these transactions are covered by this Prospectus.

EQUITY RAISE OCTOBER 2002

In October 2002, as part of a private placement we issued 610,000 shares to two accredited investors and aggregated proceeds of $250,000 through a private placement of 2 units ($125,000 per unit), each unit consisting of 152,500 shares of Sense's common stock and 152,500 common stock warrants exercisable at $.50 per share with an expiration date of five years from the date of closing. The Units were offered and sold with the assistance of the Placement Agent, vFinance Investments, Inc ("VFI"). At the final closing of this offering, Sense Holdings, Inc. granted to VFI, and its affiliates, who comprise individual brokers employed by VFI, 48,800 warrants. The affiliates are more fully disclosed in the selling securities holders table which follows. These Warrants will be exercisable at $0.50 for a period of five (5) years from the closing date of this offering. The units were issued to a total of two persons whom we had reasonable grounds to believe were accredited investors.

Resale of the 610,000 shares issued, and shares issuable upon the exercise of 305,000 and 48,800 warrants issued thereunder, in these transactions are covered by this prospectus.

PROMISSORY NOTE AUGUST 2003

In August of 2003, Sense closed on an offering for sale a maximum of 15 units (the "Units") for $50,000 per Unit, for a total of $750,000, to accredited investors only. Each Unit consists of a Promissory Note in the principal amount of $50,000 (the "Notes") and a Common Stock Purchase Warrant (the "Warrants") to purchase 25,000 shares of the common stock, par value $0.10 per share of Sense Holdings, Inc. (the "Common Stock"), exercisable at $0.16 per share for a period of 5 years. Investors in this Offering received 375,000 warrants to purchase common shares of Sense Holdings, Inc. In addition, Sense granted to the Placement Agent, vFinance Investments, Inc., and its affiliates, warrants to purchase 150,000 common shares. The affiliates are more fully disclosed in the selling securities holders table which follows. Placement Agent Warrants will be exercisable on the same terms and the same price as the Investor Exercise Price.

Resale of the shares upon the exercise of 375,000 and 150,000 warrants issued thereunder, in these transactions are covered by this Prospectus.

SHARES ISSUED FOR CONSULTING SERVICES NOVEMBER 2003

In November of 2003, Sense issued shares to two consultants, Marc Seigel 190,000 and Xi Yewen 700,000 for consulting services regarding business development in China. The consulting services include but are not limited to locating possible merger and acquisition candidates in China, as well as assisting the company in sourcing less expensive manufacturing services in China. Services are continuing under these agreements.

EQUITY RAISE APRIL 2004

In April 2004, we consummated a capital raise through a private placement offered to accredited investors. We offered investment units each costing $35,000, with each unit consisting of (a) a number of shares of common stock of Sense determined by dividing the unit price by $.175 per share and (b) one common stock purchase warrants for every two shares of common stock received upon conversion with an exercise price of $.20 per share. In the event that Sense fails to satisfy registration rights, as defined, the purchase price will be adjusted to $.125 per share. In April 2004, we sold six units under the private placement aggregating 1,200,000 shares of common stock and 600,000 warrants for net proceeds of $210,000. The warrants expire in April 2009.

Resale of the 1,200,000 shares issued, and shares issuable upon the exercise of 600,000 warrants issued thereunder, in these transactions are covered by this prospectus.

PROMISSORY NOTE CONVERSION MAY 2004

In May 2004, note holders comprising the $750,000 notes payable converted $175,000 of debt into 673,078 shares of common stock. Additionally, in May and June 2004, we repaid all notes holders in full $575,000.

Resale of the 673,078 shares issued in these transactions is covered by this prospectus.

EQUITY RAISE MAY 2004

In May 2004, we consummated a capital raise through a private placement offered to accredited investors. We offered, through a placement agent, investment units each costing $10,000, with each unit consisting of (a) a number of shares of common stock of Sense determined by dividing the (i)unit price by (ii) a price equal to 80% of the 5-day average of the closing bid price of the shares of common stock prior to the initial closing or any subsequent closing of the Placement, with floor on the common stock purchase price of $.20 and a ceiling on the common stock purchase price of $.26, and (b) a warrant to purchase, at any time prior to the fifth anniversary following the date of issuance of the warrant, a number of shares equal to 25% of the number of shares included with the unit, at a exercise price equal to $.50 per share of common stock.

On May 10, 2004, we issued 6,600,000 shares of common stock and granted 1,650,000 warrants for net proceeds of approximately $1,188,000 in connection with this private placement. In June 2004, we issued 3,200,000 shares of common stock and granted 800,000 warrants for net proceeds of approximately $545,750 in connection with this private placement.

In connection with the May 2004 private placement, we entered into a placement agency agreement with Joseph Stevens as placement agent. On June 8, 2004 we issued 980,000 to Joseph Stevens and its affiliates for services rendered under the Agency Agreement. The affiliates are more fully disclosed in the selling securities holders table which follows. Additionally, we reduced the exercise price of 342,475 warrants previously granted on March 28, 2001 to the Placement Agent and investors thereof from $.50 to $.10 per share and extended the expiration date of these warrants to May 2009. The closing price of our common stock on June 8, 2004 was $0.22. In accordance with NASD Marketplace Rule 2710(g)(1), Joseph Stevens agreed, with respect to such 980,000 shares, to refrain from any sales or other dispositions of such shares through May 8, 2005.

Resale of the 10,780,000 shares issued, inclusive of the 980,000 placement agent shares and shares issuable upon the exercise of 2,450,000 warrants issued thereunder in these transactions are covered by this prospectus.

Sub-Table Selling Security Holders Under this registration

                                      Investor     Investor     Consulting    PA Shares     PA Warrants
                                       Shares      Warrants       Shares
                                     ----------    ---------    ----------    ----------    ------------
EQUITY RAISE MARCH 2001                              604,000                                  627,500[1]
EQUITY RAISE MARCH 2002                            3,500,834                                  866,456[2]
EQUITY RAISE OCTOBER 2002               610,000      305,000                                   48,800[2]
PROMISSORY NOTE AUGUST 2003                          375,000                                  150,000[2]
CONSULTING SERVICES NOVEMBER 2003                                890,000
EQUITY RAISE APRIL 2004               1,200,000      600,000
PROMISSORY NOTE CONVERSION MAY 2004     673,078
EQUITY RAISE MAY 2004                 9,800,000    2,450,000                  980,000[3]

Sub-Totals                           12,283,078    7,834,834     890,000      980,000       1,692,756

Total Shares                         14,153,078

Total Warrants                        9,527,590

______________

[1] 627,500 total placement agent warrants to Joseph Stevens and Company, Inc., and its affiliates

[2] 1,065,256 total placement agent warrants to vFinance Investments, Inc., and its affiliates

[3] 980,000 total placement agent shares to Joseph Stevens and Company, Inc., and its affiliates

SELLING SECURITIES HOLDERS

The following table sets forth:

      o  the name of each selling security holder;

      o the number or shares of common stock beneficially owned by each selling security holder as of the date of this prospectus, giving effect to the exercise of the selling security holders' warrants into shares of common stock;

      o  the number of shares being offered by each selling security holder;

      o  the number of shares represented by exercisable warrants; and,

      o  the percent of class owned after offering.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities and includes any securities which the person has the right to acquire within 60 days through the conversion or exercise of any security or other right. The information as to the number of shares of our common stock owned by each affiliated selling security holder is based upon information provided by our transfer agent as of March 31, 2004.

We may amend or supplement this prospectus from time to time to update the disclosure set forth in the table. Because the selling security holders identified in the table may sell some or all of the shares owned by them which are included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares.

There are no Shares available for resale hereby that are held by the affiliated selling security holder.

The shares of common stock being offered are being registered to permit public sales and the selling security holders may offer all or part of the shares for resale from time to time. All expenses of the registration of the common stock on behalf of the selling security holder is being borne by us. We may receive some proceeds for the warrants being registered as part of registration. However, there is no guarantee the any such warrants will be exercised. All proceeds received for the exercise of warrants will be used in connection with Sense's on going business and to service any short term debt. An "*" indicates less than 1% of the class after this offering.

                                                                         Shares Available from
                                      Shares          Shares Available      the Exercise of     Shares Owned
                                    Benefically       Pursuent to this   Warrants Pursuant to    After this    Percent of Class
Selling Security Holder                Owned             Prospectus        this Prospectus         Offering     After Offering
-----------------------             -----------       ----------------   ---------------------  ------------   ----------------
Alloy, Mark                            250,000                                   125,000            125,000          *
Ball, Edward                           125,000             100,000                25,000                  0          *
Barr, Terry & Martha                   125,000             100,000                25,000                  0          *
Barry Lind Revocable Trust             875,000             700,000               175,000                  0          *
Bazelon, Richard                       100,000                                    50,000             50,000          *
Benadum, David                         312,500             250,000                62,500                  0          *
Berlin, Paul F.                        218,750             175,000                43,750                  0          *
Bomoseen Associates                    630,000             400,000               200,000             30,000          *
Bradley Family Trust                    93,750              75,000                18,750                  0          *
Buddie, Tom [2]                          1,000                                     1,000                  0          *
Callahan, Les                          100,000                                    50,000             50,000          *
Campanella, Richard [2] (Investment)     6,667                                     6,667                  0          *
Campanella, Richard [2] (PA Fee)        10,000                                    10,000                  0          *
Chant, Edward                          250,000             200,000                50,000                  0          *
Charles, Tom                            20,000                                    20,000                  0          *
Chira, Lee                             187,500             150,000                37,500                  0          *
Claps, Daniel A. [3]                     4,000               4,000                                        0          *
Cohen, David [2]                         2,000                                     2,000                  0          *
Coladonato, Antonio [3]                  1,000               1,000                                        0          *
Cooper, Keith                          125,000             100,000                25,000                  0          *
Covel, Jeffrey                          25,000                                    25,000             25,000          *
Crowe, Paul J.                          62,500              50,000                12,500                  0          *
Cruz, Irving [3]                         2,500                                     2,500                  0          *
Dandekar, Kumar & Leena                156,250             125,000                31,250                  0          *
David, Richard                         928,462             288,462               150,000            490,000          *
David, Richard - IRA                   100,000                                    50,000             50,000          *
Deatkine, David                         75,000                                    37,500             37,500          *
Deckelbaum, Morris                      50,000                                    25,000             25,000          *
Decklebaum, Gordon                      50,000                                    25,000             25,000          *
Delbono, Louis                          93,750              75,000                18,750                  0          *
Dickerson Fam. Liv. Trust              300,000                                   150,000            150,000          *
Dove, Krissy [2]                         3,000                                     3,000                  0          *
Dunkeld Holdings                       540,000                                   240,000            300,000          *
Eastman, Ronald                        100,000                                    50,000             50,000          *
Edge Capital Partners                  600,000             400,000               200,000                  0          *
Erickson, Roger                        312,500             250,000                62,500                  0          *
Fekas, William & Nancy Jan             156,250             125,000                31,250                  0          *
Ferraro, Alan [3] (Investment)          62,500              50,000                12,500                  0          *
Ferraro, Alan [3] (PA Fee)              38,250              38,250                                        0          *
Fiekowsky, Seymour & Hortense           62,500              50,000                12,500                  0          *

                                                                         Shares Available from
                                      Shares          Shares Available      the Exercise of     Shares Owned
                                    Benefically       Pursuent to this   Warrants Pursuant to    After this    Percent of Class
Selling Security Holder                Owned             Prospectus        this Prospectus         Offering     After Offering
-----------------------             -----------       ----------------   ---------------------  ------------   ----------------
Fox, William L. & Lynne                312,500             250,000                62,500                  0          *
Franz Family Trust                     156,250             125,000                31,250                  0          *
Frasco, William Christopher [3]          4,750               4,750                                        0          *
Freed, Allen [2]                         2,000                                     2,000                  0          *
Friedlander, Chuck                      50,000                                    25,000             25,000          *
Fulton, Peter [2] (Investment)          12,500                                    12,500                  0          *
Fulton, Peter [2] (PA Fee)              99,800                                    99,800                  0          *
Gagliardi, Victor                       50,000                                    25,000             25,000          *
Galterio, Richard [2] (Investment)      75,000                                    75,000                  0          *
Galterio, Richard [2] (PA Fee)         223,500                                   119,000            104,500          *
Galterio, Silvio                       100,000                                   100,000                  0          *
Gambino, Daniel [2]                     12,000                                    12,000                  0          *
Geiger, Michael C.                     156,250             125,000                31,250                  0          *
Gibson, Clay                            72,500              50,000                12,500                  0          *
Gomes, Zachary                          65,000                                    50,000             15,000          *
Gorden, Christopher                    326,154              96,154               100,000            130,000          *
Grad, Alan                             156,250             125,000                31,250                  0          *
Graves, H. Eugene                       54,500                                    50,000              4,500          *
Groeneveld, Bill [2]                     2,000                                     2,000                  0          *
Gueye, El Hadji S. [3]                   2,500               2,500                                        0          *
Gurewitsch, Steven                     218,750             175,000                43,750                  0          *
Hellner, Mark                          156,250             125,000                31,250                  0          *
Herzing, Henry                         211,654              96,154                37,500             78,000          *
Hickey, Bill & Pamela                  315,000                                   150,000            165,000          *
Hickey, Kim                            115,000                                    50,000             65,000          *
Huse, Wilfred & Margaret               150,000                                    75,000             75,000          *
Hyde, Miles                             62,500              50,000                12,500                  0          *
Jackson, William Joe & A. Street        50,000                                    25,000             25,000          *
Jacobs, Ian [2]                          1,000                                     1,000                  0          *
Janay, Gad                              37,500                                    37,500                  0          *
Janis, Michael & Rosamond              100,000                                    50,000             50,000          *
Jo Bar Enterprises, LLC                100,000                                    50,000             50,000          *
John Randall Wear Trust                156,250             125,000                31,250                  0          *
Jones, Gerald B.                       100,000                                    50,000             50,000          *
Joseph Stevens LP [3]                  342,475                                   342,475                  0          *
Jupiter Global Tech Fund             1,250,000           1,000,000               250,000                  0          *
Kalb & Peck P.C. Trust II              200,000                                   100,000            100,000          *
Katz, Joel - IRA                       375,000             300,000                75,000                  0          *
Keir & Cawder                          240,000                                    80,000            160,000          *
Kendal, Phil                           100,000                                    50,000             50,000          *
Koch, John R.                           93,750              75,000                18,750                  0          *
Kriel, Edwin                            62,500              50,000                12,500                  0          *
LaBarbara, Anthony & Fran               25,000                                    12,500             12,500          *
LaBarbara, Vincent [2]                  10,500                                     8,000              2,500          *
Lambert, James A. & Laura              125,000             100,000                25,000                  0          *
Lamm, Thomas C. & Zully                156,250             125,000                31,250                  0          *
Laughton, David Bruce                   78,125              62,500                15,625                  0          *
Leben, Michael Justin [3]                3,000               3,000                                        0          *
Leeds, Paul H.                         156,250             125,000                31,250                  0          *
Leeds, Ryan [2]                          2,000                                     2,000                  0          *
Leithauser, David                      100,000                                    50,000             50,000          *
Liebreich, Howard                      150,000                                    75,000             75,000          *
Lind Family Investments LP             156,250             125,000                31,250                  0          *
Lipshultz, Bruce                        50,000                                    50,000                  0          *
Lonergan, Dan                          100,000                                    50,000             50,000          *
Maguire, Jim [2]                         1,000                                     1,000                  0          *
Mahoney, Tim [2]                        15,000                                    15,000                  0          *
Manz, Kurt                              25,000                                    25,000                  0          *
Markowitz, Michele [3]                 179,063             179,063                                        0          *
Marsillo, Mario [2]                      8,000                                     8,000                  0          *
Matthai, Jon [2]                         1,000                                     1,000                  0          *
McEntire, Robert                       625,000             500,000               125,000                  0          *
Meislich, Herbert                      100,000                                    50,000             50,000          *
Melchior, Jean                         937,500             750,000               187,500                  0          *

                                                                         Shares Available from
                                      Shares          Shares Available      the Exercise of     Shares Owned
                                    Benefically       Pursuent to this   Warrants Pursuant to    After this    Percent of Class
Selling Security Holder                Owned             Prospectus        this Prospectus         Offering     After Offering
-----------------------             -----------       ----------------   ---------------------  ------------   ----------------
Metzner, Daryl                         100,000                                    50,000             50,000          *
Metzner, Gary                           50,000                                    25,000             25,000          *
Migliaccio, Fabio [3]                   20,000              20,000                                        0          *
Miller, John R.                         80,000                                    80,000                  0          *
Miller, Patrick                         25,000                                    25,000                  0          *
Miller, Patrick & Lee                  100,000                                    50,000             50,000          *
Mongelli, Rocco [2]                      4,000                                     4,000                  0          *
Morice, Natchez                         62,500              50,000                12,500                  0          *
MSB Family Trust                       250,000             200,000                50,000                  0          *
Mulkey II Ltd Partnership              799,808             497,308               302,500                  0          *
Mulkey, David                          100,000                                    50,000             50,000          *
Nunley Investments, LLC                200,000                                   100,000            100,000          *
Orthos, Peter [3]                      236,775              50,000               186,775                  0          *
Orthos, Peter & Alexander [3]          351,625             351,625                                        0          *
Panzer, Leonard                         62,500              50,000                12,500                  0          *
Paxinos, George [3]                     13,000              13,000                                        0          *
Pellegrino, Frank                      100,000                                    50,000             50,000          *
Person, Michael S.                     104,000                                   104,000                  0          *
Peskin, Martin                         300,000                                    50,000             250,00          *
Peskin, Martin - Pension               100,000                                    50,000             50,000          *
Petrozzo, Robert [3]                    71,250              71,250                                        0          *
Petrus, Paul                            33,333                                    33,333                  0          *
Petrus,Paul - IRA                       16,667                                    16,667                  0          *
Powell, Randall L.                     125,000             100,000                25,000                  0          *
Prager, Robert [2]                       3,000                                     3,000                  0          *
Provinzino, John C.                     62,500              50,000                12,500                  0          *
R.F. Invest. Partners, Inc.             25,000                                    25,000                  0          *
Rand, Eric [2]  (Investment)           556,500             200,000               200,000            156,500          *
Rand, Eric [2]  (PA Fee)               130,000                                   130,000                  0          *
Rappaport, Jeffrey - IRA                33,334                                    16,667             16,667          *
Rathgaber, Roni [3]                     59,750              39,750                20,000                  0          *
Richard Hicks Declaration Trust        125,000             100,000                25,000                  0          *
Riggins, Stanley                        62,500              50,000                12,500                  0          *
Robbins, Chad [2]                        1,000                                     1,000                  0          *
Romajo Partners, LP                    125,000             100,000                25,000                  0          *
Romei, Vincent                         200,000                                   100,000            100,000          *
Sanor, Rebecca                         125,000             100,000                25,000                  0          *
Santaella, Victoria [2]                 42,085                                    42,085                  0          *
Saxe, Barry                            468,750             375,000                93,750                  0          *
Schneider, Ed                           50,000                                    25,000             25,000          *
Schneider, Patricia Ann                 62,500              50,000                12,500                  0          *
Schob, John & Jean                      25,000                                    12,500             12,500          *
Schulman, Peter                         50,000                                    25,000             25,000          *
Shapiro, Jim                           150,000                                    50,000            100,000          *
Sherman, John [3]                       13,000                                    13,000                  0          *
Siegel, Alvin                          208,666                                    58,333            150,333          *
Siegel, Marc [2] (Investment)          150,000                                    50,000            100,000          *
Siegel, Marc [2] (PA Fee)              227,683                                   227,683                  0          *
Siegel, Marc [2] (Consulting)          190,000             190,000                                        0          *
Silver, Lawrence M.                    156,250             125,000                31,250                  0          *
Simon Asset Management LLC             657,500             305,000               152,500            200,000          *
Simpson, Vernon                         62,500              50,000                12,500                  0          *
Sloan, Ed                              100,000                                    50,000             50,000          *
Smith, Thomas & Liz                    100,000                                    50,000             50,000          *
Smolowitz, Phil [2]                      4,000                                     4,000                  0          *
Sokolow, Lenny [2]                      15,000                                    15,000                  0          *
Solid ISG [3]                           62,750                                    62,750                  0          *
Sorbara, Patricia [3]                  179,062             179,062                                        0          *
Sosnik, Shawn                            6,667                                     6,667                  0          *
Spielman, Jon                           78,125              62,500                15,625                  0          *
Spinosa, Dominic                       100,000                                    50,000             50,000          *
Stanko, Ian [2]                          1,000                                     1,000                  0          *
Stein, David [2]                        52,683                                    50,183              2,500          *
Steinberg, Henry                       125,000             100,000                25,000                  0          *
Steinberg, Odette                       20,000                                    20,000                  0          *

                                                                         Shares Available from
                                      Shares          Shares Available      the Exercise of     Shares Owned
                                    Benefically       Pursuent to this   Warrants Pursuant to    After this    Percent of Class
Selling Security Holder                Owned             Prospectus        this Prospectus         Offering     After Offering
-----------------------             -----------       ----------------   ---------------------  ------------   ----------------
Stern, Theodore & Elizabeth            200,000                                   200,000            200,000          *
Steves, Lewis H. & Judith P.            93,750              75,000                18,750                  0          *
Stricoff, Ron                          100,000                                    50,000             50,000          *
Surgical Orthopedic Podiatrist         125,000             100,000                25,000                  0          *
Tanner, Stephen                        114,000                                    37,500             76,500          *
Taub, Jason [2]                          2,000                                     2,000                  0          *
Terrill, Kenneth                        62,500              50,000                12,500                  0          *
The Vanderbilt Educational Trust        62,500              50,000                12,500                  0          *
Triple Crown Consultants                62,500              50,000                12,500                  0          *
Tsigounis, Steven [2]                    4,000                                     4,000                  0          *
Tyrell, William S.                     218,750             175,000                43,750                  0          *
Umansky, Donald                         62,500              50,000                12,500                  0          *
Ventre, Louis John [3]                   4,750               4,750                                        0          *
vFinance Investments [2]               273,155                                   258,505             14,650          *
Viglione, Richard & Marion              25,000                                    12,500             12,500          *
Viglione, Robert                        50,000                                    12,500             12,500          *
Vincent, Robert                         25,000                                    25,000                  0          *
Volpe, Michael [2]                      33,000                                    33,000                  0          *
Von Zech, Paul                          62,500              50,000                12,500                  0          *
Wardi, Albert [3]                       15,000              15,000                                        0          *
Whitehead, Bruce & Dong Sook            93,750              75,000                18,750                  0          *
Wilner, Robert                          60,000                                    60,000                  0          *
Wilson, Olen C.                        125,000             100,000                25,000                  0          *
Wilson, Tad                             62,500              50,000                12,500                  0          *
Wolcott, Frank                         100,000                                    50,000             50,000          *
Wolfe, J. Michael                      397,500             200,000               100,000             97,500          *
Woodworth, James & Monika              100,000                                    50,000             50,000          *
Xi, Yewen                              700,000             700,000                                        0          *
Young, Alan J.                         468,750             375,000                93,750                  0          *
Zeddies, Michael B.                    125,000             100,000                25,000                  0          *
Zindman, Michael [2]                     3,000                                     3,000                  0          *
Zoitas, Michael [3]                      3,000               3,000                                        0          *

Totals                                                  14,153,078             9,527,590         23,680,668

______________

Foot Notes

[1] The information contained in the foregoing table is derived from our books and records, as well as from our transfer agent.

[2]  Individual affiliate of v-finance.

[3]  Individual affiliate of Joseph Stevens and Company, Inc.

[4] All of the individuals or entities disclosed in footnotes 2 and 3 are Broker Dealers or affiliates thereof and may be considered underwriters. However, all of the securities registered herein by the Broker Dealers and/or their Affiliates were payment for Placement Agent services unless otherwise identified as an investment or fee for consulting services.

[5] None of natural persons disclosed herein share voting and/or investment control over the shares held by private entities.

NATURAL PERSONS IN CONTROL OF SELLING SECURITY HOLDERS ENTITIES

The following is a list of the natural persons known by Sense to be in control of entities that are selling security holders in this registration:

Barry Lind Revocable Trust              Barry Lind
Bomoseen Associates                     Theodore Stern
Bradley Family Trust                    Rick and Melissa Bradley
Dickerson Family Liv. Trust             David Dickerson
Edge Capital Partners                   Marc Siegel
Franz Family Trust                      David & Nicole Franz
Jo Bar Enterprises, LLC                 Joel A. Stone
Joseph Stevens & Co, LP                 Joseph Sorbara
Jupiter Global Tech Fund                R. Forbes
Kalb & Peck P.C. Trust II               Stuart Kalb & Laurie Peck
Keir & Cawder                           A. Stirling
Lind Family Investment LP               Barry & Philip Lind
MSB Family Trust                        Calvin Eisenbergh
Mulkey II LTD Partnership               David Mulkey
Nunley Investments, LLC                 Pierce D. Nunley
R.F. Invest. Partners, Inc.             Frank Ruccolo
Richard Hicks Declaration Trust         Richard Hicks
Romajo Partners, LP                     Seymour Kessler
Simon Asset Management                  Howard Liebreich
Solid ISG                               Alexander Baltovski
Surgical Orthopedic Podiatrist          Seymour Kessler
The Vanderbilt Edu. Trust               Lee Chira
Triple Crown Consultants                Ben Kaplan
VFinance Investments                    Leonard Sokolow

                              PLAN OF DISTRIBUTION

The shares covered by this prospectus may be distributed from time to time by the selling security holders in one or more transactions that may take place on the over-the-counter market. These include ordinary broker's transactions, privately-negotiated transactions or through sales to one or more broker-dealers for resale of these shares as principals, at market prices existing at the time of sale, at prices related to existing market prices, through Rule 144 transactions or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling security holders in connection with sales of securities.

The selling security holders may sell the securities in one or more of the following methods:

      o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

      o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

      o an exchange distribution in accordance with the rules of the applicable exchange;

      o  privately negotiated transactions;

      o  settlement of short sales;

      o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

      o  a combination of any such methods of sale; and,

      o  any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus. Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Broker-dealers may agree to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for us or a selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter markets or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with such resales, broker-dealers may pay to or receive from the purchasers of such shares, commissions as described above.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares or common stock or warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424 (b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors-in-interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

In making sales, brokers or dealers used by the selling security holders may arrange for other brokers or dealers to participate. The selling security holders and others through whom such securities are sold may be deemed to be "underwriters" within the meaning of the Securities Act for the securities offered, and any profits realized or commission received may be considered underwriting compensation. There are not any current standby arrangements with any broker-dealers or underwriting firms to resell on behalf of selling shareholders.

Placement agents, Richard Campanella, Alan Ferraro, Peter Fulton, Richard Galterio, Eric Rand and Marc Siegel are underwriters with respect to the additional (non-placement agent shares) received. These shares or warrants to purchase shares were received through investment, or consulting services unrelated to their placement agent services. As such, for those shares not received as placement agent fees, these placement agents are considered "underwriters" within the meaning of the Securities Act for the securities offered, and any profits realized or commission received may be considered underwriting compensation. These broker-dealers and their affiliates and the corresponding shares have been identified in the Selling Securities Holders table above by footnotes 2 or 3 and (investment) or (consulting fees).

For the selling shareholders who are broker-dealers, or affiliates thereof, other than those disclosed in the previous paragraph, all shares received were purchased in the ordinary course of business as these shares were received as placement agent fees. In addition, none of the broker-dealers, or affiliates thereof, discussed in this paragraph, at the time of purchase of the securities to be resold, had any agreements or understandings, directly or indirectly, with any person to distribute the securities. These broker-dealers and their affiliates and the corresponding shares have been identified in the Selling Securities Holders table above by footnotes 2 or 3 and (PA Fee).

The maximum amount of compensation to be received by Joseph Stevens for the sale of securities registered under this prospectus will not be greater than 8.884% of the proceeds from the 14,501,750 maximum allowable shares that Joseph Stevens may sell hereunder with NASD approval. The maximum amount of compensation to be received by any NASD member or independent broker-dealer other than Joseph Stevens for the sale of any securities registered under this prospectus will not be greater than 8.0% of the gross proceeds from the sale of such securities.

At the time a particular offer of the securities is made by or on behalf of a selling security holder, to the extent required, a prospectus is to be delivered. The prospectus will include the number of shares of common stock being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for the shares of common stock purchased from the selling security holder, and any discounts, commissions or concessions allowed or re-allowed or paid to dealers, and the proposed selling price to the public.

We have advised the selling security holders that, at the time of the resale of shares covered by this prospectus is made by or on behalf of a selling security holder, a copy of this prospectus is to be delivered.

We have also advised the selling security holders that during the time as they may be engaged in a distribution of the shares included herein they are required to comply with Regulation M of the Exchange Act. With certain exceptions, Regulation M precludes any selling security holders, any affiliated purchasers and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchase made in order to stabilize the price of a security in connection with the distribution of that security.

Sales of securities by us and the selling security holders or even the potential of these sales may have a negative effect on the market price of the shares of common stock offered hereby.

                         SHARES ELIGIBLE FOR FUTURE SALE

At the date of this prospectus, we have 33,323,858 shares of common stock issued and outstanding of which 31,119,567 shares, including the 14,153,078 outstanding shares covered by this prospectus, are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by an affiliate of ours. This does not include 4,341,340 shares issuable upon exercise of options under our stock option plans, 2,085,000 of which have been granted or 9,277,590 shares issuable upon exercise of outstanding warrants. They may be resold by their holders as long as they are covered by a current registration statement or under an available exemption from registration.

The remaining 307,000 shares of common stock currently outstanding are restricted securities. The remaining restricted shares will become eligible for sale under Rule 144 at various times provided that they have been held for at least one year. In general, Rule 144 permits a shareholder who has owned restricted shares for at least one year, to sell without registration, within a three month period, up to one percent of our then outstanding common stock. We must be current in our reporting obligations in order for a shareholder to sell shares under Rule 144. In addition, shareholders other than our officers, directors or 5% or greater shareholders who have owned their shares for at least two years, may sell them without volume limitation or the need for our reports to be current.

We cannot predict the effect, if any, that market sales of common stock or the availability of these shares for sale will have on the market price of the shares from time to time. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market could adversely affect market prices for the common stock and could damage our ability to raise capital through the sale of our equity securities.

                                  LEGAL MATTERS

The validity of common shares including those common shares underlying the warants being offered in this prospectus will be passed upon for us by Joseph D. Garrity, Esq., CHARTERED, 5001 NW 121st Drive, Coral Springs, FL 33076.

                                    EXPERTS

The consolidated financial statements of Sense Holdings, Inc. for the years ending December 31, 2004 and 2003, appearing in this prospectus and registration statement have been audited by Sherb & Co., LLP, independent registered public accounting firm, as set forth in their report (which contained an explanatory paragraph regarding Sense's ability to continue as a going concern) thereon appearing elsewhere in this prospectus, and are included in reliance upon this report given on the authority of such firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

We have filed with the SEC the registration statement on Form SB-2 under the Securities Act for the common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by SEC rules and regulations. For further information concerning us and the securities offered by this prospectus, we refer to the registration statement and to the exhibits filed with it. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts and/or other documents filed as exhibits to the registration statement.

The registration statement, including all exhibits, may be inspected without charge at the SEC's Public Reference Room at 450 Fifth Street, N.W. Washington, D.C. 20549, and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of these materials may also be obtained from the SEC's Public Reference at 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549, upon the payment of prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

The registration statement, including all exhibits and schedules and amendments, has been filed with the SEC through the Electronic Data Gathering, Analysis and Retrieval system. Following the effective date of the registration statement relating to this prospectus, we will become subject to the reporting requirements of the Exchange Act and in accordance with these requirements, will file annual, quarterly and special reports, and other information with the SEC. We also intend to furnish our shareholders with annual reports containing audited financial statements and other periodic reports as we think appropriate or as may be required by law.

NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THE INFORMATION SET FORTH HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                                TABLE OF CONTENTS

                                                             Page
                                                             ----

              Prospectus Summary..........................      2
              Risk Factors................................      3
              Capitalization..............................     11
              Use of Proceeds.............................     12
              Price Range of Common Stock
               and Dividend Policy........................     12
              Forward-Looking Statements..................     13
              Management's Discussion and
               Analysis or Plan of Operation..............     14
              Business....................................     22
              Management..................................     32
              Executive Compensation......................     36
              Certain Transactions........................     40
              Principal Shareholders......................     40
              Description of Securities...................     41
              Selling Security Holders....................     43
              Plan of Distribution .......................     50
              Shares Eligible for Future Sale.............     52
              Legal Matters...............................     53
              Experts.....................................     53
              Additional Information......................     53
              Financial Statements........................    F-1


                                23,680,668 SHARES


                              SENSE HOLDINGS, INC.


                                   PROSPECTUS


                                  May 26, 2005

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Florida Business Corporation Act (the "Corporation Act") permits the indemnification of directors, employees, officers and agents of Florida corporations. Sense's Articles of Incorporation (the "Articles") and Bylaws provide that Sense shall indemnify its directors and officers to the fullest extent permitted by the Corporation Act.

The provisions of the Corporation Act that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for (a) violations of criminal laws, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution and (d) willful misconduct or conscious disregard for the best interests of Sense in a proceeding by or in the right of a shareholder. The statute does not affect a director's responsibilities under any other law, such as the Federal securities laws.

The effect of the foregoing is to require Sense to indemnify the officers and directors of Sense for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Sense pursuant to the foregoing provisions, Sense has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the act and is therefore unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses payable by Sense in connection with the distribution of the securities being registered are as follows:

SEC Registration and Filing Fee.........................................$  1,530
Legal Fees and Expenses*................................................$  5,000
Accounting Fees and Expenses*...........................................$  5,000
Financial Printing*.....................................................$ 10,000
Transfer Agent Fees*....................................................$  1,500
Blue Sky Fees and Expenses*.............................................$  1,000
Miscellaneous*..........................................................$    500
                                                                        --------

          TOTAL.........................................................$ 24,530
                                                                        ========

* Estimated

         None of the foregoing expenses are being paid by the selling security holders.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

On August 31, 2001, we issued an aggregate of $1,055,000 principal amount of our 10% promissory notes and an aggregate of 1,055,000 shares of our common stock, for an aggregate purchase price of $1,055,000. These securities were sold to 22 persons, each of whom we had reasonable grounds to believe was an accredited investor. Each of the investors (a) had access to business and financial information concerning us, (b) was afforded the opportunity to ask questions of our management concerning our operations and the terms of the offering, (c) represented that it was acquiring the securities for investment purposes only and not with a view towards distribution or resale except in compliance with applicable securities laws and (d) had such knowledge and experience in business and financial matters that it was able to evaluate the risks and merits of an investment. Therefore, each investor was also sophisticated within the meaning of Federal securities laws. In connection with this transaction, we issued an additional 105,500 shares of common stock as compensation to the placement agent. In addition, the notes and certificates evidencing all of the shares that were issued contained a legend restricting their transferability absent registration under the Act or the availability of an applicable exemption therefrom. The issuance of these securities was exempt from the registration requirements of the Act by reason of Section 4(2) and/or the rules and regulations thereunder including Rule 506 of Regulation D.

From February 2001 to January 2002, we issued an aggregate of 328,000 shares of common stock to ten individuals in consideration of consulting and professional services rendered to us. The consulting services were for legal services, marketing services, business development services and merger and acquisition services. Each of the consultants and professionals (a) had a preexisting relationship with us, (b) had access to business and financial information concerning us, (c) was afforded the opportunity to ask questions of our management concerning our operations and the terms of the offering, and (d) had such knowledge and experience in business and financial matters that it was able to evaluate the risks and merits of an investment. Therefore, each investor was "sophisticated" within the meaning of Federal securities laws. In addition, the certificates evidencing the shares that were issued contained a legend restricting their transferability absent registration under the Act or the availability of an applicable exemption therefrom. The issuance of these securities was exempt from the registration requirements of the Act by reason of
Section 4(2) and/or the rules and regulations thereunder including Rule 506 of Regulation D.

On August 31, 2001, we issued our $30,000 principal amount promissory note and 30,000 shares of common stock to one person, in consideration of consulting services rendered. The consulting services were related to investment banking strategy and advice. The note holder (a) had a preexisting relationship with us,
(b) had access to business and financial information concerning us, (c) was afforded the opportunity to ask questions of our management concerning our operations and the terms of the offering, and (d) had such knowledge and experience in business and financial matters that it was able to evaluate the risks and merits of an investment. Therefore, the note holder was "sophisticated" within the meaning of Federal securities laws. In addition, the certificates evidencing the shares that were issued contained a legend restricting their transferability absent registration under the Act or the availability of an applicable exemption therefrom. The issuance of these securities was exempt from the registration requirements of the Act by reason of
Section 4(2) and/or the rules and regulations thereunder including Rule 506 of Regulation D.

On March 1, 2002, the Company raised $2,625,625 through a private placement of 70 units ($37,500 per unit), each unit consisting of 50,000 shares of the Company's common stock and 50,000 common stock warrants exercisable at $1.00 per share with an expiration date of five years from the date of closing. The Company incurred costs in relation to this private placement of $315,075 and netted proceeds of $2,310,550. Additionally, the Company issued to a consultant that provided services in relation to securing the proceeds of this offering, 866,455 common stock warrants exercisable at $1.25 per share. All costs associated with this offering are recorded net against the gross proceeds. The units were issued to a total of seventy-one persons whom the Company had reasonable grounds to believe were accredited investors. Each of the investors
(a) had access to business and financial information concerning the Company, (b) represented that it was acquiring the securities for investment purposes only and not with a view towards distribution or resale except in compliance with applicable securities laws and (c) had such knowledge and experience in business and financial matters that he or she was able to evaluate the risks and merits of an investment in the Company. Therefore each investor was also sophisticated within the meaning of Federal securities laws. In addition, the certificates evidencing the shares and warrants that were issued contained a legend restricting their transferability absent registration under the Act or the availability of an applicable exemption therefrom. The issuance of these securities was exempt from the registration requirements of the Act by reason of
Section 4(2) and/or the rules and regulations thereunder including Rule 506 of Regulation D.

In September 2002, the Company's outstanding notes payable of $1,055,000 along with accrued interest of $105,000 was retired with a cash payment of $1,068,200 and the issuance of 277,500 shares of its common stock. The Company recorded additional interest expense of $51,800 in connection with the conversion of a portion of the notes principal balance. Each of the investors (a) had access to business and financial information concerning the Company, (b) represented that it was acquiring the securities for investment purposes only and not with a view towards distribution or resale except in compliance with applicable securities laws and (c) had such knowledge and experience in business and financial matters that he or she was able to evaluate the risks and merits of an investment in the Company. Therefore each investor was also sophisticated within the meaning of Federal securities laws. In addition, the certificates evidencing the shares and warrants that were issued contained a legend restricting their transferability absent registration under the Act or the availability of an applicable exemption therefrom. The issuance of these securities was exempt from the registration requirements of the Act by reason of Section 4(2) and/or the rules and regulations thereunder including Rule 506 of Regulation D.

In October 2002, as part of a private placement the Company issued 610,000 shares to two accredited investors and aggregated proceeds of $250,000 through a private placement of 2 units ($125,000 per unit), each unit consisting of 152,500 shares of the Company's common stock and 152,500 common stock warrants exercisable at $.50 per share with an expiration date of five years from the date of closing. The Company incurred costs in relation to this private placement of $25,000 and netted proceeds of $225,000. The Company also issued to a consultant that provided services in relation to securing the proceeds of this offering, 48,800 common stock warrants exercisable at $0.50 per share. All costs associated with this offering are recorded net against the gross proceeds. The units were issued to a total of two persons whom the Company had reasonable grounds to believe were accredited investors. Each of the investors (a) had access to business and financial information concerning the Company, (b) represented that it was acquiring the securities for investment purposes only and not with a view towards distribution or resale except in compliance with applicable securities laws and (c) had such knowledge and experience in business and financial matters that he or she was able to evaluate the risks and merits of an investment in the Company. Therefore each investor was also sophisticated within the meaning of Federal securities laws. In addition, the certificates evidencing the shares and warrants that were issued contained a legend restricting their transferability absent registration under the Act or the availability of an applicable exemption therefrom. The issuance of these securities was exempt from the registration requirements of the Act by reason of
Section 4(2) and/or the rules and regulations thereunder including Rule 506 of Regulation D.

During 2002, the Company issued 305,435 of its common shares to consultants and employees for services rendered. The consulting services were for legal services, marketing services, business development services and merger and acquisition services. The consultants and advisors (a) had a preexisting business relationship with the Company, (b) had access to financial statements and other relevant information concerning the Company, (c) had such knowledge in business and financial matters that they were able to understand the risks and merits of an investment in the Company, and were, therefore, sophisticated investors at the time of acquisition and (d) the shares that were issued contained a legend restricting their transferability absent registration under the Act or the availability of an applicable exemption therefrom. Accordingly, these transactions were exempt from the registration requirements of the Act by reason of Section 4(2) of the Act and the rules and regulations thereunder.

During the quarter ended March 31, 2003, the Company issued 30,250 shares of its common stock for services rendered. The consulting services were legal services. The consultants and employees (a) had a preexisting business relationship with the Company, (b) had access to financial statements and other relevant information concerning the Company, (c) had such knowledge in business and financial matters that they were able to understand the risks and merits of an investment in the Company, and were, therefore, sophisticated investors at the time of acquisition and (d) the shares that were issued contained a legend restricting their transferability absent registration under the Act or the availability of an applicable exemption therefrom. Accordingly, these transactions were exempt from the registration requirements of the Act by reason of Section 4(2) of the Act and the rules and regulations thereunder.

During the quarter ended March 31, 2003 the Company canceled 15,000 shares of stock that were returned to the Company by a former employee in connection with a settlement agreement dated November 2002.

During the quarter ended June 30, 2003 the Company issued 133,000 shares of its common stock to consultants and employees for services rendered. The consulting services were for legal services and merger and acquisition services. The consultants and employees (a) had a preexisting business relationship with the Company, (b) had access to financial statements and other relevant information concerning the Company, (c) had such knowledge in business and financial matters that they were able to understand the risks and merits of an investment in the Company, and were, therefore, sophisticated investors at the time of acquisition and (d) the shares that were issued contained a legend restricting their transferability absent registration under the Act or the availability of an applicable exemption therefrom. Accordingly, these transactions were exempt from the registration requirements of the Act by reason of Section 4(2) of the Act and the rules and regulations thereunder.

During the quarter ending June 30, 2003 the Company issued warrants to purchase its common stock through a private placement. The private placement provided for the sale of 15 units at a price of $50,000 per unit in order to raise up to a total of $750,000. As of September 30, 2003, the Company raised a principal amount of $750,000 on 15 units sold and has issued 375,000 in purchase warrants at $.16. All 15 units were issued to a total of seven persons whom the Company had reasonable grounds to believe were accredited investors. Each of the investors (a) had access to business and financial information concerning the Company, (b) represented that it was acquiring the securities for investment purposes only and not with a view towards distribution or resale except in compliance with applicable securities laws and (c) had such knowledge and experience in business and financial matters that he or she was able to evaluate the risks and merits of an investment in the Company. Therefore each investor was also sophisticated within the meaning of Federal securities laws. In connection with this transaction, the Company issued warrants to purchase 150,000 shares of common stock, as compensation to the placement agent. In addition, the certificates evidencing the shares and warrants that were issued contained a legend restricting their transferability absent registration under the Act or the availability of an applicable exemption therefrom. The issuance of these securities was exempt from the registration requirements of the Act by reason of Section 4(2) and/or the rules and regulations thereunder including Rule 506 of Regulation D.

During the quarter ended September 30, 2003 the Company issued 14,720 shares of its common stock for services rendered. The Consultant services were legal services. The consultants and employees (a) had a preexisting business relationship with the Company, (b) had access to financial statements and other relevant information concerning the Company, (c) had such knowledge in business and financial matters that they were able to understand the risks and merits of an investment in the Company, and were, therefore, sophisticated investors at the time of acquisition and (d) the shares that were issued contained a legend restricting their transferability absent registration under the Act or the availability of an applicable exemption therefrom. Accordingly, these transactions were exempt from the registration requirements of the Act by reason of Section 4(2) of the Act and the rules and regulations thereunder.

On September 19, 2003, the Company granted 100,000 warrants to a consultant for services rendered. The consultant services were business development and marketing services. The warrants expire 5 years from the date of grant and are exercisable at $0.55 per warrant. The consultants and employees (a) had a preexisting business relationship with the Company, (b) had access to financial statements and other relevant information concerning the Company, (c) had such knowledge in business and financial matters that they were able to understand the risks and merits of an investment in the Company, and were, therefore, sophisticated investors at the time of acquisition and (d) the shares that were issued contained a legend restricting their transferability absent registration under the Act or the availability of an applicable exemption therefrom. Accordingly, these transactions were exempt from the registration requirements of the Act by reason of Section 4(2) of the Act and the rules and regulations thereunder.

During the quarter ended December 31, 2003 the Company issued 522,000 shares of its common stock for services rendered. The consulting services were for legal services, business development services and merger and acquisition services. The consultants and employees (a) had a preexisting business relationship with the Company, (b) had access to financial statements and other relevant information concerning the Company, (c) had such knowledge in business and financial matters that they were able to understand the risks and merits of an investment in the Company, and were, therefore, sophisticated investors at the time of acquisition and (d) the shares that were issued contained a legend restricting their transferability absent registration under the Act or the availability of an applicable exemption therefrom. Accordingly, these transactions were exempt from the registration requirements of the Act by reason of Section 4(2) of the Act and the rules and regulations thereunder.

During the quarter ended March 31, 2004, the Company issued 117,625 common shares of its common stock for services rendered. The consulting services were for legal services, marketing services, business development services and merger and acquisition services. The shares were issued at the fair values at the date of the issuance which were at prices ranging from $.30 to $.34. In connection with these shares, the Company recorded non-cash compensation and consulting expense of $15,958 and deferred compensation of $10,333, which will be amortized over the service period.

In April 2004, the Company issued 345,518 common shares of its common stock for services rendered. The consulting services were for legal services, marketing services, business development services and merger and acquisition services. The shares were issued at the fair values at the date of the issuance of $.285. In connection with these shares, the Company recorded non-cash compensation and consulting expense of $98,473, which will be amortized over the service period.

In April 2004, the Company consummated a capital raise through a private placement offered to accredited investors. The Company offered investment units each costing $35,000, with each unit consisting of (a) a number of shares of common stock of the Company determined by dividing the unit price by $.175 per share and (b) one common stock purchase warrants for every two shares of common stock received upon conversion with an exercise price of $.20 per share. In the event that the Company fails to satisfy registration rights, as defined, the purchase price will be adjusted to $.125 per share. In April 2004, the Company sold six units under the private placement aggregating 1,200,000 shares of common stock and 600,000 warrants for net proceeds of $210,000. The warrants expire in April 2009.

In May 2004, note holders comprising the $750,000 notes payable converted $175,000 of debt into 673,078 shares of common stock. Additionally, the Company repaid notes holders $450,000.

On May 10, 2004, we issued 6,600,000 shares of common stock and granted 1,650,000 warrants in connection with a private placement.

In June 2004, we issued 3,200,000 shares of common stock and granted 800,000 warrants in connection with a private placement.

In connection with the May 2004 private placement, the Company entered into a placement agency agreement with Joseph Stevens as placement agent. In connection with this placement agency agreement, the Company issued 980,000 common shares to Joseph Stevens and its affiliates.

In July 2004, the Company issued 9,402 common shares of its common stock for services rendered. These services include legal services. The shares were issued at the fair values at the date of the issuance of $.20 per share. In connection with these shares, the Company recorded non-cash compensation of $1,880.

In August 2004, the Company issued 8,152 common shares of its common stock for services rendered. These services include legal services. The shares were issued at the fair values at the date of the issuance of $.17 per share. In connection with these shares, the Company recorded non-cash compensation of $1,386.

In August 2004, the Company issued 9,375 common shares of its common stock for services rendered. These services include legal services. The shares were issued at the fair values at the date of the issuance of $.18 per share. In connection with these shares, the Company recorded non-cash compensation of $1,688.

In November 2004, the Company issued 11,719 shares of its common stock for services rendered. These services include legal services. The shares were issued at the fair values at the date of the issuance of $.22 per share. In connection with these shares, the Company recorded non-cash compensation of $2,578.

On November 17, 2004, the Company entered into a six-month consulting agreement with a third party for business development and investor relations services. In connection with this consulting agreement, the Company agreed to issue an aggregate of 1,100,000 shares of common stock for services rendered over the contract period unless terminated earlier. The Company valued these shares at their fair market value based on the trading price on the date of issuance of $.22 per share or $242,000 to be amortized over the service period.

On December 22, 2004, the Company issued 11,719 shares of its common stock for services rendered. These services include legal services. The shares were issued at the fair values at the date of the issuance of $.22 per share. In connection with these shares, the Company recorded non-cash compensation of $2,578.

On January 1, 2005, the Company entered into a consulting agreement with a third party for business development services for a six-month period. In connection with the consulting agreement, the Company issued 75,000 common shares of its common stock for services rendered and to be rendered in the future. The shares were issued at the fair values at the date of the issuance of $.17 per share. In connection with these shares, the Company recorded non-cash compensation and consulting expense of $6,375 and deferred compensation of $6,375 which will be amortized over the service period.

In February 2005, the Company issued 70,000 shares of common stock for accrued rent of $14,700.

On March 15, 2005, the Company issued 1,000 common shares of its common stock for services rendered. The shares were issued at the fair values at the date of the issuance of $.19 per share. In connection with these shares, the Company recorded stock-based compensation of $190.

ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

A. EXHIBITS:

Exhibit No.                Description of Document

2.1 Agreement and Plan of Merger between Century Silver Mines, Inc. and Sense Holdings, Inc.(1)

3.1(a) Articles of Incorporation of Sense Holdings, Inc.(1) 3.1(b) Articles of Merger of Century Silver Mines, Inc. into Sense Holdings, Inc. (FL)(1)

3.1(c) Articles of Merger of Century Silver Mines, Inc. into Sense Holdings, Inc. (ID)(1)

3.2      Bylaws (1)

10.1     1999 Stock Option Plan (1)

10.2     Employment Agreement between the Company and Dore Scott Perler (1)

10.3     Employment Agreement between the Company and Andrew Goldrich (1)

10.4     Employment Agreement between the Company and Shawn Tartaglia (1)

10.5     Technology License Agreement, as amended, with SAC Technologies,
         Inc.(1)

10.6     Lease for Tamarac Office (1)

10.11    Manufacturing and Non-Compete Agreement with Test Systems Engineering
         (1)

10.12    Sales Agreement with Integrated Design, Inc.(1)

10.13 Agreement and Plan of Acquisition dated May 31, 2001 with Micro Sensor Technologies, Inc. (2)

10.14 Patent License Agreement dated March 26, 2001, between Micro Sensor Technologies, Inc. and UT-Battelle, LLC (2)

10.15 Consulting Agreement dated June 1, 2001, between Micro Sensor Technologies, Inc. and Dr. Thomas Thundat (2)

10.16 Work for Others Agreement dated June 4, 2001, between UT-Battelle, LLC and Micro Sensor Technologies, Inc. (2)

10.17    Form of Promissory Note, as amended (4)

10.18    Lease for Sunrise Office. (4)

10.19    2001 Equity Compensation Plan (3)

10.20 Employment Agreement between the Company and Dore Scott Perler as of December 16, 2002(4)

10.21 Employment Agreement between the Company and Andrew Goldrich as of December 16, 2002 (4)

10.22 Employment Agreement between the Company and Shawn Tartaglia as of December 16, 2002(4)

10.23 Employment Agreement between the Company and Dore Scott Perler as of April 1, 2005(5)

10.24 Employment Agreement between the Company and Andrew Goldrich as of April 1, 2005 (5)

10.25 Employment Agreement between the Company and Shawn Tartaglia as of April 1, 2005(5)

14       Code of Ethics (5)

23.1     Consent of Certified Public Accountants
____________

(1) Incorporated by reference to exhibits with the corresponding number filed with our registration statement on Form SB-2 (File No. 333-87293).

(2) Incorporated by reference to exhibits with the corresponding number filed with our registration statement on Form SB-2 (File No.333-62874).

(3) Incorporated by reference to exhibits with the corresponding number filed with our registration statement on Form S-8 (File No.333-81306).

(4) Incorporated by reference to exhibits with the corresponding number previously filed with Form 10-KSB filed on April 15, 2003.

(5) Incorporated by reference to exhibits with the corresponding number previously filed on Form 10-KSB filed on April 15,2005.

ITEM 28. UNDERTAKINGS

The undersigned Registrant also undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or preceding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                       SENSE HOLDINGS, INC. AND SUBSIDIARY
                        CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2005
                                   (UNAUDITED)



                                      INDEX



Consolidated Balance Sheet - March 31, 2005 (unaudited) .....................F-2

Consolidated Statements of Operations (unaudited)
   For the Three Months Ended March 31, 2005 and 2004 .......................F-3

Consolidated Statements of Cash Flow (unaudited)
   For the Three Months Ended March 31, 2005 and 2004 .......................F-4

Notes to Consolidated Financial Statements (unaudited)................F-5 to F-9

                       SENSE HOLDINGS, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 2005
                                   (Unaudited)


                                     ASSETS
                                     ------

Current assets:
   Cash and cash equivalents .....................................  $   557,092
   Marketable securities, at market ..............................       23,324
   Accounts receivable, net of allowance
        for doubtful accounts of $47,438 .........................       69,715
   Inventories, net ..............................................       33,216
   Other current assets ..........................................        9,807
                                                                    -----------

   Total current assets ..........................................      693,154

Property and equipment, net ......................................       22,275

Due from shareholders ............................................       57,641
                                                                    -----------

   Total assets ..................................................  $   773,070
                                                                    ===========

                      LIABILITIES AND SHAREHOLDERS' EQUITY
                      ------------------------------------

Current liabilities:
   Accounts payable ..............................................  $    40,343
   Accrued expenses ..............................................       66,538
   Deferred revenue ..............................................       20,478
   Margin loan payable ...........................................       18,602
   Notes payable .................................................       25,000
                                                                    -----------

   Total current liabilities .....................................      170,961
                                                                    -----------

Shareholders' equity:
   Common stock, $.10 par value, 100,000,000 shares authorized;
     33,323,858 shares issued and outstanding ....................    3,332,386
   Additional paid-in capital ....................................    7,035,680
   Accumulated deficit ...........................................   (9,618,145)
   Deferred compensation .........................................     (147,812)
                                                                    -----------

   Total shareholders' equity ....................................      602,109
                                                                    -----------

   Total liabilities and shareholders' equity ....................  $   773,070
                                                                    ===========

                 See notes to consolidated financial statements.

                       SENSE HOLDINGS, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                                        For the Three Months
                                                              March 31,
                                                    ---------------------------
                                                        2005           2004
                                                    ------------   ------------
Revenues:
   Sale of tangible products .....................  $     29,361   $     56,475
   Consulting services and maintenance ...........        18,502              -
                                                    ------------   ------------

      Total revenues .............................        47,863         56,475

Cost of goods sold - tangible products ...........        10,320         10,214
                                                    ------------   ------------

Gross profit .....................................        37,543         46,261
                                                    ------------   ------------

Operating expenses:
   Depreciation and amortization .................         2,905          2,905
   Research and development ......................        38,036         39,504
   General and administrative ....................       388,977        222,686
                                                    ------------   ------------

      Total operating expenses ...................       429,918        265,095
                                                    ------------   ------------

Loss from operations .............................      (392,375)      (218,834)
                                                    ------------   ------------

Other income (expenses):
   Loss on sale of securities ....................             -         (1,760)
   Interest income ...............................         2,968            720
   Interest expense ..............................        (1,432)       (49,035)
   Unrealized gain (loss) on securities ..........          (251)         2,663
                                                    ------------   ------------

      Total other income (expenses) ..............         1,285        (47,412)
                                                    ------------   ------------

Net loss .........................................  $   (391,090)  $   (266,246)
                                                    ============   ============


Net loss per common share - basic and diluted ....  $      (0.01)  $      (0.01)
                                                    ============   ============

Weighted average number of shares
   outstanding - basic and diluted ...............    33,140,591     18,345,521
                                                    ============   ============

                 See notes to consolidated financial statements.

                       SENSE HOLDINGS, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)
                                                         For the Three Months
                                                            Ended March 31,
                                                       ------------------------
                                                          2005           2004
                                                       ---------      ---------
Cash flows from operating activities:
  Net loss .......................................     $(391,090)     $(266,246)
                                                       ---------      ---------
  Adjustments to reconcile net loss to net cash
   used in operations:
    Depreciation and amortization ................         2,905          2,905
    Common stock, warrants and options issued for
     services ....................................        30,023         47,234
    Amortization of deferred compensation ........       164,340              -
  Interest income on due from shareholders .......          (641)             -
    Amortization of discount of notes payable ....             -         30,207
    Loss on sale of investments ..................             -          1,760
    Unrealized (gain) loss on investments ........           251         (2,663)

  Changes in assets and liabilities:
    Accounts receivable ..........................       (20,534)        30,839
    Inventories ..................................         3,385          4,494
    Other current assets .........................         6,243          5,001
    Accounts payable .............................        (7,112)         5,008
    Accrued expenses .............................         6,490          5,634
    Deferred Revenue .............................         4,418              -
                                                       ---------      ---------

    Total adjustments ............................       189,768        130,419
                                                       ---------      ---------

Net cash used in operating activities ............      (201,322)      (135,827)
                                                       ---------      ---------

Cash flows from investing activities:
  Purchases of marketable securities .............             -           (706)
  Proceeds from sales of marketable securities ...             -         45,328
                                                       ---------      ---------

Net cash flows provided by investing activities ..             -         44,622
                                                       ---------      ---------

Cash flows from financing activities:
  Proceeds from margin loan ......................            72              -
  Proceeds from exercise of warrants .............       120,800              -
                                                       ---------      ---------

Net cash flows provided by financing activities ..       120,872              -
                                                       ---------      ---------

Net decrease in cash and cash equivalents ........       (80,450)       (91,205)

Cash and cash equivalents - beginning of year ....       637,542         91,484
                                                       ---------      ---------

Cash and cash equivalents - end of period ........     $ 557,092      $     279
                                                       =========      =========
Supplemental disclosure of cash flow information:
  Cash paid for :
    Interest .....................................     $       -      $  10,000
                                                       =========      =========
    Income taxes .................................     $       -      $       -
                                                       =========      =========
 NON-CASH INVESTING AND FINANCING ACTIVITIES:
      Common stock issued for debt ...............     $  14,700      $       -
                                                       =========      =========

                 See notes to consolidated financial statements.

                       SENSE HOLDINGS, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2005

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

Sense Technologies, Inc. ("Sense") was formed on July 13, 1998, to design, develop, manufacture and sell biometric security identification systems.

On January 19, 1999, Sense was acquired by Century Silver Mines, Inc. ("CSM"), an Idaho corporation, for 4,026,700 shares of CSM stock (the "Exchange"). The Exchange was completed pursuant to the Agreement and Plan of Reorganization between Sense and CSM. The Exchange has been accounted for as a reverse acquisition under the purchase method for business combinations. Accordingly, the combination of the two companies is recorded as a recapitalization of Sense, pursuant to which Sense is treated as the continuing entity. In August 1999, pursuant to the approval of the Board of Directors of CSM, the name of the company changed to Sense Holdings, Inc. (the "Company").

On May 31, 2001 the Company acquired 100% of the outstanding stock of Micro Sensor Technologies, Inc. ("Micro Sensor") in exchange for 2,000,000 shares of the Company's common stock. The Company accounted for the acquisition using the purchase method of accounting and, accordingly, the operating results of Micro Sensor have been included in the consolidated financial statements since the date of acquisition.

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial statements and pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). The accompanying consolidated financial statements for the interim periods are unaudited and reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position and operating results for the periods presented. The consolidated financial statements include the accounts of Sense Holdings, Inc. and its subsidiary. All significant intercompany accounts and transactions have been eliminated. These financial statements should be read in conjunction with the consolidated financial statements and related footnotes for the year ended December 31, 2004 and notes thereto contained in the Report on Form 10-KSB as filed with the Securities and Exchange Commission. The results of operations for the three months ended March 31, 2005 are not necessarily indicative of the results for the full fiscal year ending December 31, 2005.

Stock Options
-------------

The Company accounts for stock options issued to employees in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation cost is measured on the date of grant as the excess of the current market price of the underlying stock over the exercise price. Such compensation amounts, if any, are amortized over the respective vesting periods of the option grant. The Company adopted the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" and SFAS 148, "Accounting for Stock-Based Compensation -Transition and Disclosure", which permits entities to provide pro forma net income (loss) and pro forma earnings (loss) per share disclosures for employee stock option grants as if the fair-valued based method defined in SFAS No. 123 had been applied. The Company accounts for stock options and stock issued to non-employees for goods or services in accordance with the fair value method of SFAS 123.

                       SENSE HOLDINGS, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2005

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES(CONTINUED)

Stock Options (continued)

The exercise prices of all options granted by the Company equal the market price at the dates of grant. No compensation expense has been recognized. Had compensation cost for the stock option plan been determined based on the fair value of the options at the grant dates consistent with the method of SFAS 123, "Accounting for Stock Based Compensation", the Company's net loss and loss per share would have been changed to the pro forma amounts indicated below for the three months ended March 31, 2005 and 2004:

                                                    For the Three Months Ended
                                                             March 31,
                                                    --------------------------
                                                        2005           2004
                                                    -----------    -----------
   Net loss as reported ..........................  $  (391,090)      (266,246)
     Add: total stock-based employee
     compensation expense determined under fair
     value based method, net of related tax effect            -              -
                                                    -----------    -----------

     Pro forma net loss ..........................  $  (391,090)   $  (266,246)
                                                    ===========    ===========

   Basic loss per share:
     As reported .................................  $      (.01)   $      (.01)
                                                    ===========    ===========
     Pro forma ...................................  $      (.01)   $      (.01)
                                                    ===========    ===========

The above pro forma disclosures may not be representative of the effects on reported net earnings for future years as options vest over several years and the Company may continue to grant options to employees.

The fair value of each option and warrant grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants:

                                                      2005        2004
                                                      ----        ----
         Dividend yield .........................     0%            -
         Expected volatility range ..............     132%          -
         Risk-free interest rate ................     4.00%         -
         Expected holding periods ...............     3 years       -

NOTE 2 - INVENTORIES

At March 31, 2005 inventories consists of:

         Raw materials ..................................     $ 54,716
         Finished goods .................................       15,100
                                                              --------
                                                                69,816

         Less: Reserve for slow moving inventory ........      (36,600)
                                                              --------

                                                              $ 33,216
                                                              ========

                       SENSE HOLDINGS, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 MARCH 31, 2005

NOTE 3 - SHAREHOLDERS' EQUITY

Common stock
------------

In January 2005, the Company issued 605,000 shares of common stock for exercise of warrants for net proceeds of $120,800.

On January 1, 2005, the Company entered into a consulting agreement with a third party for business development services for a six-month period. In connection with the consulting agreement, the Company issued 75,000 common shares of its common stock for services rendered and to be rendered in the future. The shares were issued at the fair values at the date of the issuance of $.17 per share. In connection with these shares, the Company recorded non-cash compensation and consulting expense of $6,375 and deferred compensation of $6,375 which will be amortized over the service period.

In February 2005, the Company issued 70,000 shares of common stock for accrued rent of $14,700.

On March 15, 2005, the Company issued 1,000 common shares of its common stock for services rendered. The shares were issued at the fair values at the date of the issuance of $.19 per share. In connection with these shares, the Company recorded stock-based compensation of $190.

Stock option
------------

Stock option activity for the three months ended March 31, 2005 is summarized as follows:

                                              Number of      Weighted average
                                               shares         exercise price
                                              ---------      ----------------
   Outstanding at December 31, 2004 ......    2,085,000            0.35
       Granted ...........................            -            0.00
       Exercised .........................            -            0.00
       Canceled ..........................            -            0.00
                                              ---------           -----

   Outstanding at March 31, 2005 .........    2,085,000           $0.35
                                              =========           =====

The following table summarizes the Company's stock options outstanding at March 31, 2005:

                                 Options outstanding and exercisable
                                -------------------------------------
                                              Weighted       Weighted
                                               average       average
            Range of                          remaining      exercise
         exercise price           Number        life          price
         --------------         ---------     ---------      --------
         $         0.69           375,000       0.75           0.69
         $    0.75-0.79           165,000       0.75           0.78
         $         0.27           500,000       1.25           0.27
         $    0.18-0.19         1,045,000       2.75           0.19
                                ---------
                                2,085,000
                                =========

                       SENSE HOLDINGS, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 MARCH 31, 2005

NOTE 3 - SHAREHOLDERS' EQUITY (CONTINUED)

Common Stock Warrants
---------------------

On February 21, 2005, the Company granted 200,000 warrants to consultants for services rendered. The warrants expire 3 years from the date of grant and are exercisable at $0.30 per warrant. The Company valued these warrants utilizing the Black-Scholes options pricing model at approximately $0.15 or $30,023 and recorded non-cash consulting expense.

Stock warrant activity for the three months ended March 31, 2005 is summarized as follows:

                                              Number of      Weighted average
                                               shares         exercise price
                                              ---------      ----------------
   Outstanding at December 31, 2004 ......    9,682,590            0.87
       Granted ...........................      200,000            0.30
       Exercised .........................     (605,000)          (0.20)
                                              ---------           -----

   Outstanding at March 31, 2005 .........    9,277,590           $0.90
                                              =========           =====

The following table summarizes the Company's stock warrants outstanding at March 31, 2005:

                                 Options outstanding and exercisable
                                -------------------------------------
                                              Weighted       Weighted
                                               average       average
            Range of                          remaining      exercise
         exercise price           Number        life          price
         --------------         ---------     ---------      --------
         $    0.50-0.55         3,531,300       2.37           0.50
         $    1.25-1.50         5,026,290       2.56           1.28
         $    0.30                200,000       2.90           0.30
         $    0.16                520,000       3.50           0.16
                                ---------
                                9,277,590
                                =========

NOTE 4 - MAJOR CUSTOMERS

Substantially all of the sales during the three months ended March 31, 2005, were derived from one customer. This customer accounted for approximately 21% of the outstanding accounts receivable at March 31, 2005.

                       SENSE HOLDINGS, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 MARCH 31, 2005

NOTE 5 - GOING CONCERN

As reflected in the accompanying consolidated financial statements, the Company incurred net losses since inception of $9,618,145 and has cash used in operations of $201,322 for the three months ended March 31, 2005. The Company's ability to continue as a going concern is dependent on achieving profitable operations and the possibility of raising additional equity and/or debt financing. While the Company is attempting to increase sales, the growth has not been significant enough to support the Company's daily operations. During the three months ended March 31, 2005, the Company raised net proceeds of $120,800 from the exercise of common stock warrants. Management believes that it has sufficient working capital funds through December 31, 2005. In the future, the Company may attempt to raise additional funds by way of a public or private offering. There can be no assurance that the Company's efforts will be successful. The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

                       SENSE HOLDINGS, INC. AND SUBSIDIARY
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2004

                                    CONTENTS


Report of Independent Registered Public Accounting Firm.....................F-11

Consolidated Financial Statements:

   Consolidated Balance Sheet at December 31, 2004..........................F-12

   Consolidated Statements of Operations -
         For the Years Ended December 31, 2004 and 2003.....................F-13

   Consolidated Statements of Changes in Shareholders' Equity (Deficit) -
         For the Years Ended December 31, 2004 and 2003.....................F-14

   Consolidated Statements of Cash Flows -
         For the Years Ended December 31, 2004 and 2003.....................F-15

Notes to Consolidated Financial Statements..........................F-16 to F-34

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and Stockholders:
 Sense Holdings. Inc.

We have audited the accompanying consolidated balance sheet of Sense Holdings, Inc. and Subsidiary as of December 31, 2004, and the related consolidated statements of operations, changes in shareholders' equity (deficit) and cash flows for the years ended December 31, 2004 and 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amount and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sense Holdings, Inc. and Subsidiary, as of December 31, 2004, and the consolidated results of their operations and their cash flows for the years ended December 31, 2004 and 2003, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has an accumulated deficit of $9,227,055, has a net loss for the year ended December 31, 2004 of $1,499,284, and used cash in operations of $910,770 for the year ended December 31, 2004. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regards to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                        /s/ Sherb & Co., LLP
                                        --------------------
                                        Sherb and Co., LLP
Boca Raton, Florida                     Certified Public Accountants
April 13, 2005

                       SENSE HOLDINGS, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 2004


                                     ASSETS
Current assets:
   Cash and cash equivalents ...................................    $   637,542
   Marketable securities, at market ............................         23,575
   Accounts receivable, net of allowance
        for doubtful accounts of $47,438 .......................         49,181
   Inventories, net ............................................         36,601
   Other current assets ........................................         16,050
                                                                    -----------

   Total current assets ........................................        762,949

Property and equipment, net ....................................         25,180

Due from shareholders ..........................................         57,000
                                                                    -----------

   Total assets ................................................    $   845,129
                                                                    ===========

                      LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
   Accounts payable ............................................    $    47,455
   Accrued expenses ............................................         74,748
   Deferred revenue ............................................         16,060
   Margin loan payable .........................................         18,530
   Notes payable ...............................................         25,000
                                                                    -----------

   Total current liabilities ...................................        181,793
                                                                    -----------

Shareholders' equity:
   Common stock, $.10 par value, 100,000,000 shares
     authorized; 32,572,858 shares issued and outstanding ......      3,257,286
   Additional paid-in capital ..................................      6,932,317
   Accumulated deficit .........................................     (9,227,055)
   Deferred compensation .......................................       (299,212)
                                                                    -----------

   Total shareholders' equity ..................................        663,336
                                                                    -----------

   Total liabilities and shareholders' equity ..................    $   845,129
                                                                    ===========

                 See notes to consolidated financial statements.

                       SENSE HOLDINGS, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                        For the Years Ended
                                                            December 31,
                                                    ---------------------------
                                                        2004            2003
                                                    ------------   ------------

Revenues:
   Sale of tangible products .....................  $     82,097   $    444,147
   Consulting services and maintenance ...........        57,224              -
                                                    ------------   ------------

        Total revenues ...........................       139,321        444,147

Cost of goods sold - tangible products ...........        55,581        169,681
                                                    ------------   ------------

Gross profit .....................................        83,740        274,466
                                                    ------------   ------------

Operating expenses:
   Depreciation and amortization .................        11,618         43,119
   Research and development ......................       163,492        203,546
   General and administrative ....................     1,304,374      1,162,558
   Impairment of license agreement ...............             -        117,072
                                                    ------------   ------------

        Total operating expenses .................     1,479,484      1,526,295
                                                    ------------   ------------

Loss from operations .............................    (1,395,744)    (1,251,829)
                                                    ------------   ------------

Other income (expenses):
   Loss on sale of securities ....................        (1,760)       (11,401)
   Interest income ...............................         4,834          5,164
   Interest expense ..............................      (108,143)      (148,436)
   Unrealized gain (loss) on securities ..........         1,529         (3,173)
                                                    ------------   ------------

        Total other expenses .....................      (103,540)      (157,846)
                                                    ------------   ------------

Net loss .........................................  $ (1,499,284)  $ (1,409,675)
                                                    ============   ============

Net loss per common share - basic and diluted ....  $      (0.06)  $      (0.08)
                                                    ============   ============
Weighted average number of shares
   outstanding - basic and diluted ...............    26,639,839     16,907,464
                                                    ============   ============

                 See notes to consolidated financial statements.

                                              SENSE HOLDINGS, INC. AND SUBSIDIARY
                                   CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
                                         FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

                                       Common Stock, $.10 Par Value                                                   Total
                                       ---------------------------     Additional                                 Shareholders'
                                        Number of                       Paid-in       Deferred     Accumulated       Equity
                                          Shares          Amount        Capital     Compensation     Deficit        (Deficit)
                                       -----------     -----------     ----------   ------------   -----------     -----------
Balance, December 31, 2002 ..........   16,656,905     $ 1,665,690     $5,487,363    $  (4,048)    $(6,318,096)    $   830,909

Grant of stock warrants and options
  issued for services ...............            -               -         81,897            -               -          81,897

Grant of stock warrants in connection
  with notes payable ................            -               -        120,832            -               -         120,832

Common stock issued for services ....    1,661,610         166,162        148,608     (250,200)              -          64,570

Cancelled shares ....................      (15,000)         (1,500)         1,500            -               -               -

Amortization of deferred compensation            -               -              -       19,685               -          19,685

Net loss for the year ...............            -               -              -            -      (1,409,675)     (1,409,675)
                                       -----------     -----------     ----------    ---------     -----------     -----------

Balance, December 31, 2003 ..........   18,303,515       1,830,352      5,840,200     (234,563)     (7,727,771)       (291,782)

Common stock issued for cash ........   11,980,000       1,198,000        745,750            -               -       1,943,750

Common stock issued for debt ........      673,078          67,308        107,692            -               -         175,000

Common stock issued for services ....    1,616,265         161,626        238,675     (304,000)              -          96,301

Amortization of deferred compensation            -               -              -      239,351               -         239,351

Net loss for the year ...............            -               -              -            -      (1,499,284)     (1,499,284)
                                       -----------     -----------     ----------    ---------     -----------     -----------

Balance, December 31, 2004 ..........   32,572,858     $ 3,257,286     $6,932,317    $(299,212)    $(9,227,055)    $   663,336
                                       ===========     ===========     ==========    =========     ===========     ===========


                                        See notes to consolidated financial statements.

                                                             F-14

                                   SENSE HOLDINGS, INC. AND SUBSIDIARY
                                  CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                                                   For the Years
                                                                                Ended December 31,
                                                                          -----------------------------
                                                                              2004              2003
                                                                          -----------       -----------
Cash flows from operating activities:
   Net loss ........................................................      $(1,499,284)      $(1,409,675)
                                                                          -----------       -----------
   Adjustments to reconcile net loss to net cash used in operations:
        Depreciation and amortization ..............................           11,618            43,119
        Common stock, warrants and options issued for services .....           96,301           146,467
        Amortization of deferred compensation ......................          239,351            19,685
        Amortization of discount of notes payable ..................           75,520            45,312
        Loss (gain) on sale of investments .........................            1,760            11,401
        Unrealized (gain) loss on investments ......................           (1,529)            3,173
        Allowance for doubtful accounts ............................             (345)           14,283
        Reserve for slow moving inventory ..........................           36,600                 -
        Loss on impairment of license agreement ....................                -           117,072

   Changes in assets and liabilities:
        Accounts receivable ........................................          111,390          (112,662)
        Inventories ................................................           12,588            37,320
        Prepaid expenses ...........................................            8,472             5,416
        Other current assets .......................................           (6,243)            2,369
        Due from shareholders ......................................           11,722                 -
        Accounts payable ...........................................          (16,620)          (19,910)
        Accrued expenses ...........................................           (8,131)           75,179
        Deferred Revenue ...........................................           16,060                 -
                                                                          -----------       -----------

      Total adjustments ............................................          588,514           388,224
                                                                          -----------       -----------

Net cash used in operating activities ..............................         (910,770)       (1,021,451)
                                                                          -----------       -----------

Cash flows from investing activities:
   Purchases of marketable securities ..............................          (13,297)         (189,236)
   Proceeds from sales of marketable securities ....................           63,329           330,498
   Purchase of equipment and software ..............................                -           (26,390)
                                                                          -----------       -----------

Net cash flows provided by investing activities ....................           50,032           114,872
                                                                          -----------       -----------

Cash flows from financing activities:
   Proceeds from notes payable .....................................                -           750,000
   Proceeds from margin loan .......................................           13,046             5,484
   Payment of notes payable ........................................         (550,000)                -
   Net proceeds from sale of common stock ..........................        1,943,750                 -
                                                                          -----------       -----------

Net cash flows provided by financing activities ....................        1,406,796           755,484
                                                                          -----------       -----------

Net increase (decrease) in cash and cash equivalents ...............          546,058          (151,095)

Cash and cash equivalents - beginning of year ......................           91,484           242,579
                                                                          -----------       -----------

Cash and cash equivalents - end of year ............................      $   637,542       $    91,484
                                                                          ===========       ===========

Supplemental disclosure of cash flow information:
   Cash paid for:
    Interest .......................................................      $    27,863       $    26,535
                                                                          ===========       ===========
    Income taxes ...................................................      $         -       $         -
                                                                          ===========       ===========

 NON-CASH INVESTING AND FINANCING ACTIVITIES:
      Common stock issued for debt .................................      $   175,000       $         -
                                                                          ===========       ===========

                             See notes to consolidated financial statements.

                                                  F-15

                       SENSE HOLDINGS, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2004

NOTE 1 - BASIS OF PRESENTATION

Organization

Sense Technologies, Inc. ("Sense") was formed on July 13, 1998, to design, develop, manufacture and sell biometric security identification systems.

On January 19, 1999, Sense was acquired by Century Silver Mines, Inc. ("CSM"), an Idaho corporation, for 4,026,700 shares of CSM stock (the "Exchange"). The Exchange was completed pursuant to the Agreement and Plan of Reorganization between Sense and CSM. The Exchange has been accounted for as a reverse acquisition under the purchase method for business combinations. Accordingly, the combination of the two companies is recorded as a recapitalization of Sense, pursuant to which Sense is treated as the continuing entity. In August 1999, pursuant to the approval of the Board of Directors of CSM, the name of the company changed to Sense Holdings, Inc. (the "Company").

On May 31, 2001, the Company acquired 100% of the outstanding stock of Micro Sensor Technologies, Inc. ("Micro Sensor") in exchange for 2,000,000 shares of the Company's common stock, thereby indirectly acquired the rights and obligations of Micro Sensor under various agreements to which it is a party, including a Patent License Agreement

Principles of consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All material inter-company transactions have been eliminated.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Marketable Securities

Marketable securities are classified as trading securities and are held for resale in anticipation of short-term market movements. At December 31, 2004, marketable securities consisted of U.S. Treasury and Federal Agency securities held for resale. Gains or losses are recognized in the statement of operations when the bonds are sold. Unrealized gains or losses are recognized in the statement of operations on a monthly basis based on changes in the estimated fair value. For the years ended December 31, 2004 and 2003, net unrealized gains (losses) related to investments held for trading were $1,529 and $(3,173), respectively.

As of December 31, 2004, marketable securities consisted of U.S. Treasury Securities with a market value of $23,575.

                       SENSE HOLDINGS, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                                DECEMBER 31, 2004

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Accounts receivable

Accounts receivable are reported at net realizable value. The Company has established an allowance for doubtful accounts based upon factors pertaining to the credit risk of specific customers, historical trends, and other information. Delinquent accounts are written-off when it is determined that the amounts are uncollectible. At December 31, 2004, the allowance for doubtful accounts was $47,438.

Inventories

Inventories are stated at the lower of average cost or market and consist of raw materials and finished goods. The Company writes down inventory for estimated obsolescence or unmarketable inventory based upon assumptions and estimates about future demand and market conditions. If actual market conditions are less favorable than those projected by the Company, additional inventory write-downs may be required. For the years ended December 31, 2004 and 2003, the Company recorded a reserve for slow moving inventory of $36,600 and $0, respectively and is included in cost of sales on the accompanying statements of operations.

Property and Equipment

Property and equipment is stated at cost. Depreciation on property and equipment is calculated using the straight-line method over the estimated useful lives of the assets. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

Income Taxes

Under the asset and liability method of FASB Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities, and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance, when in the Company's opinion it is likely that some portion or the entire deferred tax asset will not be realized.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

                       SENSE HOLDINGS, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                                DECEMBER 31, 2004

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Fair Value of Financial Instruments

The carrying amounts reported in the balance sheet for cash, marketable securities, receivables, inventories, accounts payable and accrued expenses, margin loan payable, and notes payable approximate their fair market value based on the short-term maturity of these instruments.

Revenue Recognition

The Company follows the guidance of the Securities and Exchange Commission's Staff Accounting Bulletin 104 for revenue recognition. In general, the Company records revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured. The following policies reflect specific criteria for the various revenues streams of the Company:

The Company generates revenue from the sale of its products. Revenues from the sale of these items are recognized upon delivery of the product to the customer.

Revenue from periodic maintenance agreements is generally recognized ratably over the respective maintenance periods provided no significant obligations remain and collectibility of the related receivable is probable

Impairment of long-lived assets

The Company reviews the carrying value of intangibles and other long-lived assets for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets is measured by comparison of its carrying amount to the undiscounted cash flows that the asset or asset group is expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the property, if any, exceeds its fair market value.

Research and Development

Research and development costs are expensed as incurred. These costs primarily consist of salaries paid for the development of the Company's software. Research and development costs for the years ended December 31, 2004 and 2003 were $163,492 and $203,546, respectively.

                       SENSE HOLDINGS, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                                DECEMBER 31, 2004

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Stock Based Compensation

The Company accounts for stock options issued to employees in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation cost is measured on the date of grant as the excess of the current market price of the underlying stock over the exercise price. Such compensation amounts, if any, are amortized over the respective vesting periods of the option grant. The Company adopted the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" and SFAS 148, "Accounting for Stock-Based Compensation -Transition and Disclosure", which permits entities to provide pro forma net income (loss) and pro forma earnings (loss) per share disclosures for employee stock option grants as if the fair-valued based method defined in SFAS No. 123 had been applied. The Company accounts for stock options and stock issued to non-employees for goods or services in accordance with the fair value method of SFAS 123.

Had compensation cost for the stock option plan been determined based on the fair value of the options at the grant dates consistent with the method of SFAS 123, "Accounting for Stock Based Compensation", the Company's net loss and loss per share would have been changed to the pro forma amounts indicated below for the years ended December 31, 2004 and 2003:

                                                       For the year ended
                                                          December 31,
                                                  ----------------------------
                                                       2004           2003
                                                  ------------    ------------
Net loss as reported                              $(1,499,284)    $(1,409,675)
Less: total stock-based employee
compensation expense determined under
fair value based method, net of related tax
effect                                               (227,730)        (18,184)
                                                  -----------     -----------

Pro forma net loss                                $(1,727,014)    $(1,427,859)
                                                  ===========     ===========

Basic loss per share:
               As reported                        $      (.06)    $      (.08)
                                                  ===========     ===========
               Pro forma                          $      (.06)    $      (.08)
                                                  ===========     ============

The above pro forma disclosures may not be representative of the effects on reported net earnings for future years as options vest over several years and the Company may continue to grant options to employees.

                       SENSE HOLDINGS, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                                DECEMBER 31, 2004

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Stock Based Compensation (continued)

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants:

                                            2004               2003
                                            ----               ----
         Dividend yield                     0%                  0%-
         Expected volatility range          74% to 130%         70%
         Risk-free interest rate            4.00%               4.00%
         Expected holding periods           3-5 years           2 years

License Agreement

License agreement is stated at cost, less accumulated amortization. Amortization was computed using the straight-line method over an estimated life of five years based upon management's expectations relating to the life of the technology and current competitive market conditions. For the years ended December 31, 2004 and 2003, amortization of the license agreement amounted to $0 and $32,928, respectively. In the fourth quarter of 2003, based on an impairment test, the Company decided to write-off the remaining unamortized licensing fee of $117,072. The decision to recognize an impairment loss was made in light of the subsidiary's inability to generate a profit from this licensing agreement, the length of time estimated for us to recover the initial investment, and the uncertainty of market conditions and business performance.

Advertising

Advertising is expensed as incurred. Advertising expenses for the years ended December 31, 2004 and 2003 totaled approximately $3,795 and $12,510, respectively.

Warranty Obligations

The Company generally provides the ultimate consumer a warranty with each product and accrues warranty expense at the time of the sale based on the Company's prior claims history. Actual warranty costs incurred are charged against the accrual when paid.

                       SENSE HOLDINGS, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                                DECEMBER 31, 2004

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents, marketable securities and notes payable. The Company's investment policy is to invest in low risk, highly liquid investments. The Company does not believe it is exposed to any significant credit risk in its cash investment.

The Company maintains its cash balances at quality financial institutions which, at times, exceed federally insured limits. These balances are insured by the Federal Deposit Insurance Corporation up to $100,000. At December 31, 2004, the Company had $517,693 in United States bank deposits, which exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash on deposit. The Company performs on-going credit evaluations of its customer base including those included in accounts receivable at December 31, 2004, and, generally, does not require collateral. The Company maintains reserves for potential credit losses and such losses have been within management's expectations.

Loss Per Common Share

Basic net earnings (loss) per share equals net earnings (loss) divided by the weighted average shares outstanding during the year. The computation of diluted net earnings per share does not include dilutive common stock equivalents in the weighted average shares outstanding as they would be anti-dilutive. Not included in basic shares are stock options and warrants of 11,767,590 and 8,977,590 because they are anti-dilutive in 2004 and 2003, respectively.

Recent Accounting Pronouncements

In December 2004, the FASB issued FASB Statement No. 123R, "Share-Based Payment, an Amendment of FASB Statement No. 123" ("FAS No. 123R"). FAS No. 123R requires companies to recognize in the statement of operations the grant- date fair value of stock options and other equity-based compensation issued to employees. FAS No. 123R is effective beginning in the Company's second quarter of fiscal 2006. The Company is in process of evaluating the impact of this pronouncement on its financial position.

In December 2004, the FASB issued SFAS Statement No. 153, "Exchanges of Non-monetary Assets." The Statement is an amendment of APB Opinion No. 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. The Company believes that the adoption of this standard will have no material impact on its financial statements.

                       SENSE HOLDINGS, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                                DECEMBER 31, 2004

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements (continued)

In March 2004, the Emerging Issues Task Force ("EITF") reached a consensus on Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments." The EITF reached a consensus about the criteria that should be used to determine when an investment is considered impaired, whether that impairment is other-than-temporary, and the measurement of an impairment loss and how that criteria should be applied to investments accounted for under SFAS No. 115, "ACCOUNTING IN CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES." EITF 03-01 also included accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. Additionally, EITF 03-01 includes new disclosure requirements for investments that are deemed to be temporarily impaired. In September 2004, the Financial Accounting Standards Board (FASB) delayed the accounting provisions of EITF 03-01; however the disclosure requirements remain effective for annual reports ending after June 15, 2004. The Company believes that the adoption of this standard will have no material impact on its financial statements.

Reclassifications

Certain prior periods' balances have been reclassified to conform to the current period's financial statement presentation. These reclassifications had no impact on previously reported results of operations or shareholders' equity.

NOTE 2 - BASIS OF PRESENTATION

The accompanying consolidated financial statements are prepared assuming the Company will continue as a going concern. During the years ended December 31, 2004 and 2003, the Company incurred losses from operations of $1,499,284 and $1,409,675, respectively, and had negative cash flows from operations in the amount of $910,770 and $1,021,451, respectively. While the Company is attempting to increase sales, the growth has not been significant enough to support the Company's daily operations. Management intends to attempt to raise additional funds by way of a public or private offering. While the Company believes in the viability of its strategy to improve sales volume and in its ability to raise additional funds, there can be no assurances to that effect.

NOTE 3 - MAJOR CUSTOMERS

For the year ended December 31, 2003, four customers accounted for 87% of the Company's revenue. These same four customers accounted for 80% of the outstanding accounts receivable at December 31, 2003. For the year ended December 31, 2004, three customers accounted for 72% of the Company's revenues. These same three customers accounted for 57% of the outstanding gross accounts receivable at December 31, 2004.

                       SENSE HOLDINGS, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                                DECEMBER 31, 2004

NOTE 4 - INVENTORIES

At December 31, 2004 inventories consists of:

         Raw materials                                  $  59,051
         Finished goods                                    14,150
                                                        ---------
                                                           73,201
         Less: Reserve for slow moving inventory          (36,600)
                                                        ---------
                                                        $  36,601
                                                        =========

NOTE 5 - RELATED PARTY TRANSACTIONS

Prior to fiscal 2003, certain shareholders received funds from the Company in the form of demand notes. At December 31, 2004, the balance on the amount owed to the Company was $57,000. These loans bear interest at 4% per annum, are secured by Company common shares held by the respective individuals, and are payable on December 31, 2006.

NOTE 6 - PROPERTY AND EQUIPMENT

At December 31, 2004, property and equipment consisted of the following:

                                        Estimated life
                                        --------------
      Computer equipment and software      3-5 years          $   41,585
      Furniture and fixtures                7 years               19,104
                                                              ----------
                                                                  60,689
      Less: Accumulated depreciation                             (35,509)
                                                              ----------
                                                              $   25,180
                                                              ==========

For the years ended December 31, 2004 and 2003, depreciation expense amounted to $11,618 and $10,191, respectively.

NOTE 7 - LOANS PAYABLE

During fiscal 2003, the Company raised capital from accredited investors under a private placement memorandum. The private placement provided for the sale of 15 units at a price of $50,000 per unit in order to raise up to a total of $750,000. Each unit consisted of a Promissory Note of $50,000 and a Common Stock Purchase Warrant to purchase 25,000 shares of the Company's common stock exercisable at $.16 per share. The purchase warrants expire in five years from the date of the warrant. The notes had a term of one year and provided for interest accrual on the unpaid principal balance of 10% per year. Under the terms of the note, interest is payable quarterly commencing on May 20, 2003. In fiscal 2003, the Company received funds in the amount of $750,000 in connection with the private placement and issued 375,000 in purchase warrants. In May 2004, note holders comprising the $750,000 notes payable converted $175,000 of debt into 673,078 shares of common stock. Additionally, the Company repaid notes holders $550,000. As of December 31, 2004, the Company has a remaining note payable of $25,000 and has accrued interest in the amount of $20,438 in connection with the notes.

                       SENSE HOLDINGS, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                                DECEMBER 31, 2004

NOTE 7 - LOANS PAYABLE (CONTINUED)

In connection with the warrants issued with the notes, the Company recorded imputed interest in the amount of $120,832 that will be amortized over the life of the notes. For the years ended December 31, 2004 and 2003, the amount of imputed interest charged to interest expense was $75,520 and $45,312, respectively.

In connection with this transaction, in 2003, the Company issued warrants to purchase 150,000 shares of common stock, as compensation to the placement agent. The Company valued these warrants utilizing the Black-Scholes options pricing model at approximately $0.38 or $57,615 and recorded non-cash consulting expense.

NOTE 8 - MARGIN LOAN PAYABLE

The Company has a margin loan payable balance of $18,530 as of December 31, 2004, which was used to purchase the various government securities. This margin loan bears interest at a variable rate. The rate on the margin loan was 9% at December 31, 2004. The securities purchased with the funds are held by the clearing agent as collateral. The margin loan is due and repaid as the securities are sold.

NOTE 9 - COMMITMENTS

Operating Lease

The Company leases office space under an operating lease commencing March 1, 2002. The lease terminated on February 28, 2005. Subsequent to February 2005, the Company is on a month-to-month lease. At December 31, 2004, minimum rental commitments are as follow:

                     2005                       $ 7,305
                                                =======

For the years ended December 31, 2004 and 2003 rent expense was $56,546 and $59,549, respectively.

License Agreement

On August 27, 2001, the Company entered into a license agreement with a software development company. Under the terms of the agreement, the Company has been granted a non-exclusive, non-transferable right to incorporate, use, copy, reproduce, market, sell, and distribute the software company's technology in its identification systems. The agreement expires on August 31, 2004 and may be renewed for an additional year. The Company paid an initial transfer fee of $25,000 and is required to pay an annual maintenance fee of $15,300. In addition, the Company is required to pay royalty fees in the amount of between $10 and $25 per system sold, depending on the quarterly volume. Under the terms of the original agreement the Company was required to pay a minimum quarterly royalty fee of $25,000 beginning in 2003. In December 2002, both parties agreed to amend the agreement and reduced the required minimum quarterly royalty fee to $5,000 beginning in 2003.

                       SENSE HOLDINGS, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                                DECEMBER 31, 2004

NOTE 10 - INCOME TAXES

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). SFAS No. 109 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax bases of assets and liabilities, and for the expected future tax benefit to be derived from tax loss and tax credit carryforwards. SFAS No. 109 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets. The provision (benefit) for income taxes differs from the amounts computed by applying the statutory federal income tax rate to income (loss) before provision for income taxes, the reconciliation is as follows:

                                       Year Ended December   Year Ended December
                                            31, 2004              31, 2003
                                       -------------------   -------------------
Tax benefit computed at statutory rate     $ (510,000)           $ (479,000)
                 Permanent differences        118,500                85,500
    State income taxes, net of benefit        (15,000)              (20,000)
       Income tax benefit not utilized        406,500               413,500
                                           ----------            ----------

                Net income tax benefit     $        -            $        -
                                           ==========            ==========

The Company has a net operating loss carry forward for tax purposes totaling approximately $6,500,000 at December 31, 2004, expiring through the year 2024. Such amounts would be subject to the limitations under Section 382 of the Internal Revenue Code relating to changes in ownership.

Listed below are the tax effects of the items related to the Company's net tax asset:

                                                December 31,     December 31,
                                                     2004            2003
                                                ------------     ------------
Tax benefit of net operating loss carryforward  $  2,273,000     $  1,846,500
Impairment of license agreement                            -           42,000
Other                                                 29,200            8,000
Valuation Allowance                               (2,302,200)      (1,896,500)
                                                ------------     ------------

Net deferred tax asset recorded                 $          -     $          -
                                                ============     ============

After consideration of all the evidence, both positive and negative, management has recorded a valuation allowance at December 31, 2004 and 2003, due to the uncertainty of realizing the deferred income tax assets. The valuation allowance was increased by $405,700 from the prior year.

                       SENSE HOLDINGS, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                                DECEMBER 31, 2004

NOTE 11 - SHAREHOLDERS' EQUITY

Common Stock

During the year ended December 31, 2003, the Company amortized deferred compensation of $4,048 related to commons shares issued in fiscal 2002.

In fiscal 2002, a former employee of the Company was issued 15,000 shares of common stock from the company's 2001 Equity Compensation Plan as settlement of a contractual dispute. During the quarter ended March 31, 2003 the Company canceled the same 15,000 shares of stock that were returned to the Company by the former employee in connection with the settlement.

During the period ended March 31, 2003, the Company issued 30,250 shares of its common stock for services rendered. The shares were issued at the fair value at the date of the issuance at prices ranging from $.27 to $.42. The Company recorded an expense of $10,867.

During the quarter ended June 30, 2003 the Company issued 133,000 shares of its common stock for services rendered. The shares were issued at the fair value at the date of the issuance at prices ranging from $.19 to $.22. The Company recorded an expense of $25,930.

During the quarter ended September 30, 2003 the Company issued 14,720 shares of its common stock for services rendered. The shares were issued at the fair value at the date of the issuance at prices ranging from $.24 to $.35. The Company recorded an expense of $4,646.

During the quarter ended December 31, 2003, the Company issued 23,640 shares of its common stock for services rendered to an employee. The shares were issued at the fair value at the date of the issuance at prices ranging from $.21 to $.26. The Company recorded an expense of $5,625.

On November 17, 2003, in connection with two-year consulting agreements expiring on November 16, 2005, the Company issued 1,390,000 shares of common stock for services rendered and to be rendered in the future. The Company valued these shares at their market value on the date of issuance of $.18 per share or $250,200. For the years ended December 31, 2004 and 2003, the Company recorded non-cash compensation expense of $125,100 and $15,637, respectively. At December 31, 2004, the Company recorded deferred compensation of $109,463 related to the issuance of these shares, which will be amortized over the remaining service period.

On December 31, 2003, the Company issued 70,000 shares of common stock in connection with the payment of past due and future rent. The Company valued these shares at their market value on the date of issuance of $.25 per share or $17,500 and for the years ended December 31, 2004 and 2003, recorded rent expense of $2,917 and $14,583, respectively.

In March 2004, the Company, by a vote of the majority shareholders and the approval of the board of directors, increased its authorized common shares to 100,000,000.

                       SENSE HOLDINGS, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                                DECEMBER 31, 2004

NOTE 11 - SHAREHOLDERS' EQUITY (CONTINUED)

Common Stock, continued

During the quarter ended March 31, 2004, the Company issued 117,625 common shares of its common stock for services rendered. These services include legal services, investment relation services and business development services. The shares were issued at the fair values at the date of the issuance which were at prices ranging from $.30 to $.34. In connection with these shares, the Company recorded non-cash compensation and consulting expense of $36,625.

During the quarter ended June 30, 2004, the Company issued 360,474 common shares of its common stock for services rendered. These services include legal services, investment relations services and business development services. The shares were issued at the fair values at the date of the issuance which were at prices ranging from $.23 to $.37. In connection with these shares, the Company recorded non-cash compensation and consulting expense of $103,171.

In April 2004, the Company consummated a capital raise through a private placement offered to accredited investors. The Company offered investment units each costing $35,000, with each unit consisting of (a) a number of shares of common stock of the Company determined by dividing the unit price by $.175 per share and (b) one common stock purchase warrants for every two shares of common stock received upon conversion with an exercise price of $.20 per share. In the event that the Company fails to satisfy registration rights, as defined, the purchase price will be adjusted to $.125 per share. In April 2004, the Company sold six units under the private placement aggregating 1,200,000 shares of common stock and 600,000 warrants for net proceeds of $210,000. The warrants expire in April 2009.

In May 2004, the Company consummated a capital raise through a private placement offered to accredited investors. The Company is offering, through a placement agent, investment units each costing $10,000, with each unit consisting of (a) a number of shares of common stock of the Company determined by dividing the
(i)unit price by (ii) a price equal to 80% of the 5-day average of the closing bid price of the shares of common stock prior to the initial closing or any subsequent closing of the Placement, with floor on the common stock purchase price of $.20 and a ceiling on the commons tock purchase price of $.26, and (b) a warrant to purchase, at any time prior to the fifth anniversary following the date of issuance of the warrant, a number of shares equal to 25% of the number of shares included with the unit, at a exercise price equal to $.50 per share of common stock. On May 10, 2004, the Company closed on its initial funding and issued 6,600,000 shares of common stock and granted 1,650,000 warrants for net proceeds of $1,188,000. In June 2004, the Company closed on additional funding and issued 3,200,000 shares of common stock and granted 800,000 warrants for net proceeds of $545,750.

                       SENSE HOLDINGS, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                                DECEMBER 31, 2004

NOTE 11 - SHAREHOLDERS' EQUITY (CONTINUED)

Common Stock, continued

In connection with the May 2004 private placement, the Company entered into a placement agency agreement with a third party agent. For services rendered under the Agency Agreement, the Company will pay a cash fee equal to 10% of the aggregate consideration received by the Company in the capital raise, a cash fee equal to five percent of the gross proceeds received by the Company upon the exercise of warrants related to this offering and 500,000 shares of common stock. The 500,000 shares of common stock shall increase pro rata following the time that $1,000,000 is raised in the offering up to a maximum of 1,300,000 common shares. Additionally, the Company reduced the exercise price of 342,475 warrants previously granted to the Placement Agent from $.50 to $.10 per share and extended the expiration date of these warrants to May 2009. Within 45 days of the final closing date, as defined, the Company is required to file an appropriate Registration Statement with the SEC. In June 2004, the Company issued 980,000 shares in connection with this agreement

In May 2004, note holders comprising the $750,000 notes payable converted $175,000 of debt into 673,078 shares of common stock.

In July 2004, the Company issued 9,402 common shares of its common stock for services rendered. These services include legal services. The shares were issued at the fair values at the date of the issuance of $.20 per share. In connection with these shares, the Company recorded non-cash compensation of $1,881.

On November 17, 2004, the Company entered into a six-month consulting agreement with a third party for business development and investor relations services. In connection with this consulting agreement, the Company agreed to issue an aggregate of 1,100,000 shares of common stock for services rendered over the contract period unless terminated earlier. The Company valued these shares at their fair market value based on the trading price on the date of issuance of $.23 per share or $253,000. For the year ended December 31, 2004, the Company recorded non-cash compensation expense of $63,250 and deferred compensation of $189,750 related to the issuance of these shares, which will be amortized over the remaining service period.

During the quarter ended December 31, 2004, the Company issued 28,764 common shares of its common stock for legal services rendered. The shares were issued at the fair values at the date of the issuance which were at prices ranging from $.16 to $.22. In connection with these shares, the Company recorded non-cash compensation expense of $5,625.

                       SENSE HOLDINGS, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                                DECEMBER 31, 2004

NOTE 11 - SHAREHOLDERS' EQUITY (CONTINUED)

Common Stock Option

1999 Stock Option Plan

On July 19, 1999, the board of directors adopted the Company's 1999 Stock Option Plan (the "1999 Plan"). The company has reserved 1,500,000 shares of common stock for issuance upon exercise of options granted from time to time under the 1999 stock option plan. The 1999 stock option plan is intended to assist the Company in securing and retaining key employees, directors and consultants by allowing them to participate in the Company's ownership and growth through the grant of incentive and non-qualified options. Under the stock option plan, the Company may grant incentive stock options only to key employees and employee directors, or the Company may grant non-qualified options to employees, officers, directors and consultants. The 1999 stock option plan is currently administered by the Company's board of directors. Subject to the provisions of the 1999 stock option plan, the board will determine who shall receive options, the number of shares of common stock that may be purchased under the options, the time and manner of exercise of options and exercise prices. The term of the options granted under the 1999 stock option plan may not exceed ten years (five years for an incentive stock option granted to an optionee owning more than 10% of our voting stock).

The exercise price for incentive stock options will be equal to or greater than 100% of the fair market value of the shares of the common stock at the time granted. However, the incentive stock options granted to a 10% holder of the Company's voting stock are exercisable at a price equal to or greater than 110% of the fair market value of the common stock at the date of the grant. The exercise price for non-qualified options will be set by the board, in its discretion, but in no event shall the exercise price be less than 75% of the fair market value of the shares of common stock on the date of grant. The exercise price may be payable in cash or, with the approval of the board, by delivery of shares or a combination of cash and shares. Shares of common stock received upon exercise of options will be subject to restrictions on sale or transfer.

2001 Equity Compensation Plan

On November 26, 2001, the board of directors adopted the Company's 2001 Equity Compensation Plan (the "2001 Plan"). The Company has reserved 2,000,000 shares of the Company's common stock. The purpose of the 2001 Plan is to provide designated employees, certain key advisors who perform services for the Company, and non-employee board members with the opportunity to receive grants of incentive stock options, nonqualified stock options and restricted stock. The Company believes that the Plan will encourage the participants to contribute materially to the growth of the Company, thereby benefiting the Company's shareholders. The Plan will be administered by the Company's board of directors or a committee appointed by the board. Subject to the provisions of the stock option plan, the board of directors or its appointed committee shall have the sole authority to determine the individuals to whom grants shall be made, the type, size and terms of the grants to be made to each individual. In addition, the board or its appointed committee will determine the time when the grants will be made and the duration of grants including exercise or restrictions and criteria for exercisability.

                       SENSE HOLDINGS, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                                DECEMBER 31, 2004

NOTE 11 - SHAREHOLDERS' EQUITY (CONTINUED)

Common Stock Option, continued

The term of the options granted under the 2001 Plan may not exceed ten years (five years for an incentive stock option granted to an optionee owning more than 10% of our voting stock). The exercise price for incentive stock options may be equal to or greater than the fair market value of the shares of the common stock at the time granted. However, the incentive stock options granted to a 10% holder of the Company's voting stock are exercisable at a price equal to or greater than 110% of the fair market value of the common stock at the date of the grant. In the case of an option granted that qualifies as performance based compensation, the exercise price may not be less than 100% of the fair market value of the Company's stock on the date of grant. The exercise price for non-qualified options granted to non-employee directors, shall equal 100% of the fair market value of the Company's common stock at the date of grant. The exercise price may be payable in cash or, with the approval of the board, by delivery of shares or a combination of cash and shares. Shares of common stock received upon exercise of options will be subject to restrictions on sale or transfer.

On July 15, 2003, the Company granted 25,000 options to a consultant for services rendered. The warrants expire 2 years from the date of grant and are exercisable at $0.18 per option. The Company valued these warrants utilizing the Black-Scholes options pricing model at approximately $0.073 or $1,832 and recorded non-cash consulting expense.

In 2004 and 2003, the Company cancelled 1,780,000 and 131,333 options, respectively, that were not exercised prior to expiration or termination of employment from employees or were cancelled by the Company.

On December 30, 2004, the Company granted options to purchase 1,520,000 shares of common stock to employee and directors of the Company. The options are exercisable at $0.19 per share, which was greater than the fair market value of the common stock at the grant date. Accordingly, under APB 25, no compensation expense was recognized.

Stock option activity for the years ended December 31, 2004 and 2003 is summarized as follows:

                                               Number of     Weighted average
                                                 shares       exercise price
                                               ----------    ----------------
         Outstanding at December 31, 2002       2,451,333        $   0.57
             Granted                               25,000            0.18
             Exercised                                  -               -
             Cancelled                           (131,333)           0.57
                                               ----------        --------

         Outstanding at December 31, 2003       2,345,000            0.56
             Granted                            1,520,000            0.22
             Exercised                                  -               -
             Cancelled                         (1,780,000)           0.53
                                               ----------        --------

         Outstanding at December 31, 2004       2,085,000        $   0.35
                                               ==========        ========

                       SENSE HOLDINGS, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                                DECEMBER 31, 2004

NOTE 11 - SHAREHOLDERS' EQUITY (CONTINUED)

Common Stock Option, continued

The following table summarizes the Company's stock options outstanding at December 31, 2004:

                                 Options outstanding and exercisable
                                 -----------------------------------
                                               Weighted      Weighted
                                                average      average
            Range of                           remaining     exercise
         exercise price           Number         life         price
         ---------------         ---------     ---------     --------
         $          0.69           375,000       1.00          0.69
         $     0.75-0.79           165,000       1.00          0.78
         $          0.27           500,000       1.50          0.27
         $     0.18-0.19         1,045,000       3.00          0.19
                                 ---------
                                 2,085,000
                                 =========

Common Stock Warrants

On September 19, 2003, the Company granted 100,000 warrants to a consultant for services rendered. The warrants expire 5 years from the date of grant and are exercisable at $0.55 per warrant. The Company valued these warrants utilizing the Black-Scholes options pricing model at approximately $0.22 or $22,450 and recorded non-cash consulting expense.

As of December 31, 2003, in connection with the private placement discussed in
Note 8, the Company granted 375,000 warrants to purchase 375,000 shares of the Company's common stock exercisable at $.16 per share. The purchase warrants expire in five years from the date of the warrant. In connection with this transaction, the Company issued warrants to purchase 150,000 shares of common stock, as compensation to the placement agent. The Company valued these warrants utilizing the Black-Scholes options pricing model at approximately $0.38 or $57,615 and recorded non-cash consulting expense.

Stock warrant activity for the years ended December 31, 2004 and 2003 is summarized as follows:

                                               Number of     Weighted average
                                                shares        exercise price
                                               ---------     ----------------
         Outstanding at December 31, 2002       6,007,590        $   0.99
             Granted                              625,000            0.22
             Exercised                                  -               -
             Cancelled                                  -               -
                                               ----------        --------

         Outstanding at December 31, 2003       6,632,590            1.06
             Granted                            3,050,000            0.44
             Exercised                                  -               -
             Cancelled                                  -               -
                                               ----------        --------

         Outstanding at December 31, 2004       9,682,590        $   0.87
                                               ==========        ========

                       SENSE HOLDINGS, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                                DECEMBER 31, 2004

The following table summarizes the Company's stock warrants outstanding at December 31, 2004:

                       Warrants outstanding and exercisable
                --------------------------------------------------
                                              Weighted      Weighted
                                               average      average
            Range of                          remaining     exercise
         exercise price           Number         life         price
         --------------         ---------     ---------     --------
         $    0.50-0.55         3,531,300        2.37         0.50
         $    1.25-1.50         5,026,290        2.56         1.28
         $    0.16-0.20         1,125,000        4.25         0.18
                                ---------

                                9,682,590
                                =========

NOTE 12 - SUBSEQUENT EVENTS

In January 2005, the Company issued 605,000 shares of common stock for exercise of warrants for net proceeds of $120,800.

On January 1, 2005, the Company entered into a consulting agreement with a third party for business development services for a six-month period. In connection with the consulting agreement, the Company issued 75,000 common shares of its common stock for services rendered and to be rendered in the future. The shares were issued at the fair values at the date of the issuance of $.17 per share. In connection with these shares, the Company recorded deferred compensation of $12,750 which will be amortized over the service period.

In February 2005, the Company issued 70,000 shares of common stock for accrued rent of $14,700.

Employment agreement

On April 1, 2005, the Company entered into three-year employment contracts with our Chief Executive Officer, Chief Financial Officer and Chief Technology Officer which expire on April 1, 2008. Specific terms are detailed below:

         Pursuant to an employment agreement with the Company's chief executive officer (CEO), in consideration for services as CEO, effective April 1, 2005, the Company will pay CEO a salary of $137,500 per annum through May 6, 2005 and $156,000 through May 7, 2006. In addition, CEO is provided a car allowance of up to $ 500 per month.

         Pursuant to an employment agreement with the Company's chief financial officer (CFO), in consideration for services as CFO, effective April 1, 2005, we will pay Mr. Goldrich a salary of $137,500 per annum through May 6, 2005 and $156,000 through May 7, 2006. In addition, CFO is provided a car allowance of up to $ 500 per month.

                       SENSE HOLDINGS, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                                DECEMBER 31, 2004

NOTE 12 - SUBSEQUENT EVENTS

Employment agreement (continued)

         Pursuant to an employment agreement with the Company's chief technical officer (CTO), in consideration for services as CTO, effective April 1, 2005, we will pay CTO a salary of $96,800 per annum.

INCENTIVE COMPENSATION

In addition to the base salary, each of the Company's executives who have employment agreements with the Company are entitled to receive, as incentive compensation in respect of each calendar year (or portion thereof), an amount determined in accordance with any bonus or short term incentive compensation program (which may be based upon achieving certain specified performance criteria) which may be established by the board. The Company's Board of Directors shall review the determination as to the amounts of any awards available to our executives under these programs at least annually. The review shall ensure that such amounts are competitive, and comparable, with awards granted to similarly situated executives of publicly held companies comparable to the Company.

OTHER BENEFITS

The employment agreements with our executives also provide other benefits. Executives receive 10 paid vacation days and such other paid holidays in accordance with Sense's policy. In addition, they are compensated in accordance with Sense's disability policies. An executive may receive up to six (6) months salary continuation in the event of short-term disability. An executive may be granted permission to be absent from the Company during working days to attend professional meetings and to attend to such outside professional duties in the biometrics field as have been mutually agreed upon. Attendance at such approved meetings and accomplishment of approved professional duties shall be fully compensated service time and shall not be considered vacation time. We shall reimburse the executive for all expenses incurred by the executive incident to attendance at approved professional meetings and such entertainment expenses incurred by the executive in furtherance of the Company's interests, provided, however, that such reimbursement is approved by the Board of Directors. We pay dues to professional associations and societies and to such service organizations and clubs of which the executive is a member, which has been approved by the Board of Directors as being in the best interests of the Company. The executives receive all other fringe benefits to which all other employees of Sense are entitled.

                       SENSE HOLDINGS, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                                DECEMBER 31, 2004

NOTE 12 - SUBSEQUENT EVENTS

Employment agreement (continued)

TERMINATION

In the event of involuntary termination without "cause" or disability, each executive will be entitled to the following compensation for the succeeding 24 months following the date of termination:

o A total of two hundred (200%) percent of the executive's base compensation in effect on the date of the employment termination; plus

o A total of two hundred (200%) percent of the executive's annual incentive bonus earned on a quarterly basis as of the date of the termination, assuming the executive was employed on the last day of the quarter in which termination of employment occurred.

In the event the executive is terminated for "cause" the executive will be entitled to any unpaid salary through the date of termination and deferred compensation will be forfeited. In the event there is a "Change in Control", we will be required to pay the executive a lump sum equal to 299% of the executive's base compensation in effect on the date of employment plus 299% of the executive's prior year incentive bonus. The executives may, at their discretion, elect to terminate the contract the executive must give the board 90 days written notice and the executive would not be entitled to severance benefits.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in Sunrise, Florida on May 26, 2005.


                                        SENSE HOLDINGS, INC.

                                        By:  /s/ Dore Scott Perler
                                             ---------------------
                                        Dore Scott Perler
                                        Principal Executive Officer,
                                        Chief Executive Officer
                                        President and Chairman of the Board

                                        By:  /s/ Andrew Goldrich
                                             -------------------
                                        Andrew Goldrich
                                        Principal Financial Officer,
                                        Chief Financial Officer, Vice President,
                                        Secretary and Treasurer


Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

     SIGNATURE                           TITLE                       DATE
     ---------                           -----                       ----

/s/ Dore Scott Perler          Chief Executive Officer,         May 26, 2005
---------------------          President and Chairman of
Dore Scott Perler              the Board (Principal
                               Executive Officer)


/s/ Andrew Goldrich            Chief Financial Officer,         May 26, 2005
-------------------            Vice President and Director
Andrew Goldrich                Treasurer and Secretary
                               (Principal Financial Officer)


/s/ Shawn Tartaglia            Chief Technical Officer          May 26, 2005
-------------------            Vice President and Director
Shawn Tartaglia


/s/ Julie Slater               Director                         May 26, 2005
----------------
Julie Slater